Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

july 11, 2024

by and among

BCPE Pequod Buyer, Inc.,

BCPE Pequod Merger Sub, Inc.

and

ENVESTNET, INC.

i

ii

Exhibits

Exhibit A	Certain Definitions	A-1

Exhibit B	Certificate of Incorporation	B-1

Exhibit C	Form of Support and Rollover Agreement	C-1

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of July 11, 2024 is by and among BCPE Pequod Buyer, Inc., a Delaware corporation (“Parent”), BCPE Pequod Merger Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and Envestnet, Inc., a Delaware corporation (the “Company”). Each of Parent, Merger Sub and the Company is sometimes referred to individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub shall merge with and into the Company (the “Merger”), with the Company surviving the Merger, pursuant to the provisions of the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the boards of directors of each of Parent (the “Parent Board”) and Merger Sub (the “Merger Sub Board”) have (a) approved and declared advisable this Agreement and the Transactions contemplated hereby, and (b) determined that the terms of this Agreement and the Transactions are fair to, and in the best interests of, Parent or Merger Sub and their respective shareholders, as applicable;

WHEREAS, Parent, as the sole shareholder of Merger Sub, will adopt this Agreement promptly following its execution;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) approved and declared advisable this Agreement and the Transactions contemplated hereby, (b) determined that the terms of this Agreement and the Transactions contemplated hereby are fair to, and in the best interests of, the Company and the Company’s shareholders, (c) directed that the adoption of this Agreement be submitted to a vote of the Company’s shareholders at the Company Shareholders Meeting, and (d) subject to the terms and conditions of this Agreement, resolved to recommend that the Company’s shareholders approve the adoption of this Agreement and approve the Merger on the terms and subject to the conditions set forth herein (the “Board Recommendation”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and an inducement to the Company’s willingness to enter into this Agreement, (a) the Equity Investors have entered into equity financing commitment letters in favor of Parent (collectively, the “Equity Commitment Letters”), pursuant to which the Equity Investors have committed, on the terms and subject to the conditions therein, to invest in Parent the amounts set forth therein (collectively, the “Equity Financing”), (b) the Guarantors have delivered limited guarantees (collectively, the “Limited Guarantees”) in favor of the Company and pursuant to which, subject to the terms and conditions contained therein, the Guarantors are guaranteeing certain payment obligations of Parent and Merger Sub contained in this Agreement and (c) Parent has entered into a debt commitment letter (together with the schedules, annexes and exhibits thereto, the “Debt Commitment Letter”) and a preferred equity commitment letter (together with the schedules, annexes and exhibits thereto, the “Preferred Equity Commitment Letter”) with the Financing Sources party thereto (such commitment letters, the “Financing Commitment Letters” and, collectively with the Equity Commitment Letters, the “Commitment Letters”) and the fee letter related to the Debt Commitment Letter (the “Debt Financing Fee Letter”), pursuant to which the Financing Sources party thereto have committed, on the terms and subject to the conditions set forth therein, to provide to Parent or Merger Sub the amount of financing described therein, the proceeds of which shall be used to, among other things, fund a portion of the Transactions (the “Capital Financing” and, together with the Equity Financing, the “Financing”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, each of the Rollover Stockholders has entered into a support and rollover agreement (collectively, the “Support and Rollover Agreements”) with the Company, Merger Sub and Parent (and/or its Affiliates) in the forms attached hereto as Exhibit C, dated as of the date of this Agreement, with respect to certain obligations of such Rollover Stockholders relating to this Agreement, including an agreement to contribute, directly or indirectly, certain of its Common Shares to Parent (or any direct or indirect parent company thereof) as specified in the applicable Support and Rollover Agreement; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with Transactions, and also to prescribe various conditions hereto.

NOW, THEREFORE, in consideration of the promises and the respective representations, warranties, covenants and agreements set forth herein, the Parties hereto agree as follows:

Article I
DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the capitalized terms have the respective meanings ascribed to such terms in Exhibit A or as otherwise defined elsewhere in this Agreement.

Article II
THE MERGER

Section 2.1 The Merger.

(a) On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving company in the Merger under the DGCL (such surviving company, the “Surviving Company”), such that the Surviving Company will be a wholly owned Subsidiary of Parent. The Merger will have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the rights, privileges, immunities, powers, objects and purposes of the Company and Merger Sub will vest in the Surviving Company, and all claims, debts, liabilities and obligations of the Company and Merger Sub will be the claims, debts, liabilities and obligations of the Surviving Company.

(b) On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Company, Parent and Merger Sub shall cause a certificate of merger (the “Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware and make all other filings or recordings, in each case as required by the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being referred to as the “Effective Time”).

Section 2.2 Closing. The closing of the Merger (the “Closing”) shall take place (a) remotely by exchange of documents and signatures (or their electronic counterparts), in each case, on the third Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied by the delivery of documents or the taking of actions at the Closing, each of which is capable of being satisfied at the Closing) shall be satisfied or waived in accordance with this Agreement or (b) at such other place, method, date or time as the Company and Parent may agree in writing; provided, however, that, without the prior written consent of Parent, the Closing shall not occur prior to the date that is one hundred and thirty-five (135) days following the date of this Agreement in order to obtain the Advisory Contract Client Consents pursuant to Section 6.6 hereof. For purposes of this Agreement, “Closing Date” means the date on which the Closing occurs.

Section 2.3 Organizational Documents of the Surviving Company. At the Effective time, the certificate of incorporation of the Surviving Company shall be amended and restated in the form attached as Exhibit B, until thereafter changed or amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation.  The Parties shall take all necessary action such that the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall become the bylaws of the Surviving Company (except that all references in such bylaws of Merger Sub to its name, date of incorporation, registered office or registered agent shall instead refer to the name, date of incorporation, registered office and registered agent, respectively, of the Surviving Company) until, subject to Section 7.1, thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Company and such bylaws.

Section 2.4 Directors and Officers of the Surviving Company. The Parties shall take all requisite actions such that, from and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Company, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Company, in each case, until their respective successors are duly elected or appointed and qualified or until their earlier death, incapacitation, retirement, resignation or removal.

Section 2.5 Effect of the Merger on Share Capital.

(a) As of the Effective Time, by virtue of the Merger, subject to the other provisions of this Article II and Article III,

(i) each Common Share issued and outstanding immediately prior to the Effective Time, including any Common Shares to the extent issued and converted in accordance with the terms of this Agreement and the Convertible Notes Indentures (as defined below) (other than Excluded Shares, which shall be canceled at the Effective Time pursuant to Section 2.5(c), any Rollover Shares, any Common Shares covered under Section 2.6, and any Common Shares that are Dissenting Shares covered under Section 2.7) shall, by virtue of the Merger and without any action on the part of any holder thereof, Parent, Merger Sub or the Company, be converted into the right to receive $63.15 per Common Share, in cash, without interest and less any amounts required to be deducted or withheld in accordance with Section 3.8 (the “Merger Consideration”).

(ii) all of the Common Shares converted into the right to receive the Merger Consideration pursuant to Section 2.5(a) shall no longer be outstanding, shall automatically be canceled and retired and shall cease to exist, and each holder of either (A) a certificate (each a “Certificate”) or (B) non-certificated Common Shares represented by book entry (“Book-Entry Shares”) previously representing any such Common Shares shall thereafter cease to have any rights with respect to such securities, except the right to receive the Merger Consideration to be paid in consideration therefor upon the exchange of any Certificates or Book-Entry Shares, as applicable, in accordance with Article III.

(b) If, at any time during the period between the date of this Agreement and the Effective Time, any class of outstanding Common Shares is changed into a different number or class of shares, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares or any stock dividend or stock distribution thereon with a record date during such period, then the Merger Consideration (including Merger Consideration payable in respect of the Company Equity Awards) shall be appropriately equitably adjusted to reflect the effect of such change; provided, however, that (i) nothing in this Section 2.5(b) shall be construed to permit the Company to take any action with respect to its securities that is otherwise prohibited by the terms of this Agreement and (ii) the aggregate amount payable by Parent pursuant to this Agreement shall not be affected by such adjustment.

(c) At the Effective Time, all Common Shares that, immediately prior to the Effective Time, (i) are owned by Parent (or any of its Affiliates), Merger Sub or the Company or any direct or indirect wholly owned Subsidiaries of Parent (or any of its Affiliates), Merger Sub or the Company (including the Rollover Shares) or (ii) are held in treasury of the Company (such Common Shares, together with the Common Shares described in clause (i), the “Excluded Shares”) shall automatically be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor. The Rollover Shares shall not be entitled to receive any of the Merger Consideration and shall, immediately prior to the Closing, be contributed, directly or indirectly, to Parent (or any of its Affiliates) pursuant to the terms of the applicable Support and Rollover Agreement and treated in accordance with the preceding sentence.

(d) At the Effective Time, all of the issued and outstanding shares of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into 1,000 fully paid and nonassessable shares of common stock, par value $0.001 per share, of the Surviving Company, which shall constitute the only outstanding equity interests of the Surviving Company immediately following the Effective Time.

Section 2.6 Company Equity Awards.

(a) As of the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Merger Sub or the Company (other than as set out in this Section 2.6(a)(i)), the Company Board (or, if appropriate, any committee thereof administering the Company Stock Plan) shall adopt such resolutions as may be required and take all corporate action necessary to (i) terminate the Company Stock Plans as of the Effective Time, in each case, without liability to the Company, Parent, the Surviving Company or any of their respective Affiliates or Subsidiaries, other than the obligation to make the payments described in this Section 2.6 and (ii) effect the following in respect of each Company Equity Award, provided, however, prior to adopting any such resolutions or taking any such action, but in no event less than five (5) Business Days prior thereto, the Company shall provide Parent with drafts of all notices, resolutions, consents and other written actions as may be required to effectuate the provisions of this Section 2.6 for Parent’s reasonable review and comment:

(i) each restricted share unit award in respect of Common Shares granted under a Company Stock Plan (including any such share unit that is payable in cash or other property, the value of which is determined with reference to the value of Common Shares) subject solely to service-based vesting requirements and not performance-based vesting requirements (each, a “Company RSU Award”) that is outstanding as of the Effective Time shall be canceled and converted into the right of the holder thereof to receive as of the Effective Time (A) to the extent vested as of immediately prior to the Effective Time, a cash payment equal to (x) the Merger Consideration multiplied by (y) the total number of Common Shares subject to such Company RSU Award immediately prior to the Effective Time and (B) to the extent unvested as of immediately prior to the Effective Time, an amount in cash equal to (x) the Merger Consideration, multiplied by (y) the total number of Common Shares subject to the unvested portion of such Company RSU Award immediately prior to the Effective Time (the “Company RSU Deferred Cash Award”), in each case, on the terms set forth in Section 2.6(b);

(ii) each restricted share unit award in respect of Common Shares granted under a Company Stock Plan (including any such share unit that is payable in cash or other property, the value of which is determined with reference to the value of Common Shares) subject to performance-based vesting requirements (each, a “Company PSU Award”) that is outstanding as of the Effective Time shall be canceled and converted into the right of the holder thereof to receive (A) to the extent vested as of immediately prior to the Effective Time, a cash payment equal to (1) the Merger Consideration multiplied by (2) the total number of Common Shares subject to such Company PSU Award immediately prior to the Effective Time and (B) to the extent unvested as of immediately prior to the Effective Time, an amount in cash equal to (1) the Merger Consideration, multiplied by (2) the total number of Common Shares issuable under such Company PSU Award immediately prior to the Effective Time based on actual performance (the “Company PSU Deferred Cash Award”) on the terms set forth in Section 2.6(b). For purposes of clause (B)(2) of the immediately preceding sentence, the total number of Common Shares issuable under such Company PSU Award shall be based the greater of (x) target performance and (y) actual performance through a truncated performance period ending immediately prior to the Effective Time (as determined in the good faith discretion of the compensation committee of the Company Board, which determination shall be effective as of the Effective Time); and

(iii) each option to purchase Common Shares granted under a Company Stock Plan (each, a “Company Option Award”), whether vested or unvested, that is outstanding and unexercised as of the Effective Time, shall be canceled and converted into the right to receive a cash payment equal to (A) the excess, if any, of the Merger Consideration over the exercise price per Common Share subject to such Company Option Award as of the Effective Time, multiplied by (B) the total number of Common Shares subject to such Company Option Award immediately prior to the Effective Time. Notwithstanding the foregoing, any Company Option Award that has an exercise price per Common Share subject to such Company Option Award, whether vested or unvested, that is greater than or equal to the Merger Consideration shall be cancelled at the Effective Time for no consideration and shall have no further force or effect.

(b) Each Company RSU Deferred Cash Award will, subject to the holder of such award’s continued employment or service with Parent or its Affiliates (including the Surviving Company or its Subsidiaries) through the applicable vesting dates, vest at the same time as the Company RSU Award for which such Company RSU Deferred Cash Award was exchanged would have vested pursuant to its terms, subject to any provisions under the holder’s existing employment or severance arrangements in effect as of the date hereof, the Company Stock Plans and applicable award agreements providing for accelerated vesting upon a qualifying termination of employment as in effect on the date hereof (“Acceleration Provisions”). Each Company RSU Deferred Cash Award shall otherwise have the same terms and conditions as applied to the Company RSU Award for which it was exchanged, except for terms rendered inoperative by reason of the Transactions and the provisions of this Section 2.6 and other administrative or ministerial changes reasonably determined by Parent. Each Company PSU Deferred Cash Award will, subject to the holder of such award’s continued employment or service with Parent or its Affiliates (including the Surviving Company or its Subsidiaries) through the end of the performance period applicable to the Company PSU Award for which the Company PSU Deferred Cash Award was exchanged, vest solely based on continued employment or service on the last day of such performance period, subject to any Acceleration Provisions. Each Company PSU Deferred Cash Award shall otherwise have the same terms and conditions as applied to the Company PSU Award for which it was exchanged, except for terms rendered inoperative by reason of the Transactions and the provisions of this Section 2.6 and other administrative or ministerial changes reasonably determined by Parent. Parent shall cause the Surviving Company to, and the Surviving Company shall, pay the consideration payable pursuant to Section 2.6(a)(i) and Section 2.6(a)(ii) in respect of each Company RSU Deferred Cash Award or Company PSU Deferred Cash Award, as applicable, no later than the second regularly scheduled payroll that occurs following the applicable vesting date and pay the consideration payable pursuant to Section 2.6(a)(i) and Section 2.6(a)(ii) in respect of each vested Company RSU Award or vested Company PSU Award and Section 2.6(a)(iii) in respect of the Company Option Awards on the second regularly scheduled payroll that occurs following the Effective Time, in each case, net of any applicable withholding Taxes or deductions required under any provision of federal, state, local or foreign Tax Law with respect to the making of such payment, to the Persons entitled to receive such consideration through, to the extent applicable, the Surviving Company’s payroll; provided, however, that to the extent payment within such time or on such date would trigger a Tax or penalty under Section 409A of the Code, such payments shall be made on the earliest date that payment would not trigger such Tax or penalty.

Section 2.7 Shares of Dissenting Holders. Notwithstanding anything in this Agreement to the contrary, Dissenting Shares outstanding immediately prior to the Effective Time shall not be converted into the right to receive Merger Consideration, but shall, by virtue of the Merger, be entitled to only such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, that if any holder of such Dissenting Shares shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to appraisal and payment under the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then such Dissenting Shares shall have the rights and obligations provided in Section 262 of the DCGL. Within ten (10) days after the Effective Time, the Surviving Company shall provide each applicable holder of Dissenting Shares with the notice contemplated by Section 262(d)(1) of the DGCL. The Company shall give prompt written notice to Parent of any written demands received by the Company for appraisal of any Dissenting Shares, withdrawal of such demands, and any other instruments received by the Company from holders of Dissenting Shares relating to rights of appraisal, and Parent shall have the right to participate in all negotiations and Proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any voluntary payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. Prior to the Effective Time, Parent shall not require the Company to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Article III
EXCHANGE OF CERTIFICATES

Section 3.1 Paying Agent. Parent will designate Equiniti Trust Company, LLC or another bank or trust company that is reasonably acceptable to the Company to act as agent for the holders of the Common Shares in connection with the Merger (the “Paying Agent”) and to receive the funds to which holders of the Common Shares will become entitled in accordance with Section 2.5(a)(i). Parent will deposit or cause to be deposited with the Paying Agent on a timely basis, promptly after the Effective Time (and in any case no later than the Business Day following the Effective Time), and as and when needed after the Effective Time, cash necessary to pay the funds to which holders of the Common Shares will become entitled in accordance with Section 2.5(a)(i) (the “Exchange Fund”). Parent shall be responsible for all expenses of the Paying Agent. If the Exchange Fund is inadequate to pay the aggregate Merger Consideration to which holders of the Common Shares are entitled in accordance with Section 2.5(a)(i), Parent will promptly deposit, or cause the Surviving Company promptly to deposit, additional cash with the Paying Agent sufficient to make all payments of the Merger Consideration, and Parent and the Surviving Company will in any event be liable for payment thereof. The Paying Agent may invest the cash in the Exchange Fund as directed by Parent; provided, however, that any investment shall be in obligations of or guaranteed as to principal and interest by the U.S. government in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Financial Services, LLC, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three (3) months. Any interest and other income resulting from such investments will be paid to Parent.

Section 3.2 Exchange Procedures. Promptly after the Effective Time (but in no event later than five (5) Business Days thereafter), the Paying Agent will mail to each holder of record of a Certificate, which immediately prior to the Effective Time represented outstanding Common Shares, whose shares were converted in accordance with Section 2.5(a)(i), into the right to receive the Merger Consideration (a) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificate will pass, only upon proper delivery of the Certificate to the Paying Agent and will be in such form and have such other provisions as Parent may reasonably specify) and (b) instructions for effecting the surrender of the Certificate in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed and properly completed and such other documents as may be reasonably requested by the Paying Agent, the holder of such Certificate will be entitled to receive in exchange therefor an amount in cash equal to the Merger Consideration (such payments to be net of applicable Taxes withheld in accordance with Section 3.8) for each Common Share formerly represented by such Certificate, and the Certificate so surrendered will forthwith be cancelled and retired and shall cease to exist. Until surrendered as contemplated by this Section 3.2, each Certificate will be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Section 3.2, without interest thereon, and will not evidence any interest in, or any right to exercise the rights of a stockholder or other equity holder of, the Company or the Surviving Company. Notwithstanding anything to the contrary in this Agreement, any holder of Book-Entry Shares will not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article III. In lieu thereof, each holder of record of one or more Book-Entry Shares whose Common Shares were converted into the Merger Consideration will upon receipt by the Paying Agent of such evidence, if any, as the Paying Agent may reasonably request, be entitled to receive in respect of each such Common Share in exchange therefor an amount in cash equal to the Merger Consideration (such payments to be net of applicable Taxes withheld in accordance with Section 3.8). For the avoidance of doubt, no dividends or other distributions with respect to capital stock of the Surviving Company with a record date on or after the Effective Time will be paid to the holder of any unsurrendered Certificate or Book-Entry Shares.

Section 3.3 DTC Procedures. Prior to the Closing, Parent and the Company will cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) with the objective that, as promptly as possible following, and in any event within two (2) Business Days after the Effective Time, the Paying Agent will transmit to DTC or its nominees an amount in cash equal to the product of (a) the number of Common Shares (other than the Excluded Shares, Rollover Shares and any Dissenting Shares) held of record by DTC or such nominee immediately prior to the Effective Time and (b) the Merger Consideration.

Section 3.4 Certain Transfer Taxes. If any payment in accordance with the Merger is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it will be a condition of payment that (a) the Certificate or Book-Entry Shares surrendered will be properly endorsed or will be otherwise in proper form for transfer and (b) the Person requesting such payment will have paid all transfer and other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or will have established to the satisfaction of Parent that such Tax either has been paid or is not applicable. None of Parent, Merger Sub or the Surviving Company will have any liability for the transfer Taxes and other similar Taxes described in this Article III under any circumstances.

Section 3.5 Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the stock transfer books or ledger of the Company will be closed and thereafter no further registration of transfers of Common Shares will be made on the records of the Company. From and after the Effective Time, the holders of Certificates or Book-Entry Shares evidencing ownership of Common Shares outstanding immediately prior to the Effective Time will cease to have any rights with respect to such Common Shares, except as otherwise provided for herein or by Law. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Company, then they will be cancelled and exchanged as provided in this Article III.

Section 3.6 Termination of Exchange Fund; No Liability. At any time following twelve (12) months after the Effective Time, the Surviving Company will be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent pursuant to Section 3.1 and not disbursed (or for which disbursement is pending subject only to the Paying Agent’s routine administrative procedures) to holders of Certificates and Book-Entry Shares, and thereafter such holders will be entitled to look only to the Surviving Company (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares, without any interest thereon. Nonetheless, none of Parent, the Surviving Company nor the Paying Agent will be liable to any holder of a Certificate or Book-Entry Share for Merger Consideration delivered to a public official in accordance with any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Entity will become, to the extent permitted by applicable Law, the property of the Surviving Company or its designee, free and clear of all claims or interest of any Person previously entitled thereto and none of Parent, the Surviving Company nor the Paying Agent will be liable to any holder of a Certificate or Book-Entry Share for Merger Consideration delivered to a public official in accordance with any applicable abandoned escheat, property or similar Law.

Section 3.7 Lost, Stolen or Destroyed Certificates. If any Certificate will have been lost, stolen or destroyed, upon the making of an affidavit (in form and substance reasonably acceptable to Parent) of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in such amount as Parent or the Paying Agent may reasonably direct as indemnity against any claim that may be made against it or the Surviving Company with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto.

Section 3.8 Withholding Taxes. Each of Parent, Merger Sub, the Company and the Surviving Company will be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from any amounts payable or otherwise deliverable in accordance with this Agreement, or any other Ancillary Agreement such amounts as are required to be deducted or withheld therefrom in accordance with the Code, or any other applicable federal, state, local or non-U.S. Tax Law. To the extent such amounts are so deducted or withheld and remitted to the appropriate Tax Authority on a timely basis in accordance with applicable Law, such amounts will be treated for all purposes under this Agreement and any other agreement as having been paid to the Person to whom such amounts would otherwise have been paid. Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, any amounts subject to compensatory withholding and payable pursuant to or as contemplated by this Agreement or any other Ancillary Agreement will be remitted by the applicable payer to the Company for payment through the Company’s or a Company Subsidiary’s payroll procedures in accordance with applicable Law.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent that, except as disclosed in the (a) Company SEC Documents (including all exhibits and schedules thereto and documents listed in an exhibit index for the Company 10-K that are incorporated by reference in such exhibits and schedules, but excluding any disclosures in such Company SEC Documents in any cautionary or forward-looking information, including those contained in the “Risk Factors” or “Forward-Looking Statements” sections of such Company SEC Documents) filed or furnished on or after January 1, 2023, and at least two (2) Business Days prior to the date of this Agreement that are publicly available on EDGAR; provided, that, nothing disclosed in any such Company SEC Documents will be deemed to modify or qualify the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.4, Section 4.5, Section 4.10(b), Section 4.23, Section 4.24 and Section 4.25 or (b) disclosure schedules delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Schedules”):

Section 4.1 Corporate Existence and Power. The Company and each Company Subsidiary (a) is a legal entity duly incorporated, registered, organized and validly existing, (b) is in good standing under the Laws of the jurisdiction of its incorporation, formation or organization, as applicable, and (c) has the requisite power and authority to conduct its business in the manner in which its business is currently being conducted and to own, lease and operate its properties and assets in the manner in which its properties and assets are currently owned, leased and operated, in the case of clauses (b) and (c), except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified or licensed to do business and is in good standing (or local equivalent) in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing (or local equivalent) would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. True and correct copies of the Organizational Documents of the Company have been made available to Parent and are in full force and effect and the Company is not in material violation of any provision thereof. True and correct copies of the Organizational Documents of each Company Subsidiary have been made available to Parent and are in full force and effect and no Company Subsidiary is in violation of any provision thereof, except for such violations as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.2 Authorization.

(a) The Company Board has unanimously: (i) approved and declared advisable this Agreement and the Transactions contemplated hereby, (ii) determined that the terms of the Agreement and the Transactions contemplated hereby are fair to, and in the best interests of, the Company and the Company’s shareholders, (iii) directed that the adoption of this Agreement be submitted to a vote of the Company’s shareholders at the Company Shareholders Meeting, and (iv) subject to the terms and conditions of this Agreement, resolved to make the Board Recommendation. As of the date of this Agreement, the Board Recommendation has not been withdrawn, amended, rescinded or modified in any way and no Board Recommendation Change is in effect.

(b) Assuming the representations and warranties set forth in Section 5.6 are true and correct, (i) the Company has all necessary power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is party, to perform its obligations, covenants and agreements under this Agreement and the Ancillary Agreements to which it is party and, subject to obtaining the Company Shareholder Approval, to consummate the Transactions and (ii) the execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is party, and the consummation by the Company of the Transactions, have been duly authorized and approved by the Company Board, and, except for obtaining the Company Shareholder Approval, no other action on the part of the Company is necessary to authorize the consummation by the Company of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the other Parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (B) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought (collectively, “Creditors’ Rights”).

(c) The Company Shareholder Approval is the only vote or approval of the holders of any of the Company’s Capital Stock necessary under applicable Law or the Organizational Documents of the Company to adopt this Agreement and consummate the Transactions contemplated hereby, including the Merger.

Section 4.3 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions, require no action by or in respect of, or Consent of, any Governmental Entity to be requested or obtained by the Company or any of its Subsidiaries prior to the Closing other than (a) the filing of a Certificate of Merger with respect to the Merger with the Delaware Secretary of State pursuant to the DGCL and appropriate documents with relevant authorities of other states in which the Company is qualified to do business, (b) filings required under, and in compliance with other applicable requirements of, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and such other Consents, filings, declarations or registrations as are required to be made or obtained under any other Antitrust Laws set forth on Section 4.3 of the Company Disclosure Schedules, (c) compliance with any applicable requirements of the Exchange Act, including the filing with the SEC of the Proxy Statement, (d) compliance with any applicable requirements of the Securities Act, (e) the appropriate filings and approvals under the rules of the NYSE, (f) the filing of a CMA relating to the Transactions by the Broker-Dealer Entities and FINRA Approval thereof, (g) compliance with the regulatory requirements listed on Section 4.3(g) of the Company Disclosure Schedule, and (h) any other actions or filings in respect of any Governmental Entity the absence or omission of which, individually or in the aggregate, have not had, and would not be reasonably expected to have, a Company Material Adverse Effect.

Section 4.4 Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions do not and will not (a) contravene or conflict with or constitute a violation of the Organizational Documents of the Company or any Subsidiary of the Company, or, to the knowledge of the Company, of any Fund, (b) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company or any of its Subsidiaries, or, to the knowledge of the Company, any Fund, (c) result in a breach of, require any consent (other than the Advisory Contract Client Consents as described in Section 6.6) under, constitute a default (or an event that with notice or the passage of time would become a default) or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company or any of its Subsidiaries or to a loss of any benefit to which the Company or any of its Subsidiaries is entitled under, any Material Contract or Company Lease to which the Company or any of its Subsidiaries is a party or any Permit or similar authorization held by the Company or any of its Subsidiaries or any Fund or (d) result in the creation or imposition of any Encumbrance (other than any Permitted Encumbrance) on any property or other asset of the Company or any of its Subsidiaries, except for (w) solely to the extent related to any Fund, such contraventions, conflicts or violations referred to in clause (a), (x) such contraventions, conflicts or violations referred to in clause (b), (y) breaches, consents or defaults referred to in clause (c) or (z) Encumbrances referred to in clause (d) that, in each case, individually or in the aggregate, have not had a Company Material Adverse Effect.

Section 4.5 Capitalization.

(a) The authorized share capital of the Company consists of 500,000,000 Common Shares, and 50,000,000 Preferred Shares (collectively, the “Company Capital Stock”). As of July 8, 2024 (the “Company Measurement Date”), 55,221,888 Common Shares were issued and outstanding, and no Preferred Shares were issued and outstanding. As of the Company Measurement Date, 2,156,199 shares of Company Capital Stock were held in treasury of the Company. From the Company Measurement Date to the date of this Agreement, the Company has not issued or granted any Common Shares or Preferred Shares. All outstanding shares of Company Capital Stock and equity interests of each Company Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of, and are not subject to, any pre-emptive or similar rights. As of the Company Measurement Date, there were (i) 1,995,820 Common Shares underlying Company RSU Awards, 140,293 Common Shares underlying Company PSU Awards assuming such Company PSU Awards vest at their target level (and 227,782 Common Shares assuming such Company PSU Awards vest at their maximum level), 165,612 Common Shares issuable upon the exercise of outstanding Company Option Awards and (ii) 10,811,884 Common Shares reserved for issuance as may from time to time be issuable upon conversion of (A) $317.5 million aggregate outstanding amount of the Convertible Notes due 2025, with a conversion rate as of the date of this Agreement equal to 9.3682 shares of Common Shares per $1,000 principal amount, as provided in the indenture by and between the Company, as issuer, Envestnet Asset Management, Inc., as a guarantor, and U.S. Bank Trust Company, National Association, as trustee, dated August 20, 2020, governing the Convertible Notes due 2025 (the “2025 Convertible Notes Indenture”), and (B) $575 million aggregate outstanding amount of the Convertible Notes due 2027, with a conversion rate as of the date of this Agreement equal to 13.6304 shares of Common Shares per $1,000 principal amount, as provided in the indenture by and between the Company, as issuer, Envestnet Asset Management, Inc., as guarantor, and U.S. Bank Trust Company, National Association, as trustee, dated November 17, 2022, governing the Convertible Notes due 2027 (the “2027 Convertible Notes Indenture”, and collectively with the 2025 Convertible Notes Indenture, the “Convertible Notes Indentures”), to the extent converted in accordance with their terms and giving effect to the Transactions (assuming for this purpose that the Effective Time were to take place on the Company Measurement Date). Except as set forth in this Section 4.5, and except for changes since the close of business on the Company Measurement Date resulting from (x) the exercise, vesting or forfeiture, as applicable, of any Company Equity Award outstanding on such date in accordance with its terms, (y) the conversion of the Convertible Notes in accordance with their terms or (z) the payment, redemption or forfeiture of other securities issued as permitted by Section 6.1, there are (a) no shares of capital stock, other voting securities or equity interests of the Company or any of its Subsidiaries, (b) no options, warrants or other rights to acquire from the Company or any of its Subsidiaries any capital stock, voting securities or equity interests of the Company or any of its Subsidiaries or securities convertible into or exchangeable for capital stock, voting securities or equity interests of the Company or any of its Subsidiaries, (c) no bonds, debentures, notes or other Indebtedness of the Company or any of its Subsidiaries, in each case, that are linked to, or the value of which is in any way based upon or derived from, the value of the Company or any of its Subsidiaries or any part thereof, or any dividends or other distributions declared or paid on any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, or that have or that by their terms may have at any time (whether actual or contingent) the right to vote (or that are convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Common Shares, Preferred Shares or equity interests of any Company Subsidiary may vote, (d) no preemptive or similar rights, subscription or other rights, convertible securities, or other agreements, arrangements or commitments of any character relating to the capital stock or equity interests of the Company or any of its Subsidiaries, obligating the Company or such Subsidiary to issue, transfer or sell any capital stock, voting securities or equity interests of the Company or securities convertible into or exchangeable for capital stock, voting securities or equity interests of the Company, such Subsidiary or obligating the Company or such Subsidiary to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment, (e) no restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Company or equity interests of any of the Company’s Subsidiaries (the items in the foregoing clauses (a) through (e), including the Company Capital Stock, being referred to collectively as “Company Securities”) and (f) no obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Common Shares or any other Company Securities excluding, for the avoidance of doubt, from clauses (c), (d), (e) and (f) hereof, the Company Equity Awards and the Convertible Notes. With respect to any Company Equity Award and the Common Shares, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities, and there are no Contracts to which the Company or any of its Subsidiaries is a party that contains a promise or commitment to issue any Company Security that has not been satisfied. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock, voting securities or equity interests of the Company or any or its Subsidiaries. There are no accrued and unpaid dividends with respect to any Company Capital Stock.

(b) Section 4.5(b) of the Company Disclosure Schedules sets forth a list as of the date hereof of all outstanding Company Option Awards, Company RSU Awards and Company PSU Awards, including, with respect to each grant to the extent applicable, (i) the Company Stock Plan pursuant to which such Company Equity Award was granted; (ii) the name, or, to the extent required by applicable information privacy and security laws, an employee identification number, of the holder; (iii) the type of award; (iv) the number of Common Shares subject thereto (assuming target and maximum achievement of applicable performance goals for the Company PSU Awards); (v) the exercise price; (vi) the grant date; (vii) the vesting schedule and the extent to which such Company Equity Award is vested and/or exercisable and (viii) the expiration date. Each Company Option Award, Company RSU Award and Company PSU Award (A) has been granted pursuant to a Company Stock Plan and form of award agreement made available to Parent and (B) has been granted in compliance with the requirements of the applicable Company Stock Plan and agreements thereunder. No Company Option Award has been granted with a per share exercise price that is less than the fair market value of a Common Share on the applicable grant date and each Company Option Award is exempt from the requirements of Section 409A of the Code and applicable guidance thereunder.

(c) All outstanding Company Securities have been offered and issued in compliance in all material respects with all applicable Laws, including the Securities Act and “blue sky” Laws.

(d) As of the Effective Time, no former holder of any Company Equity Award or Common Shares will have any rights with respect to such award or shares other than the rights contemplated by Article II of this Agreement.

(e) Each Company Subsidiary existing on the date of this Agreement is listed on Section 4.5(e) of the Company Disclosure Schedule.

(f) Except as set forth on Section 4.5(f)(i) of the Company Disclosure Schedules, the Company or one or more of its wholly-owned Subsidiaries owns 100% of the capital stock of each Company Subsidiary. Except as set forth on Section 4.5(f)(ii) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries own, directly or indirectly, any capital stock or other equity interest of, or any other securities convertible or exchangeable into or exercisable for capital stock or other equity interest of, any Person other than the Subsidiaries of the Company.

Section 4.6 SEC Filings.

(a) Since January 1, 2023 (the “Reference Date”), the Company has timely filed with, or furnished to, the SEC all registration statements, forms, reports, schedules, statements, exhibits and other documents (including exhibits, financial statements and schedules thereto and all other information incorporated therein and amendments and supplements thereto) required by it to be filed or furnished pursuant to the Exchange Act or the Securities Act (the “Company SEC Documents”). To the extent that any Company SEC Document filed (including by incorporation by reference) after the Reference Date available on the Electronic Data Gathering, Analysis, and Retrieval database of the SEC (“EDGAR”) contains redactions in accordance with a request for confidential treatment or otherwise, the Company has made available to Parent the full text of all such Company SEC Documents that it has so filed or furnished with the SEC to the extent permissible by law. As of its filing or furnishing date or, if amended prior to the date of this Agreement, as of the date of the last such amendment or superseding filing (and, in the case of registration statements, on the dates of effectiveness), each Company SEC Document has complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents. As of its filing date or, if amended or superseded by a subsequent filing prior to the date of this Agreement, as of the date of the last such amendment or superseding filing, each Company SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, was filed in accordance with the Securities Act, and, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading. All of the audited financial statements and unaudited interim financial statements of the Company included in the Company SEC Documents, including with any Company SEC Documents filed after the date of this Agreement (i) have been derived (or will be derived if filed after the date of this Agreement) from the accounting books and records of the Company and the Company Subsidiaries, (ii) have been prepared (or will be prepared if filed after the date of this Agreement) in accordance with GAAP, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements of the Company, as may be permitted in accordance with Form 10-Q, 8-K or any successor form under the Exchange Act) and (iii) fairly present (or will fairly present if filed after the date of this Agreement) in all material respects the financial position, the shareholders’ equity, the results of operations and the cash flows of the Company and its consolidated Subsidiaries, as applicable, as of the times and for the periods referenced therein (except as may be indicated in the notes thereto and subject, in the case of unaudited interim financial statements, to normal and recurring year-end adjustments, none of which, individually or in the aggregate, will be material in amount to the Company and its Subsidiaries, taken as a whole). No Company Subsidiary is required to file or furnish any form, report or other document with the SEC.

(b) Prior to the date of this Agreement, the Company has delivered or made available to Parent correct and complete copies of all comment letters from the SEC since the Reference Date with respect to any of the Company SEC Documents, together with all written responses of the Company thereto, to the extent such correspondence is not available on EDGAR. As of the date of this Agreement, no comments in comment letters received from the SEC staff with respect to any of the Company SEC Documents remain outstanding or unresolved, and, to the knowledge of the Company, none of the Company SEC Documents are subject to ongoing SEC review or investigation.

Section 4.7 Financial Statements.

(a) The audited and unaudited financial statements of the Company (including any related notes and schedules) included or incorporated by reference in the Company SEC Documents, including with any Company SEC Documents filed after the date of this Agreement, (a) complied (or will comply if filed after the date of this Agreement) as to form in all material respects with the applicable accounting requirements and the applicable published rules and regulations of the SEC with respect thereto in effect at the time of such filing with the SEC, (b) were prepared (or will be prepared if filed after the date of this Agreement) in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be described in the notes to such financial statements and, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q or any successor form under the Exchange Act) and (c) fairly present (or will fairly present if filed after the date of this Agreement), in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated statements of their operations, comprehensive income (loss), shareholders’ equity, and cash flows for the periods then ended (except as may be indicated in the notes to such financial statements, and subject, in the case of the unaudited financial statements, to the absence of footnotes and normal year-end audit adjustments, the effect of which would not, individually or in the aggregate, be material in amount to the Company and its Subsidiaries, taken as a whole), all in accordance with GAAP.

(b) Except for the Convertible Notes and the amounts outstanding under the Revolving Credit Facility, as of the date of this Agreement, the Company and its Subsidiaries have no indebtedness for borrowed money. From and after the date of entry into the Capped Call Transactions through the date of this Agreement, no event or circumstance has occurred that has resulted in an adjustment to the terms of the Capped Call Transactions (other than as a result of this Agreement or the transactions contemplated hereby).

Section 4.8 Disclosure Documents. The Proxy Statement will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. None of the information supplied or to be supplied by the Company or its Representatives for inclusion or incorporation by reference in (a) the Proxy Statement, at the date it is first mailed to the holders of Common Shares or at the time of the Company Shareholders Meeting, or (b) any Other Required Company Filing, in each case, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by or on behalf of Parent, its Affiliates or any of their respective Representatives for inclusion or incorporation by reference in the Proxy Statement.

Section 4.9 Controls and Procedures.

(a) Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and former principal financial officer of the Company) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to Company SEC Documents and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Section 4.9(a), “principal executive officer” and “principal financial officer” shall have the respective meanings given to such terms in the Sarbanes-Oxley Act. The Company is in compliance in all material respects with all of the other applicable provisions of the Sarbanes-Oxley Act.

(b) The Company maintains, on behalf of itself and its consolidated Subsidiaries, a system of disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its consolidated Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company and its consolidated Subsidiaries are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its consolidated Subsidiaries. Neither the Company nor, to the knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of (x) any significant deficiencies or material weaknesses (as such terms are defined in Rule 12b-2 under the Exchange Act) in the design or operation of system of internal controls over financial reporting utilized by the Company and its consolidated Subsidiaries that has not been subsequently remediated or (y) any fraud that involves management or other employees who have a significant role in the internal controls over financial reporting utilized by the Company and its consolidated Subsidiaries.

(c) The Company has designed and maintained disclosure controls and procedures (as such terms are defined in Rule 13a-15(e) under the Exchange Act) reasonably designed to ensure that information required to be disclosed by the Company in the reports it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including that such information is communicated to the Company’s management by others within the Company and its consolidated Subsidiaries as appropriate to allow timely decisions regarding required disclosure.

(d) Since January 1, 2023, neither the Company nor any of its consolidated Subsidiaries nor, to the knowledge of the Company, any director or officer of the Company or any of its consolidated Subsidiaries has received any written or oral complaint, allegation, assertion, or claim that the Company or any of its Subsidiaries has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls.

Section 4.10 Absence of Certain Changes.

(a) From the Company Balance Sheet Date to the date hereof, the Company and its Subsidiaries (i) have conducted their business in the ordinary course of business consistent with past practice in all material respects, other than discussions and negotiations related to this Agreement and (ii) have not taken any action that, if taken after the date hereof, would be restricted pursuant to Section 6.1(b), (d), (e), (i), (j), (n), or (o).

(b) From the Company Balance Sheet Date to the date hereof, there has not been any Effect that, individually or in the aggregate, has had, or would have, a Company Material Adverse Effect.

Section 4.11 No Undisclosed Material Liabilities. There are no liabilities (whether accrued, absolute, determined, contingent or otherwise and whether due or to become due) of the Company or any of its Subsidiaries that would be required by GAAP to be reflected or reserved against on a consolidated balance sheet (or notes thereto) of the Company and its Subsidiaries, other than: (a) liabilities reflected or reserved against in the Company Balance Sheet (including the notes thereto) or in any other balance sheets included in the Company SEC Documents filed prior to the date of this Agreement; (b) liabilities incurred since the Company Balance Sheet Date in the ordinary course of business consistent with past practice (excluding any liabilities resulting from a breach of Contract); (c) liabilities that would not, individually or in the aggregate, have a Company Material Adverse Effect; (d) liabilities incurred in connection with the performance of the executory portion of Contracts as to which the Company or one of its Subsidiaries is a party (to the extent such liabilities or obligations do not arise out of a breach of or default under such Contract and such Contract has been filed with the SEC or made available); and (e) liabilities expressly arising under this Agreement or incurred in connection with the Transactions or any other similar potential strategic transactions.

Section 4.12 Litigation. Since January 1, 2023, through the date of this Agreement, there has been no, (a) Proceeding pending against, or, to the knowledge of the Company, threatened against, affecting or involving, the Company, any of its Subsidiaries, or, to the knowledge of the Company, any Fund, or any of the Company’s, a Subsidiary’s, or, to the knowledge of the Company, a Fund’s, respective officers or directors in their capacities as such or (b) outstanding Order, writ, injunction or judgment to which the Company, any of its Subsidiaries, or, to the knowledge of the Company, any Fund or any of the Company’s, a Subsidiary’s, or, to the knowledge of the Company, a Fund’s, respective officers or directors is subject that, in each case, individually or in the aggregate, would have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has any material Proceedings pending against any other Person.

Section 4.13 Taxes. Except as set forth in the Company Balance Sheet (including the notes thereto), and except as, individually or in the aggregate, would not have a Company Material Adverse Effect:

(a) (i) all income and other material Tax Returns required to be filed by, or with respect to, the Company and its Subsidiaries have been duly and timely filed in accordance with all applicable Laws (taking into account applicable extensions), (ii) all such Tax Returns are true, correct and complete in all material respects and (iii) all income and other material Taxes due and payable by the Company and its Subsidiaries (whether or not shown on such Tax Returns) have been timely paid;

(b) there is no action, suit, Proceeding, audit or claim being conducted, pending against or, to the knowledge of the Company, now proposed or anticipated in writing with respect to the Company or any of its Subsidiaries in respect of any income or other material Tax or Tax Return;

(c) all material Taxes required to be withheld, collected or deposited by the Company or its Subsidiaries in connection with amounts paid to any employee, independent contractor, supplier, creditor, shareholder or other Person have been timely withheld, collected and deposited with the applicable Tax Authority within the time and manner required by applicable Law;

(d) no written claim has been made by a Tax Authority in a jurisdiction in which the Company or one of its Subsidiaries does not file a Tax Return claiming that the Company or any of its Subsidiaries is subject to taxation that would be the subject of such Tax Return, which claim has not been fully resolved with the applicable Tax Authority;

(e) neither the Company nor any of its Subsidiaries has granted any currently effective requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment, deficiency or collection of any Taxes with respect to any Tax Returns of the Company or any of its Subsidiaries;

(f) neither the Company nor any of its Subsidiaries is a party to, is bound by or has any obligation for any Tax pursuant to any Tax sharing, allocation or indemnity agreement or any similar agreement or arrangement (other than an agreement or arrangement the principal purposes of which is not Tax);

(g) in the past two (2) years, neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment pursuant to Section 355 of the Code;

(h) there are no encumbrances for Taxes (other than Permitted Encumbrances described in clause (a) of the definition thereof) upon any of the assets of the Company or any of its Subsidiaries;

(i) neither the Company nor any of its Subsidiaries is or has been a party to any “listed transaction,” as defined in Treasury Regulation Section 1.6011-4(b);

(j) neither the Company nor any of its Subsidiaries is or has (i) been a member of an affiliated, consolidated, joint, unitary or combined group for Tax purposes (other than a group the common parent of which was the Company or any Subsidiary of the Company or (ii) become liable for the Taxes of any Person other than the Company or any of its Subsidiaries under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law) as a transferee or successor or otherwise by operation of Law;

(k) neither the Company nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized;

(l) neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in the Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; or (vi) prepaid amount received on or prior to the Closing Date; and

(m) neither the Company nor any of its Subsidiaries has any material liability with respect to escheat or abandoned and unclaimed property.

Section 4.14 Employee Benefit Plans; Employment

(a) Section 4.14(a) of the Company Disclosure Schedules sets forth a true, and correct list of the material Company Benefit Plans, and separately identifies each material Non-U.S. Plan.

(b) With respect to each material Company Benefit Plan, the Company has made available to Parent true and correct copies of, as applicable: (i) the plan document (or, in the case of any unwritten Company Benefit Plan, a description of the material provisions thereof), any related trust agreement, insurance contract or policy or other funding instrument and any amendments thereto; (ii) the most recent annual report on Form 5500 or similar reports required by non-U.S. Law, with all accompanying schedules and financial statements attached thereto (including any related actuarial valuation report); (iii) the most recent summary plan description and any summaries of material modifications thereto; (iv) the most recent determination, opinion or advisory letter from the IRS; (v) all non-routine correspondence (including any applications or submissions under any voluntary corrections programs) with any Governmental Entity within the last three (3) years; (vi) nondiscrimination testing results for the prior year and details of any corrections made due to nondiscrimination testing failures; and (vii) with respect to the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act, Forms 1094-C and a representative sample of Forms 1095-C for the last three (3) years for each employing entity. Except where the failure to comply would not, individually or in the aggregate, have a Company Material Adverse Effect, with respect to each Company Benefit Plan that is an employment or independent contractor agreement, neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company, any other party thereto, is in breach, violation or default of its obligations under any such agreement and no Person has given written notice to the Company or any of its Subsidiaries of any such breach, violation or default or any notice of any intent to terminate, not to renew or to challenge the validity or enforceability of any such agreement.

(c) Except where the failure to so comply would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) each Company Benefit Plan has been established, maintained and operated in compliance with its terms and with applicable Law (including, to the extent applicable, ERISA and the Code) and (ii) there is no Proceeding pending or, to the knowledge of the Company, threatened against any Company Benefit Plan, any fiduciary thereof or the Company or any of its Subsidiaries with respect to any Company Benefit Plan, and, to the knowledge of the Company, no fact or circumstance exists that would be reasonably likely to give rise to any such Proceeding. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, there have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Section 406 of ERISA or, to the knowledge of the Company, any breaches of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan.

(d) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each Company Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is, and has at all times been, established and maintained in compliance in form and operation with the applicable requirements of Section 409A.

(e) Neither the Company nor any of its Subsidiaries or their respective ERISA Affiliates has within the previous six (6) years maintained, sponsored, participated in or contributed to (or had an obligation to contribute to) or currently maintains, sponsors or participates in, contributes to (or has an obligation to contribute to) or otherwise has any liability (contingent or otherwise) with respect to (i) any defined benefit pension plan (within the meaning of Section 3(35) of ERISA), (ii) any multiemployer plan (within the meaning of Section 3(37) of ERISA) or other plan that is or was subject to Title I of ERISA, Title IV of ERISA or Sections 412 or 430 of the Code, (iii) any multiple employer plan as described in Section 4063 or 4064 of ERISA or Section 413(c) of the Code, (iv) any “multiple employer welfare arrangement” within the meaning of Section 3(4) of ERISA, (v) any “registered pension plan”, “deferred profit sharing plan”, “retirement compensation arrangement” or “employee life and health trust”, as each of those terms is defined in the Income Tax Act (Canada) or (vi) any Company Benefit Plans subject to the Laws of Canada which permit contributions or other participation by an employer other that the Company or its Subsidiaries. No Company Benefit Plan is intended to be or has ever been found or alleged by a Governmental Entity to be a “salary deferral arrangement” within the meaning of the Income Tax Act (Canada).

(f) Except where the failure to qualify would not, individual or in the aggregate, have a Company Material Adverse Effect, each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter, opinion letter or advisory letter, if applicable, from the IRS upon which it can rely to the effect that such Company Benefit Plan is tax-qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code. To the knowledge of the Company, nothing has occurred that, individually or in the aggregate has resulted, or would reasonably be expected to result, in the IRS’s revocation of the determination letter, opinion letter or advisory letter, as applicable, or the loss of such tax-qualified status or exemption from taxation, as described in the preceding sentence (other than routine errors that may be corrected under the IRS Employee Plans Compliance Resolution System).

(g) No Company Benefit Plan provides, and neither the Company nor any of its Subsidiaries has any liability (actual or contingent) in respect of, post-termination or retiree life insurance, health or other welfare benefits or coverage to any person, except as may be required by Section 4980B of the Code or any similar Law at the participant’s sole expense.

(h) Neither the Company nor any of its Subsidiaries has any obligation to make any gross-up payment to, reimburse or indemnify any individual with respect to any income Tax, additional Tax, excise Tax or interest charge imposed pursuant to Section 409A or Section 4999 of the Code.

(i) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, no Non-U.S. Plan provides for benefits that exceed the statutory minimum benefits required to be provided by the Company or any of its Subsidiary to any such Person. There is no Non-U.S. Plan in the nature of a defined benefit plan or multiemployer plan for the benefit of any Person in, or subject to any legal requirements of, a jurisdiction outside the United States. Except as would not, individually or in the aggregate have a Company Material Adverse Effect, each Non-U.S. Plan (i) if intended to qualify for special tax treatment under applicable Law, satisfies all requirements to obtain such tax treatment and (ii) if required to be funded, book-reserved or secured by an insurance policy, is funded, book-reserved, or secured by such an insurance policy, as applicable, based on reasonable and appropriate actuarial assumptions in accordance with applicable accounting principles and applicable Law.

(j) Except as otherwise expressly provided under this Agreement, neither the execution nor delivery of this Agreement, nor approval of this Agreement by holders of Common Shares, nor the consummation of the Transactions could reasonably be expected to, whether alone or in combination with any other event(s), (i) entitle any current or former officer, employee or individual independent contractor of the Company or any of its Subsidiaries to any payment or benefit (whether of severance pay or any other payment), (ii) cause or accelerate the time of payment or vesting, or increase the amount of, compensation or benefits payable or provided to any current or former manager, director, officer, employee or individual independent contractor, (iii) result in any forgiveness of indebtedness of any current or former manager, director, officer, employee, or individual independent contractor, (iv) trigger any funding obligation under any Company Benefit Plan or (v) result in any payment or benefit (whether in cash or property or the vesting of property) to any “disqualified individual” (within the meaning of Section 280G of the Code) that could reasonably be expected to, individually or in combination with any other payment, constitute an “excess parachute payment” (within the meaning of Section 280G of the Code).

(k) Neither the Company nor any of its Subsidiaries is, or has been since January 1, 2023, a party to, subject to, bound by or negotiating a collective bargaining agreement or any other Contract with any labor union, works council, trade union, labor association or other employee or contract worker representative organization (each, a “Union”). To the knowledge of the Company, there has not been since January 1, 2023, nor is there currently, any actual or threatened effort by, or on behalf of, any Union to organize any employees or contract workers of the Company or any of its Subsidiaries into one or more collective bargaining units. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is, or since January 1, 2023 has been, a party to or subject to any pending, or, to the knowledge of the Company, threatened, material dispute or controversy with a Union, nor since January 1, 2023 has the Company or any of its Subsidiaries experienced any actual or threatened labor strikes, work slowdowns, lock-outs, demands or petitions for recognition, handbilling, picketing, work stoppages or other labor activities, and none are currently pending or, to the knowledge of the Company, threatened. No employee of the Company or any of its Subsidiaries is represented by a Union with respect to his or her employment with the Company or any of its Subsidiaries. No notice, consent or consultation obligations with respect to any employees of the Company or any of its Subsidiaries, or any Union, will be a condition precedent to, or triggered by, the execution of this Agreement or the consummation of the Transactions.

(l) Except where the failure to so comply would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and each of its Subsidiaries are in compliance and, since January 1, 2023, have complied with all applicable Laws relating to employment matters, including applicable Laws that relate to wages, hours, wage payment, classification of all employees and service providers (including as exempt or non-exempt and as employee versus independent contractor), employee record keeping, privacy, labor, fair employment practices, hiring, training and/or promotion, terms and conditions of employment, workers’ compensation, occupational safety and health, plant closings, withholding of taxes, discrimination in employment, disability rights or benefits, equal employment opportunity, immigration (including applicable United States I-9 Laws), reasonable accommodations, labor relations and collective bargaining, employee leave issues and unemployment insurance.

(m) To the knowledge of the Company, no employee of the Company or any of its Subsidiaries holding the position of Principal Director (or, if located outside the United States, a position equivalent to Principal Director) or a more senior position has, since January 1, 2021, been the subject of any allegations of harassment (including sexual harassment), discrimination, retaliation or policy violation.

Section 4.15 Compliance with Laws.

(a) Neither the Company nor any of its Subsidiaries, nor any directors, officers, or, to the knowledge of the Company, employees, Representatives, or any other Person, in each case, acting for or on behalf of the Company, is in violation of or not in compliance with, or has since January 1, 2023, violated or not been in compliance with, any applicable provisions of any Laws except for any violations that, have not had, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2023, through the date hereof, neither the Company nor any of its Subsidiaries has been given written (or, to the knowledge of the Company, oral) notice of, or been charged with, any violation of any applicable Law, except for any violation that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) Since January 1, 2023, except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor any director, officer, or, to the knowledge of the Company, employee, Representative, or other Person, in each case, acting for or on behalf of the Company or any of its Subsidiaries has offered, promised, provided, or authorized the provision of any money, property, or other thing of value, directly or indirectly, to any Person to improperly influence official action or secure an improper advantage, or to encourage the recipient to breach a duty of good faith or loyalty or the policies of his/her employer.

(c) Neither the Company nor any of its Subsidiaries nor any of their respective directors, officers, or, to the knowledge of the Company, employees, Representatives or any other Person, in each case, acting for or on behalf of the Company is in violation of, or has since January 1, 2023, violated, any applicable provisions of (i) any Economic Sanctions/Trade Laws, (ii) any Anti-Money Laundering Laws or (iii) Anti-Corruption Laws. the United States Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act or any similar anti-bribery or anti-corruption Laws, in each case, except for any violations that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(d) None of the Company, its Subsidiaries or any of their respective directors, officers, or, to the knowledge of the Company, employees, Representatives or any other Person, in each case, acting for or on behalf of the Company is a Sanctions Target or has, since January 1, 2023, engaged in, or is now engaged in, any dealings or transactions with or for the benefit of any Sanctions Target, or has, since January 1, 2023, otherwise violated Economic Sanctions/Trade Laws.

(e) The Company and its Subsidiaries have adopted and maintained written policies, procedures and internal controls reasonably designed to reasonably ensure material compliance with all Economic Sanctions/Trade Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.

(f) Since January 1, 2023, neither the Company nor any of its Subsidiaries nor any of their respective directors, officers, or, to the knowledge of the Company, employees, Representatives or any other Person, in each case, acting on behalf of the Company are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to Economic Sanctions/Trade Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.

(g) Each Broker-Dealer Entity is, and has been since its inception, duly licensed to conduct business as a broker-dealer in the jurisdictions in which it is required to be so registered. Each Adviser Subsidiary is, and has been since January 1, 2023, duly licensed to conduct business as an investment adviser in the jurisdictions in which it is required to be so registered. Each Broker-Dealer Entity is, and at all times required by the Exchange Act since its inception has been, duly registered as a broker-dealer under the Exchange Act and a member in good standing of FINRA. Since its inception, each Broker-Dealer Entity has maintained at all times regulatory capital (i) in excess of the applicable “early warning” notification thresholds set forth in 17 C.F.R. 240.17a-11(b) and (ii) in compliance with the minimum net capital requirements under the Exchange Act and other applicable rules and regulations of the SEC, FINRA, and any other applicable Governmental Entity. Each Adviser Subsidiary is, and at all times required by the Advisers Act since January 1, 2023 has been, duly registered as an investment adviser under the Advisers Act (provided that, with respect to Envestnet Embedded Advisory, Inc., this representation shall refer only to the period from January 1, 2023 through April 30, 2024).

(h) To the knowledge of the Company, each employee of the Company and its Subsidiaries that is required to be registered as an “associated person” (within the meaning of Section 3(a)(18) of the Exchange Act) of the Broker-Dealer Subsidiary or an “investment adviser representative” (within the meaning of Rule 203A-3(a)(1) under the Advisers Act) of an Adviser Subsidiary is duly registered as such and such registration is in full force and effect.

(i) None of the Company, the Broker-Dealer Subsidiary or, to the knowledge of the Company, any “associated person” (within the meaning of Section 3(a)(18) of the Exchange Act) of either Broker-Dealer Entity is (i) ineligible or disqualified pursuant to Section 15(b) of the Exchange Act to serve as a broker-dealer or an “associated person” of a broker-dealer or (ii) subject to any “statutory disqualification” as such term is defined in Section 3(a)(39) of the Exchange Act, and there is no Proceeding pending or served by any Governmental Entity that would result in any such ineligibility or subjection. None of the Company, an Adviser Subsidiary or, to the knowledge of the Company, any “associated person” (within the meaning of Section 202(a)(17) of the Advisers Act) or any “affiliated person” (within the meaning of Section 2(a)(3) of the Investment Company Act) of any Adviser Subsidiary is ineligible or disqualified pursuant to Section 203 of the Advisers Act or Section 9 of the Investment Company Act, and there is no Proceeding pending or served by any Governmental Entity that would result in any such ineligibility or disqualification.

(j) The Company has made available to Parent copies of (i) the current Uniform Application for Broker-Dealer Registration on Form BD for each of the Broker-Dealer Entities, as filed with the SEC and (ii) the current Form ADV of each Adviser Subsidiary, as filed with the SEC. The Form BD of each Broker-Dealer Entity is in compliance in all material respects with the applicable requirements of the Exchange Act, and the Form ADV of each Adviser Subsidiary is in compliance in all material respects with the applicable requirements of the Advisers Act. For each Broker-Dealer Entity, since its inception, and each Adviser Subsidiary, since January 1, 2023, all material forms, reports, schedules, and other documents, together with any amendments required to be made with respect thereto, that were required to be filed with any Governmental Entity (collectively, the “Regulatory Documents”) under applicable Laws, have been timely filed, and all material fees and assessments due and payable in connection therewith have been timely paid. As of their respective dates, all such Regulatory Documents filed by any of the Broker-Dealer Entities or Adviser Subsidiaries did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (including, for avoidance of doubt, with respect to any Broker-Dealer Entity or “control affiliate” with respect to Item 11 of Form BD and with respect to any Adviser Subsidiary or “advisory affiliate” with respect to Item 11 of Form ADV), except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(k) Since January 1, 2023, except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any Person acting on behalf of the Company or any of its Subsidiaries or Affiliates, with respect to any client of the Company or any of its Subsidiaries (including any investment advisor) that is subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Mandate”), has (i) engaged in a “prohibited transaction” (within the meaning of Section 406-408 of ERISA or Section 4975 of the Code) for which no exemption exists under ERISA or the Code; or (ii) incurred a disqualification or material penalty, excise Tax, fee or other similar material result imposed under ERISA or the Code or other applicable Law. The Company and its Subsidiaries at all times have operated each ERISA Mandate in reliance on the Department of Labor prohibited transaction exemption 84-14 (the “QPAM Exemption”) or another applicable prohibited transaction exemption, to the extent any ERISA Mandate otherwise would have engaged in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code. None of the Company, any of its Subsidiaries or any of their respective Affiliates, nor any Person acting on behalf of the Company, any of its Subsidiaries or their respective Affiliates, has breached any fiduciary duty under Title I of ERISA (or any corresponding or similar provision of state, local or foreign law) with respect to any ERISA Mandate. To the knowledge of the Company, no facts or circumstances exist on the basis of which any such Person would reasonably be expected to become subject to disqualification under (i) Section 411(a) of ERISA from holding any position described under Section 411(a)(1)-(3) of ERISA or (ii) part I(g) of the QPAM Exemption.

Section 4.16 Environmental Matters.

(a) Since January 1, 2023, neither the Company nor any of its Subsidiaries has received written (or, to the knowledge of the Company, oral) notice from any Governmental Entity or other Person alleging that the Company or any of its Subsidiaries is in violation of or liable under any applicable Environmental Law, and to the knowledge of the Company, neither the Company nor any of its Subsidiaries is subject to any investigation with respect to potential liability pursuant to Environmental Law, except with respect to any matter related to the foregoing that (i) has been fully resolved or (ii) would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) The Company and its Subsidiaries are, and since January 1, 2023 have been, in compliance with all applicable Environmental Laws, including holding all Permits required pursuant to Environmental Laws, except with respect to any noncompliance that (i) has been fully resolved or (ii) would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.17 Real Property.

(a) Section 4.17(a) of the Company Disclosure Schedules sets forth the address of each parcel of real property owned by the Company or its Subsidiaries (the “Owned Real Property”). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or one of the Company Subsidiaries is the sole owner of the Owned Real Property and, subject to the Permitted Encumbrances, the Company or one of the Company Subsidiaries has good and valid title and, to the knowledge of the Company, marketable title to the Owned Real Property.

(b) Section 4.17(b) of the Company Disclosure Schedules sets forth a list of the Company Leases as of the date of this Agreement. Each of the Company and each of its Subsidiaries has complied with the terms of all leases pursuant to which the Company or any of its Subsidiaries has a leasehold interest in any real property (the “Company Leases”), and all such Company Leases are in full force and effect, in each case, except as would not, individually or in the aggregate have a Company Material Adverse Effect.

Section 4.18 Material Contracts

(a) Except (i) for any Contract filed as an exhibit to the Company SEC Documents, (ii) as set forth on Section 4.18 of the Company Disclosure Schedules, (ii) for any Company Benefit Plan and (iii) for any nondisclosure agreement entered into (x) in the ordinary course of business or (y) in connection with discussions, negotiations and transactions related to this Agreement or any other potential similar strategic transactions, neither the Company nor any of its Subsidiaries is a party to or expressly bound by any written agreement, lease, easement, license, sublicense, contract, subcontract, note, bond, mortgage, indenture or other legally binding obligation (each, a “Contract”) that:

(i) would be required to be filed by the Company as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) is a partnership, limited liability company, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership, limited liability company or joint venture in which the Company owns, directly or indirectly, any voting or economic interest, other than with respect to any wholly owned Subsidiary of the Company;

(iii) is a non-competition Contract or any other Contract that materially limits, restricts or prohibits, or purports to limit, restrict or prohibit, individually or in the aggregate, (A) the manner or the localities in which any business of the Company or any of its Subsidiaries is or could be conducted, (B) the lines or types of businesses that the Company or any of its Subsidiaries conducts or has a right to conduct or (C) the Company or any of its Subsidiaries from engaging in any business with any Person;

(iv) (A) grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or any of its Subsidiaries, (B) obligates the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis or contains a “most favored nation” or similar covenant with any third party or (C) involves a “minimum purchase” requirement or similar obligation;

(v) (A) relating to or evidencing Indebtedness of the Company or any Subsidiary of the Company in excess of $5,000,000, other than any Indebtedness between or among the Company and any of its Subsidiaries or (B) granting an Encumbrance (other than Permitted Encumbrances) securing Indebtedness in excess of $5,000,000 upon any assets or properties of the Company or any of its Subsidiaries;

(vi) provides for any guaranty of liabilities or obligations by the Company or any of its Subsidiaries, in each case that is material to the Company and its Subsidiaries, taken as a whole, other than any guaranty by the Company or any of its Subsidiaries of any of the obligations of the Company or any of its wholly owned Subsidiaries;

(vii) limits or restricts the ability of the Company or any of its Subsidiaries to (A) declare or pay dividends or make distributions in respect of their capital stock, partner interests, membership interests or other equity interests, (B) pledge capital stock or (C) issue any guarantee of Indebtedness;

(viii) involves the settlement of any pending or threatened Proceeding that (A) requires payment obligations after the date hereof in excess of $5,000,000 by the Company or any of its Subsidiaries or (B) imposes material ongoing restrictions on the Company or any of its Subsidiaries;

(ix) requires aggregate payments by the Company or any of its Subsidiaries in excess of $3,000,000 in any twelve (12)-month period, other than (A) Contracts that can be terminated by the Company or any of its Subsidiaries on less than one hundred and twenty (120) days’ notice without payment by the Company or any Subsidiary of the Company of any material penalty or (B) commercial agreements entered into in the ordinary course of business;

(x) (A) relates to the disposition or acquisition (directly or indirectly) by the Company or any of its Subsidiaries of any material assets or properties of the Company or its Subsidiaries, pursuant to which any earn-out, deferred or contingent payment that would be required to be paid by the Company or any of its Subsidiaries, or indemnification obligations of the Company or any of its Subsidiaries, which remain outstanding (excluding ordinary course indemnification obligations in respect of representations and warranties that do not survive indefinitely) or (B) pursuant to which the Company or any of its Subsidiaries will acquire any material interest in any other Person or other business enterprise;

(xi) with an affiliate or other Person that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Exchange Act;

(xii) with any customer of the Company or any of its Subsidiaries who, in the year ended December 31, 2023, was one of the twenty five (25) largest sources of revenues for the “Wealth” business segment of the Company and its Subsidiaries, based on amounts paid or payable;

(xiii) with any (a) vendor and (b) asset manager, in each case, of the Company or any of its Subsidiaries who, in the year ended December 31, 2023, was one of the five (5) largest sources of payment obligations for the Company and its Subsidiaries, based on amounts paid or payable;

(xiv) pursuant to which the Company or any of its Subsidiaries (A) is restricted in its right to assert, enforce, use or register any material Company Intellectual Property (including settlement agreements, co-existence agreements, consent agreements and covenants not to sue); or (B) grants to a third party or receives from a third party a license or other rights with respect to any material Intellectual Property; in the case of each (A) and (B), other than (i) non-exclusive licenses or other non-exclusive rights of Company Intellectual Property granted in the ordinary course of business, (ii) non-exclusive licenses or other non-exclusive rights of Intellectual Property granted incidentally to the principal purpose of the Contract, and (iii) non-exclusive licenses or other non-exclusive rights granted to the Company or its Subsidiaries of widely available commercial off-the-shelf Software with total annual license, maintenance, support and other fees not in excess of $1,000,000.

(xv) is a collective bargaining agreement or other Contract with any Union; or

(xvi) entered into after the date of this Agreement that would be a Material Contract if entered into as of the date of this Agreement.

(b) Each such Contract described in clauses (i) through (xvi) above, whether or not filed as an exhibit to the Company SEC Documents, is referred to herein as a “Material Contract.” The term “Material Contract” also includes: (i) the standard form of Advisory Contract pursuant to which any Adviser Subsidiary acts as an investment advisor or sub-advisor to, or manages any investment or trading account of, an Advisory Contract Client (which such form has been provided to Parent); (ii) any other Advisory Contract that materially deviates from such standard form and under which the Company or an Adviser Subsidiary received net revenue of at least $5,000,000 in the fiscal year ended December 31, 2023; and (iii) each Program Agreement that is used to serve Advisory Contracts representing net revenue in the aggregate of at least $5,000,000 in the fiscal year ended December 31, 2023. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any other party to a Material Contract is in breach or violation of any provision of, or in default under, any Material Contract, and, to the knowledge of the Company, no event has occurred that, with or without notice, lapse of time or both, would constitute such a breach, violation or default or permit the other party to terminate, modify or accelerate the performance obligations under, any Material Contract, except for breaches or violations or defaults that, individually or in the aggregate, would not have a Company Material Adverse Effect. The Company has made available true and complete copies of each Material Contract described in clauses (i) through (xvi) above as of the date of this Agreement. Except as would not, individually or in the aggregate, have, or would reasonably be expected to have, a material effect on the Company and its Subsidiaries, each Material Contract is (i) a legal, valid and binding obligation of the Company or its Subsidiary that is a party thereto, as applicable, and, to the knowledge of the Company, the other parties thereto and (ii) in full force and effect. Since the Company Balance Sheet Date, neither the Company nor any of its Subsidiaries has received any written or, to the knowledge of the Company, oral notice from or on behalf of any party to a Material Contract indicating that such party intends to terminate, or not renew, any Material Contract with such party or to materially adjust the fee schedule under such Material Contract. To the knowledge of the Company, as of the date hereof, there is no solicitation or request that the Company or any Subsidiary be removed as manager of, or any other role or capacity with respect to, any Fund.

Section 4.19 Intellectual Property and Data Privacy.

(a) Section 4.19(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of all (i) patent, trademark and copyright registrations and applications for registration and (ii) domain names and social media accounts and handles, in each case ((i) and (ii)) that are Company Intellectual Property (such items, the “Company Registered Intellectual Property”). Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each item of Company Registered Intellectual Property is subsisting and, to the knowledge of the Company, valid and enforceable. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and its Subsidiaries own all Company Intellectual Property and otherwise possess valid and enforceable licenses or other rights to use (in each case, free and clear of any Encumbrances other than Permitted Encumbrances), all Intellectual Property used in the conduct of the business of the Company and its Subsidiaries as currently conducted, and will continue to so own, license or have the right to use such Intellectual Property immediately following the Closing to the same extent as the date hereof, provided that the foregoing shall not be deemed a representation or warranty with respect to infringement, misappropriation or other violation of third party Intellectual Property, which is addressed exclusively in Section 4.19(b) and Section 4.19(c).

(b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, no Proceeding is pending and since January 1, 2023 there has not been any Proceeding or any written claim or notice to or against the Company or any of its Subsidiaries (i) challenging the ownership, enforceability, scope, validity or use by the Company or any of its Subsidiaries of any Company Intellectual Property or (ii) alleging that the Company or any of its Subsidiaries is violating, misappropriating or infringing, or has violated, misappropriated or infringed, the Intellectual Property rights of any Person.

(c) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, to the knowledge of the Company, as of the date of this Agreement, (i) no Person is misappropriating, violating or infringing, or since January 1, 2023 has misappropriated, violated or infringed, the rights of the Company or any of its Subsidiaries with respect to any Company Intellectual Property and (ii) the Company and its Subsidiaries and the operation of the business of the Company and its Subsidiaries do not violate, misappropriate or infringe and have not since January 1, 2023 violated, misappropriated or infringed, the Intellectual Property rights of any other Person. Except for the representations and warranties expressly made in Section 4.19(b) and this Section 4.19(c), the Company does not make any representation or warranty (express, implied or otherwise) with respect to the violation, misappropriation or infringement of the Intellectual Property rights of any Person by the Company or any of its Subsidiaries.

(d) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and its Subsidiaries take and have taken commercially reasonable steps to prevent the unauthorized disclosure or use of their Trade Secrets and all other Trade Secrets disclosed to or possessed by them. To the knowledge of the Company, except as would not, individually or in the aggregate, have a Company Material Adverse Effect, there has been no unauthorized access, use or disclosure of any Trade Secrets of the Company or any of its Subsidiaries. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, all current and former employees and contractors who have developed or contributed to material Company Intellectual Property have executed enforceable Contracts that irrevocably assign to the Company or one of its Subsidiaries all of such Person’s rights relating to such Intellectual Property, or such Intellectual Property rights have vested in the Company or one of its Subsidiaries by operation of law.

(e) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, no Software included in the Company Intellectual Property (“Company Software”) is subject to any Contract, including any source code escrow arrangement, that requires or would require the Company or any of its Subsidiaries to divulge to any Person any source code or Trade Secret that is part of such Company Software. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, to the knowledge of the Company, neither the Company nor any of its Subsidiaries has used, modified or distributed any Open Source Software in a manner that (i) requires the disclosure, licensing or distribution of any proprietary source code for any Company Software or (ii) imposes any restrictions on the consideration the Company or any of its Subsidiaries can charge for the distribution of any Company Software or any of their respective products or services.

(f) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, to the knowledge of the Company, neither the Company nor any of its Subsidiaries has trained any Company AI Product using Training Data that (i) was obtained through an act of misappropriation, misrepresentation or unlawful means, or (ii) included any Personal Data without adequate rights therefor.

(g) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and its Subsidiaries (i) lawfully own, lease or license all Systems and such Systems are reasonably sufficient for the immediate needs of the Company and its Subsidiaries and (ii) will continue to have such rights immediately after the Closing to the same extent as the date hereof. Except as would not, individually or in the aggregate, to the knowledge of the Company, have a Company Material Adverse Effect, the Systems included in the Company Intellectual Property do not contain any viruses, bugs, vulnerabilities, faults, malware or other disabling code intentionally designed to (A) disrupt or adversely affect the functionality or integrity of any System, or (B) enable or assist any Person to access without authorization any System or to maliciously disable, maliciously encrypt, or erase any Software, hardware, or data. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, to the knowledge of the Company, since January 1, 2023, there has been no failure of or any security incident involving any System that has caused a disruption to the Company or any of its Subsidiaries and none have experienced any unauthorized or unlawful access to, acquisition, use, loss, modification, or any other breach of Personal Data, including, without limitation, any ransomware, phishing, or other cyberattack (“Security Breach”). Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and its Subsidiaries have in place commercially reasonable (x) backup, data recovery and business continuity plans and (y) security measures designed to protect the Company’s Systems and any Personal Data Processed therein from a Security Breach. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, to the knowledge of the Company, as of the date of this Agreement, since January 1, 2023, the Company and its Subsidiaries have not been subjected to an audit of any kind, in connection with any Contract pursuant to which they use any third-party System, which resulted in, or requires, a true-up payment.

(h) To the knowledge of the Company, no funding, facilities or personnel of any educational institution or Governmental Entity were used, directly or indirectly, to develop or create, in whole or in part, any Company Software or other Company Intellectual Property.

(i) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and its Subsidiaries have complied and are in compliance, in all material respects, with all applicable Laws, Contract obligations and their own respective privacy policies relating to the Processing of Personal Data held by the Company or its Subsidiaries (“Privacy Obligations”).

(j) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, immediately following the Closing Date the Company and its Subsidiaries have the right to the use of Personal Data in substantially the same manner as Personal Data was used by them prior to the Closing Date, and such use will not violate applicable Privacy Obligations.

(k) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and its Subsidiaries have undertaken appropriate steps to ensure the third parties they have appointed or authorized to Process Personal Data and have contractually obligated all such third parties to (x) comply with applicable Privacy Obligations and (y) take reasonable steps to protect such Personal Data.

(l) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received a complaint from or been the subject of any written inquiry, subpoena, investigation or enforcement action brought by any Governmental Entity or any other third party regarding its Processing of Personal Data, Security Breach or alleged violation of any applicable Privacy Obligation.

Section 4.20 Permits. The Company and each of its Subsidiaries, and, to the knowledge of the Company, each of its Funds holds, and since January 1, 2023, has held, all Permits necessary to conduct its business as currently conducted, and all such Permits held by the Company and its Subsidiaries and, to the knowledge of the Company, each of its Funds are, and have been since January 1, 2023, valid and in full force and effect, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. Each of the Company and each of its Subsidiaries and, to the knowledge of the Company, each of its Funds is, and at all times since January 1, 2023 has been, in compliance with the terms and requirements of such Permits, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. Since January 1, 2023, except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received written, or, to the knowledge of the Company, oral notice from any Governmental Entity alleging any conflict with or breach of any such Permit, the substance of which has not been resolved and there is no Proceeding pending, or, to the knowledge of the Company, threatened that would reasonably be expected to result in the revocation, cancellation, termination, suspension, non-renewal, limitation or material modification of any Permit.

Section 4.21 Insurance. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company and its Subsidiaries maintain insurance coverage in such amounts and covering such risks as the Company believes to be commercially reasonable and (ii) all such insurance policies are in full force and effect and all premiums due thereunder have been paid when due, and there is no existing default or event that, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder.

Section 4.22 Adviser Regulatory Matters.

(a) Each Adviser Subsidiary and, to the knowledge of the Company, each Fund is, and since January 1, 2023 has been, in compliance with all applicable Law of all applicable Governmental Entities and, if applicable, its offering documents, in each case, in all material respects. Each Adviser Subsidiary has established in compliance with the requirements of applicable Law, maintained in effect at all times, and complied in all material respects with, written compliance policies and procedures that are reasonably designed to detect and prevent any material violations of any applicable Law, in each case in all material respects. Except as set forth in annual reviews (including those required under Rule 206(4)-7(b) under the Advisers Act) or other periodic compliance reviews (including those made to the board of trustees of a Fund), in each case, which have been made available to Parent, all Persons subject to such written compliance policies and procedures, including each Adviser Subsidiary, are, and at all times required by applicable Law have been, in compliance in all respects with such written compliance policies and procedures except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) Except with respect to the Funds, no Adviser Subsidiary is a party to any Advisory Contract that is not either an Intermediary Advisory Contract or a Tri-Party Advisory Contract.

Section 4.23 Brokers; Financial Advisors. No broker, investment banker, financial advisor or other Person, other than Morgan Stanley LLC (the “Financial Advisor”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar based fee or commission, or the reimbursement of expenses in connection therewith, in connection with any of the Transactions as a result of being engaged by the Company or any Subsidiary or Affiliate of the Company.

Section 4.24 Opinion of Financial Advisor. The Company Board has received the opinion of the Financial Advisor to the effect that, as of the date of such opinion and based upon and subject to the limitations, factors, qualifications, assumptions and other matters set forth therein, the Merger Consideration to be received by the holders of Common Shares (other than the holders of Excluded Shares or holders who are Parent financing sources or their Affiliates) pursuant to this Agreement is fair, from a financial point of view, to such holders (it being understood and agreed that such opinion is for the benefit of the Company Board and may not be relied upon by Parent, Merger Sub, Parent financing sources or any of their respective Affiliates). The Company will make available to Parent solely for informational purposes and on a non-reliance basis, a copy of such opinion as soon as practicable on or after the date of this Agreement. As of the date of this Agreement, the foregoing opinion has not been amended, rescinded or modified in any respect.

Section 4.25 Rights Agreement; Takeover Statutes. Assuming the representations and warranties set forth in Section 5.6 are true and correct, the Company is not party to any shareholder rights agreement, “poison pill,” voting trust or similar anti-takeover agreement or plan. No Takeover Law applies to the Company with respect to this Agreement or the Merger.

Section 4.26 No Additional Representations.

(a) Except for the representations and warranties expressly made in this Article IV or in any certificate delivered at Closing pursuant to this Agreement, neither the Company nor any other Person has made or makes any representation or warranty (express, implied or otherwise) with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) whether in connection with this Agreement, the Merger or any other Transaction or otherwise, and the Company hereby disclaims any such other representations or warranties (express, implied or otherwise). In particular, without limiting the foregoing disclaimer, except as expressly provided in this Article IV or in any certificate delivered at Closing pursuant to this Agreement, neither the Company nor any other Person makes or has made any representation or warranty (express, implied or otherwise) to Parent or any of its Affiliates or any of its or their respective Representatives with respect to (i) any financial projection, forecast, estimate, forward-looking statement, budget or prospect information relating to the Company or any of its Subsidiaries or their respective businesses, (ii) the adequacy or sufficiency of the reserves or (iii) the effect of the adequacy or sufficiency of the reserves on any “line item” or asset, liability or equity amount, or (iv) any oral or written information made available or otherwise presented to Parent, any of its Affiliates or any of its or their respective Representatives whether in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Merger or any other Transaction or otherwise. Furthermore, no fact, condition, circumstance or event relating to or affecting the development of the reserves may be used, directly or indirectly, to demonstrate or support the breach of any representation, warranty, covenant or agreement contained in this Agreement or in any other agreement, document or instrument to be delivered in connection with the Merger or any other Transactions or otherwise.

(b) Notwithstanding anything to the contrary in this Agreement, the Company acknowledges and agrees that neither Parent nor any other Person has made or is making, and the Company expressly disclaims reliance upon, any representations or warranties (express, implied or otherwise) relating to Parent or its Subsidiaries beyond those expressly made by Parent and Merger Sub in Article V or in any certificate delivered at Closing pursuant to this Agreement, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent or its Subsidiaries made available or otherwise presented to the Company, any of its Affiliates or any of its or their respective Representatives. Without limiting the generality of the foregoing, the Company acknowledges that, except as expressly made in Article V or in any certificate at Closing delivered pursuant to this Agreement, no representations or warranties (express, implied or otherwise) are made with respect to (i) any projections, forecasts, estimates, budgets or prospect or (ii) any oral or written information made available or otherwise presented to the Company or any of its Affiliates or any of its or their respective Representatives whether in the course of the negotiation of this Agreement or in the course of the Merger or any other Transaction or otherwise.

Article V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company that, except as disclosed in the disclosure schedules delivered by Parent to the Company simultaneously with the execution of this Agreement (the “Parent Disclosure Schedules”):

Section 5.1 Corporate Existence and Power. Parent is a company duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a company duly incorporated, validly existing and in good standing under the Laws of the state of Delaware. Each of Parent and Merger Sub has all requisite power and authority required to enable it in all material respects to own, lease, operate or otherwise hold its properties and assets and to carry on its business as now conducted. Parent is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the character of the property or assets owned, leased or operated by it or the nature of its activities make such licensing qualification necessary, except for those jurisdictions where the failures to be so licensed or qualified, individually or in the aggregate, have not had, and would not be reasonably expected to have, a Parent Material Adverse Effect. Parent has heretofore made available to the Company true, correct and complete copies of Parent’s and Merger Sub’s certificate of incorporation and bylaws, in each case, as amended. Merger Sub is a direct, wholly owned Subsidiary of Parent that was formed solely for the purpose of engaging in the Merger. Since the date of its incorporation and prior to the Effective Time, Merger Sub has not engaged in any activities other than the execution of this Agreement, the performance of its respective obligations, covenants and agreements hereunder, and matters ancillary thereto, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Merger and the other Transactions.

Section 5.2 Authorization.

(a) Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is party and, subject to obtaining the Merger Sub Shareholder Approval, to perform its obligations, covenants and agreements hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the Ancillary Agreements to which it is party, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized and approved by each of the Parent Board and the Merger Sub Board, as applicable, and, filing the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and obtaining the Merger Sub Shareholder Approval (which approval shall be provided by the written consent of Parent immediately following the execution of this Agreement), no other action (including any shareholder vote or other action) on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the Ancillary Agreements to which it is party and the consummation by Parent and Merger Sub of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except that such enforceability may be limited by and is subject to Creditors’ Rights.

(b) Each of the Parent Board and the Merger Sub Board have adopted resolutions that have approved the Merger and this Agreement.

Section 5.3 Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions require no action by or in respect of, or Consent of, any Governmental Entity to be requested or obtained by Parent or any of its Subsidiaries prior to the Closing other than (a) the filing of a Certificate of Merger with respect to the Merger with the Delaware Secretary of State pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (b) filings required under, and in compliance with other applicable requirements of, the HSR Act and such other Consents, filings, declarations or registrations as are required to be made or obtained under any other Antitrust Laws, (d) compliance with the applicable requirements of the Exchange Act, the Securities Act, any other applicable state or federal securities laws and rules and regulations of the NYSE, (f) the filing of a CMA relating to the Transactions by the Broker-Dealer Entities and FINRA Approval thereof, (g) compliance with any other regulatory requirements listed on Section 4.3(g) of the Company Disclosure Schedule and (h) other actions or filings the absence or omission of which, individually or in the aggregate have not had a Parent Material Adverse Effect.

Section 5.4 Non-Contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions do not and will not, assuming compliance with the matters referred to in Section 5.2 and Section 5.3, (a) contravene or conflict with or constitute a violation of Parent’s or Merger Sub’s certificate of incorporation or bylaws, (b) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Parent or any of its Subsidiaries, (c) result in a breach of, require any consent under, constitute a default (or an event that with notice or the passage of time would become a default) under or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of Parent or any of its Subsidiaries or to a loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement, contract or other instrument binding upon Parent or any of its Subsidiaries or any Permit or similar authorization held by Parent or any of its Subsidiaries, or (d) result in the creation or imposition of any Encumbrance (other than any Permitted Encumbrance) on any property or other asset of Parent or any of its Subsidiaries, except for such contraventions, conflicts or violations referred to in clause (b) or breaches, consents, defaults, rights of termination, cancellations, amendments or accelerations, losses or Encumbrances referred to in clause (c) or (d) that, individually or in the aggregate, has not had, and would not be reasonably expected to have, a Parent Material Adverse Effect. The approval of the shareholders of Parent is not required by applicable Law to effect the Transactions.

Section 5.5 Disclosure Documents. None of the information supplied or to be supplied by Parent or its Representatives for inclusion or incorporation by reference in (a) the Proxy Statement at the date it is first mailed to the holders of Common Shares, and at the time of the Company Shareholders Meeting, or (b) any Other Required Parent Filing, in each case, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event with respect to the Parent, its Affiliates or any of their respective Subsidiaries shall occur that is required to be described in the Proxy Statement, Parent shall as promptly as reasonably practicable inform the Company so that such event may be so described in an amendment or supplement to be filed by the Company with the SEC and, if required by Law, disseminated to the holders of Common Shares. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by or on behalf of the Company or its Representatives for inclusion or incorporation by reference in the Proxy Statement.

Section 5.6 No Interested Stockholder. Neither Parent nor any of its “affiliates” or “associates” is, or has been within the last three (3) years, an “interested stockholder” (in each case as such terms are defined in Section 203 of the DGCL) of the Company. Without limiting the generality of the foregoing, neither Parent nor Merger Sub has taken, or has authorized any of their respective officers, directors, employees, investment bankers, attorneys or other advisors or representatives to take, any action that would cause either Parent or Merger Sub to be deemed an “interested stockholder” (as such term is defined in Section 203 of the DGCL) of the Company.

Section 5.7 Litigation. There is no Proceeding pending against, or, to the knowledge of Parent, threatened against or affecting, Parent, Merger Sub, or any of their respective Subsidiaries, or, to the knowledge of Parent, any of their respective officers or directors in their capacities as such, except as, individually or in the aggregate, has not had, and would not be reasonably expected to have, a Parent Material Adverse Effect.

Section 5.8 Financing. Parent has delivered to the Company true, correct and complete copies, as of the date of this Agreement, of the fully executed Equity Commitment Letters, Financing Commitment Letters and Debt Financing Fee Letter; provided that the copy of the Debt Financing Fee Letter delivered to the Company may be redacted to omit fee amounts and terms that do not impact the amount (other than through the operation of additional original issue discount or upfront fees) or adversely affect the availability of the Debt Financing or expand the conditions to obtaining the Debt Financing on the Closing Date. Except as set forth in the Commitment Letters or Debt Financing Fee Letter, there are no conditions precedent or other contingencies (including any “flex” provisions applicable thereto) to the funding of the Financing pursuant to, and in the aggregate amount contemplated to be funded on the Closing Date by, the applicable Commitment Letter. There are no side letters or other agreements or arrangements of any kind that could limit, delay or impair the availability or funding of the Financing (in the amounts set forth in the applicable Commitment Letters) and no such side letters or other agreements or arrangements are contemplated. As of the date of this Agreement, each Commitment Letter has been duly executed and delivered by, and is a legal, valid and binding obligation of, Parent and, to the knowledge of Parent, each other party thereto, subject to Creditors’ Rights as applicable. As of the date of this Agreement, each Commitment Letter is in full force and effect against Parent and, to the knowledge of Parent, against each other party thereto and has not been withdrawn, terminated, rescinded, waived, amended or modified, subject to Creditors’ Rights as applicable. All commitment and other fees required to be paid under the Commitment Letters on or prior to the date hereof have been timely paid. As of the date of this Agreement, assuming the satisfaction of each of the conditions precedent set forth in Section 9.1 and Section 9.2, Parent is not aware of any fact, occurrence or condition that would or would reasonably be likely to cause the financing commitments in the Commitment Letters to terminate or be ineffective or any term or condition of closing required to be satisfied by it pursuant to any Commitment Letter to not be met. Assuming the satisfaction or waiver of each of the conditions precedent set forth in Section 9.1 and Section 9.2 and the Rollover having been consummated in accordance with the terms of this Agreement and the Support and Rollover Agreements, the aggregate proceeds of the Financing, if and when funded, will be sufficient for Parent to consummate the Transactions on the Closing Date, including payment in cash of (i) the aggregate Merger Consideration payable following the Effective Time, (ii) the Payoff Amount, (iii) the aggregate amounts payable pursuant to the terms hereof to holders of the Convertible Notes, Company Equity Awards (other than the Company RSU Deferred Cash Awards and the Company PSU Deferred Cash Awards) and the Common Shares and (iv) any other payments required to be made by or on behalf Parent at the Closing (such amount, the “Required Funding Amount”). As of the date of this Agreement, and assuming the representations and warranties contained in Article IV are true and correct in all respects, no event has occurred that would result in any breach of or a default (or an event that, with or without notice or lapse of time, or both, would be a breach or default) under any Commitment Letter on behalf of Parent or Merger Sub and, to the knowledge of Parent, against each other party thereto under any Commitment Letter. Assuming the satisfaction of the conditions set forth in Section 9.1 and Section 9.2 on the Closing Date, the accuracy of the representations set forth in Article IV, as of the date of this Agreement, Parent has no reason to believe that the full amount of the Financing contemplated under each applicable Commitment Letter to be available on the Closing Date to fund the Transactions will not be available to Parent or Merger Sub on the Closing Date. The Equity Commitment Letters provide, and will continue to provide, that the Company is a third-party beneficiary thereof as set forth therein.

Section 5.9 Limited Guarantees. Concurrently with the execution of this Agreement, each Guarantor has delivered to the Company a true, correct and complete copy of its respective Limited Guarantee, duly executed by such Guarantor in favor of the Company. Assuming that the Company’s representations set forth in Article IV are true and correct in all material respects, as of the date of this Agreement, each Limited Guarantee is in full force and effect and constitutes a legal, valid and binding obligation of the respective Guarantor, enforceable against it in accordance with its terms. As of the date of this Agreement, no event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a default or breach or failure to satisfy a condition on the part of the respective Guarantor under any Limited Guarantee.

Section 5.10 Certain Arrangements. As of the date of this Agreement, except as set forth herein (including with respect to the Support and Rollover Agreements), there are no Contracts (whether oral, written or otherwise) or commitments to enter into Contracts (whether oral, written or otherwise) (a) between Parent, Merger Sub or any of their respective Affiliates (or any other Person on behalf of Parent, Merger Sub or any of their respective Affiliates), on the one hand, and any member of the Company’s management or the Company Board or any of their respective Affiliates, on the other hand, that relate in any way to the Company or any of its Subsidiaries (including relating to compensation and retention of the Company’s management) or the Transactions or the operations of the Company or any of its Subsidiaries or, following the Effective Time, the Surviving Company or any of its Subsidiaries, (b) pursuant to which any holder of Common Shares would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any holder of Common Shares agrees to vote to approve the Merger and this Agreement or agrees to vote against any Superior Proposal or (c) between Parent, Merger Sub or any of their respective Affiliates (or any other Person on behalf of Parent, Merger Sub or any of their respective Affiliates), on the one hand, and any holder of Company Equity Awards or Common Shares, on the other hand, pursuant to which such holder would be entitled to receive consideration of a different amount or nature than the consideration payable pursuant to Section 2.5 or Section 2.6(a).

Section 5.11 Pending Transactions. None of Parent, Merger Sub or any of their respective Affiliates is party to any transaction pending to (a) acquire or agree to acquire by merging or consolidating with, by purchasing a portion of the assets of or equity in, or by acquiring in any other manner, any business of any Person or other business organization or division thereof, or (b) otherwise acquire or agree to acquire any assets or equity interests, or take any other action, where the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation, in each case, would, or would reasonably be expected to, (i) prevent, materially delay or materially impede the consummation of the Transactions; (ii) impose any material delay in the obtaining of, or materially increasing the risk of not obtaining, any consent of any Governmental Entity necessary to consummate the Transactions or the expiration or termination of any applicable waiting period; (iii) materially increase the risk of any Governmental Entity entering an Order prohibiting the consummation of the Transactions, including the Merger; or (iv) materially increase the risk of not being able to remove any such Order on appeal or otherwise.

Section 5.12 Brokers; Financial Advisors. Except as set forth on Section 5.12 of the Parent Disclosure Schedules, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar based fee or commission, or the reimbursement of expenses in connection therewith, in connection with any of the Transactions as a result of being engaged by Parent, Merger Sub or any of their respective Subsidiaries or Affiliates, except for Persons whose fees and expenses will be paid by Parent or an Affiliate thereof.

Section 5.13 CFIUS Foreign Person. Neither Parent nor Merger Sub is a foreign person, as defined in 31 C.F.R. § 800.224. The Merger will not result in control (as defined in 31 C.F.R. § 800.208) of the Company and its Subsidiaries by any foreign person (as defined in 31 C.F.R. § 800.224) and will not constitute a direct or indirect investment in the Company or its Subsidiaries by any foreign person that affords such foreign person with any of the access, rights, or involvement contemplated under 31. C.F.R. § 800.211(b).

Section 5.14 Support and Rollover Agreements. Concurrently with the execution of this Agreement, Parent has delivered to the Company the duly executed Support and Rollover Agreements. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach by Parent or Merger Sub under any Support and Rollover Agreement.

Section 5.15 No Additional Representations.

(a) Except for the representations and warranties expressly made in this Article V or in any certificate delivered at Closing pursuant to this Agreement, neither Parent, Merger Sub nor any other Person has made or makes any representation or warranty (express, implied or otherwise) with respect to Parent or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) whether in connection with this Agreement, the Merger or any other Transaction or otherwise, and each of Parent and Merger Sub hereby disclaims any such other representations or warranties (express, implied or otherwise). In particular, without limiting the foregoing disclaimer, except as expressly provided in this Article V or in any certificate at Closing delivered pursuant to this Agreement, neither Parent, Merger Sub nor any other Person makes or has made any representation or warranty (express, implied or otherwise) to the Company or any of its Affiliates or any of its or their respective Representatives with respect to (i) any financial projection, forecast, estimate, forward-looking statement, budget or prospect information relating to the Parent or any of its Subsidiaries or their respective businesses, or (ii) any oral or written information made available or otherwise presented to the Company, any of its Affiliates or any of its or their respective Representatives whether in the course of their due diligence investigation of Parent or Merger Sub, the negotiation of this Agreement or in the course of the Merger or any other Transaction or otherwise.

(b) Notwithstanding anything to the contrary in this Agreement, Parent acknowledges and agrees that neither the Company nor any other Person has made or is making, and Parent expressly disclaims reliance upon, any representations or warranties (express, implied or otherwise) relating to the Company or its Subsidiaries beyond those expressly made by the Company in Article IV or in any certificate at Closing delivered pursuant to this Agreement, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company or its Subsidiaries made available or otherwise presented to Parent, any of its Affiliates or any of its or their respective Representatives. Without limiting the generality of the foregoing, Parent acknowledges that, except as expressly made in Article IV or in any certificate delivered at Closing pursuant to this Agreement, no representations or warranties (express, implied or otherwise) are made with respect to (i) any projections, forecasts, estimates, budgets or prospect, (ii) the adequacy or sufficiency of the reserves or (iii) the effect of the adequacy or sufficiency of the reserves on any “line item” or asset, liability or equity amount, or (iv) any oral or written information made available or otherwise presented to Parent or any of its Affiliates or any of its or their respective Representatives whether in the course of the negotiation of this Agreement or in the course of the Merger or any other Transaction or otherwise.

Article VI
COVENANTS OF THE COMPANY

Section 6.1 Conduct of the Company. From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Article X, except (i) with the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), (ii) as is expressly required or expressly contemplated by this Agreement, (iii) as is required by applicable Law, or (iv) as set forth in Section 6.1 of the Company Disclosure Schedules, the Company (1) will, and will cause its Subsidiaries to, use commercially reasonable efforts to (x) conduct their business in the ordinary course consistent with past practice in all material respects and (y) preserve intact their business organizations, goodwill and assets, and preserve their present material relationships with Governmental Entities and other material business relationships with third parties and other Persons and (2) without limiting the generality of the foregoing, will not, and will not permit its Subsidiaries to:

(a) amend or adopt any change in its Organizational Documents, whether by merger, consolidation or otherwise, or waive any material term thereunder;

(b) authorize, recommend, propose, enter into or adopt a plan or agreement of complete or partial liquidation, winding-up, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(c) offer, issue, sell, transfer, pledge, dispose of, Encumber, adjust or amend the terms of any shares or equity interests of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock or other voting or equity interests of any class or series of the Company or its Subsidiaries or grant any Company Equity Award or other equity or equity-based awards, other than (i) issuances pursuant to the exercise of Company Option Awards or the vesting and settlement of Company RSU Awards and Company PSU Awards reflected in Section 4.5 as required by their respective terms that are outstanding on the date hereof in accordance with their terms as in effect on the date hereof, (ii) issuances pursuant to conversion of any Convertible Notes in accordance with the terms of the Convertible Notes Indentures or (iii) issuances by and among one or more wholly owned Subsidiaries of the Company and/or the Company;

(d) (i) split, reverse split, combine, subdivide or reclassify the outstanding shares of capital stock or other equity interests of the Company or any of its Subsidiaries, or (ii) declare, set aside, make or pay any dividend or other distribution payable in cash, stock or property with respect to the capital stock or other equity interests, other than, in the case of clause (ii), with respect to any wholly owned Subsidiary of the Company, to the Company or another wholly owned Subsidiary of the Company;

(e) redeem, purchase, repurchase or otherwise acquire directly or indirectly any of the Company’s or any Subsidiary’s capital stock or other voting or equity interests of the Company or any of its Subsidiaries, except for repurchases, redemptions or acquisitions (i) by a wholly owned Subsidiary of share capital or such other securities or equity or voting interests, as the case may be, of another of its wholly owned Subsidiaries, (ii) in connection with Tax withholding obligations pursuant to the terms of a Company Equity Award to the extent required by the terms of such Company Equity Award as in effect on the date hereof or (iii) pursuant to the conversion of any Convertible Notes in accordance with the terms of the Convertible Notes Indentures;

(f) except as required under the terms of any Company Benefit Plan set forth on the Company Disclosure Schedules, (i) increase the compensation or benefits paid or payable, whether conditionally or otherwise, of any current or former manager, director, officer, employee or individual independent contractor, other than increases in annual base salary or wage rate in the ordinary course of business consistent with past practice in respect of any non-officer employee whose annual base salary or wage rate does not exceed $250,000 after giving effect to such increase, (ii) enter into, adopt, grant or provide any change in control, severance, retention or similar payments or benefits to any current or former manager, director, officer, employee or individual independent contractor, (iii) subject to clauses (i)-(ii) above, establish, adopt, enter into, terminate or amend any material Company Benefit Plan or establish, adopt or enter into any plan, agreement, program, policy or other arrangement that would be a material Company Benefit Plan if it were in existence as of the date of this Agreement, other than (A) in connection with amendments to broad-based health and welfare plans pursuant to an annual renewal process in the ordinary course of business consistent with past practice that do not increase the amount of liability attributable to the Company or any of its Subsidiaries in respect of such Company Benefit Plan by a material amount or (B) in connection with severance payments or benefits provided pursuant to a Company Benefit Plan in effect as of the date hereof and set forth on the Company Disclosure Schedules in the ordinary course of business consistent with past practice in connection with a non-officer employee’s termination of employment permitted under subsection (g) below or (iv) accelerate or grant the right to accelerate the vesting, funding or payment of any compensation or benefits under any Company Benefit Plan;

(g) hire, engage, promote or terminate (other than for cause) the employment or engagement of any employee or independent contractor, in each case, with an annual base salary or wage rate in excess of $250,000, provided, that extensions permitted by, or terminations required by, the terms of the applicable employment or independent contractor arrangement in existence as of the date hereof and set forth on the Company Disclosure Schedules (e.g., at the end of the applicable fixed term of service) shall not be considered a hiring, engagement, promotion or termination;

(h) acquire or agree to acquire (including by merging or consolidating with, or by purchasing all or a material portion of the assets of, or by purchasing any equity or voting interest in, or by any other manner) any (i) business or Person or division thereof or equity interest in any of the foregoing or (ii) any other assets, in each case of clauses (i) and (ii), for consideration in excess of $5,000,000 in the aggregate;

(i) (1) sell, assign, lease, transfer, license, Encumber, abandon, permit to lapse or otherwise dispose of any material portion of its or any of its Subsidiaries’ assets, business or property (which shall include any sale of any capital stock of any Subsidiary of the Company), other than (i) dispositions of obsolete, surplus, or worn out tangible assets or tangible assets that are no longer used or useful in the conduct of the business of the Company or any of its Subsidiaries, (ii) transfers among the Company and its wholly owned Subsidiaries, (iii) leases and subleases of real property owned or leased by the Company or its Subsidiaries and voluntary terminations or surrenders of leases on real property held by the Company or its Subsidiaries, in each case, in the ordinary course of business consistent with past practice, (iv) sales or dispositions of tangible assets in the ordinary course of business consistent with past practice and not in excess of $5,000,000 in the aggregate, (v) abandonments of any Company Registered Intellectual Property, other than material Company Registered Intellectual Property, in the ordinary course of business consistent with past practice, or (vi) the grant of non-exclusive licenses of Company Intellectual Property in the ordinary course of business consistent with past practice, (2) enter into any new line of business; (3) create any new non-wholly owned Subsidiary or (4) sell, assign, lease, transfer, license, Encumber, abandon, permit to lapse or otherwise dispose of any of the assets, business or property (including any capital stock) set forth in Section 6.1(i)(4) of the Company Disclosure Schedules;

(j) incur, create, assume, guarantee or otherwise become liable or responsible for any Indebtedness, other than (i) any Indebtedness among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (ii) guarantees by the Company of Indebtedness of its wholly owned Subsidiaries or guarantees by any Subsidiaries of Indebtedness of the Company to the extent such Indebtedness is in existence on the date of this Agreement or incurred in compliance with this Section 6.1(j), (iii) performance bonds or surety bonds entered into in the ordinary course of business and consistent with past practices, (iv) any borrowings in the ordinary course of business for working capital purposes under the Company’s Revolving Credit Facility as in effect on the date hereof and (v) any other incurrence, guaranty or assumption of Indebtedness so long as the aggregate amount thereof at any given time after the date hereof does not exceed $2,000,000;

(k) enter into, modify, amend, extend, renew, change the economic terms of, terminate, assign or waive, release or assign any material rights or fees to be paid under any Material Contract or any agreement that would constitute a Material Contract if in effect on the date of this Agreement;

(l) commence, release, assign, resolve, settle or compromise, in whole or in part, any Proceeding, whether now pending or hereafter made or brought, or waive any claims, other than with respect to the Company’s and its Subsidiaries’ ordinary course claims activity, (i) in any such case, in an amount in excess of $5,000,000 individually or $15,000,000 in the aggregate (net of the amounts reserved for such matters by the Company or any of its Subsidiaries or amounts covered by insurance), (ii) that imposes (A) any obligation to be performed by, or any non-monetary obligations on, or (B) restriction imposed against, the Company or any of its Subsidiaries following the Closing Date, in the case of (A) or (B), that would be material to them, taken as a whole, or in the aggregate of all such cases or (iii) that includes any admission by the Company or its Subsidiaries of wrongdoing or does not provide for a full settlement and release of all known and unknown claims;

(m) except for any such change that is not material or that is required by GAAP or applicable Law or any competent Governmental Entity, change (i) any method of financial accounting methods, principles or practices used by the Company or any of its Subsidiaries or (ii) its fiscal year;

(n) (i) make, change or revoke any material Tax election (except in the ordinary course of business consistent with past practice) (ii) change any annual Tax accounting period or any material method of accounting, (iii) file any material amended Tax Return, (iv) settle or otherwise compromise any material Tax claim, Proceeding or assessment relating to the Company or any of its Subsidiaries, (v) surrender any right to claim a material refund of Taxes or (vi) consent to any extension or waiver of the limitation period applicable to any Tax claim, Proceeding, or assessment relating to the Company or any of its Subsidiaries;

(o) (i) modify, extend, or enter into any collective bargaining agreement or other agreement with any labor union, works council, trade union, labor association or other employee or contract worker representative organization, or (ii) voluntarily recognize or certify any labor union, works council, trade union, labor association or other employee or contract worker representative organization, or group of employees of the Company or any of its wholly-owned Subsidiaries as the bargaining representative for any employees of the Company or its wholly-owned Subsidiaries;

(p) make any capital expenditures or authorizations or commitments with respect thereto that in the aggregate are in excess of $1,000,000 individually or $5,000,000 in the aggregate in any six-month period; or

(q) authorize any of, or agree or commit to do, in writing or otherwise, any of the foregoing.

Nothing contained herein shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Company or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its operations.

Section 6.2 Employee Matters

(a) For a period of one year following the Effective Time (or, if shorter, the applicable Company Employee’s period of employment), Parent shall provide, or shall cause to be provided, to each employee of the Company and its Subsidiaries at the Effective Time who continues to remain employed with the Company and its Subsidiaries following the Effective Time (each, a “Company Employee”) (i) an annual base salary or base wage rate, as applicable, that is no less favorable than the annual base salary or base wage rate provided to the Company Employee immediately prior to the Effective Time, (ii) annual cash incentive compensation opportunities (including, as applicable, target amounts but excluding change-in-control, transaction, non-qualified deferred compensation, retention and equity-related bonus opportunities and performance goals) that are no less favorable to those provided to the Company Employee immediately prior to the Effective Time, (iii) retirement, health and welfare benefits (other than any change-in-control or transaction-based payments, long-term incentives, nonqualified deferred compensation, severance, retention, equity or equity-based compensation, defined benefit arrangements, and post-retirement or retiree medical or welfare benefits (the “Excluded Benefits”)) that are substantially comparable in the aggregate to those retirement and health and welfare benefits (excluding the Excluded Benefits) provided to the Company Employee immediately prior to the Effective Time and (iv) severance benefits that are no less favorable in the aggregate than those provided to the Company Employee under the applicable Company Benefit Plan as in effect immediately prior to the Effective Time and set forth on the Company Disclosure Schedules.

(b) For all purposes under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employee after the Effective Time (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors, to the same extent such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided, however, that the foregoing shall not apply (x) with respect to benefit accrual under any New Plan that is a defined benefit pension plan, (y) for purposes of any New Plan that is a post-employment welfare benefit plan, or (z) to the extent that its application would result in a duplication of benefits. For the avoidance of doubt, all applicable service credit provided under any Legacy Plan as of the Effective Time shall apply and continue to accrue for each applicable Company Employee from and after the Effective Time in accordance with the terms of the applicable Legacy Plan. In addition, and without limiting the generality of the foregoing, (i) Parent shall use commercially reasonable efforts to cause each Company Employee to be immediately eligible to participate, without any waiting time, in each New Plan to the extent such Company Employee was eligible to participate immediately prior to the Effective Time in a Company Benefit Plan providing analogous benefits (such Company Benefit Plans, collectively, the “Legacy Plans”), (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall use commercially reasonable efforts to waive all pre-existing condition exclusions and actively-at-work requirements of such New Plans for such Company Employee and his or her covered dependents, such that each Company Employee shall be immediately eligible to participate therein, without any waiting time, notwithstanding anything herein to the contrary, unless such conditions would not have been waived under the Legacy Plans, and (iii) Parent shall use commercially reasonable efforts to cause any eligible expenses incurred by a Company Employee and his or her covered dependents during the portion of the plan year of each Legacy Plan ending on the date such Company Employee’s participation in the corresponding New Plan begins shall be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Nothing contained in this Section 6.2, express or implied, shall (i) be construed to establish, amend or modify any Company Benefit Plan or other benefit or compensation plan, program, agreement, Contract, policy or arrangement (whether of the Company or Parent or any of their respective Subsidiaries or Affiliates), (ii) create any third-party beneficiary rights or obligations in any Person (including any employee) or any right to employment or services or continued employment or service or to a particular term or condition of employment or service with Parent or the Company or any of their respective Subsidiaries or Affiliates or (iii) limit the right of Parent or the Company or any of their respective Subsidiaries or Affiliates to terminate the employment or service of any employee or other service provider following the Closing at any time and for any or no reason.

Section 6.3 Convertible Notes, Revolving Credit Agreement and Capped Call Transactions.

(a) The Company shall take all actions as may be required in accordance with, and subject to the terms of, the applicable provisions of each of the Convertible Notes Indentures, including the giving of any notices required by the Convertible Notes Indentures in connection with the Transactions and making any repurchases required under the Convertible Notes Indentures or conversions of the Convertible Notes occurring as a result of the Transactions in accordance with the terms of the Convertible Notes Indentures.

(b) The Company shall, prior to the Closing Date, prepare any supplemental indentures required in connection with the Transactions and the consummation thereof to be executed and delivered to the Trustee at or prior to the Effective Time under each of the Convertible Notes Indentures.

(c) The Company shall take all such further actions, including the delivery of any officers’ certificates and opinions of counsel required by the Convertible Notes Indentures or other documents or instruments, as may be necessary to comply with all of the terms and conditions of the Convertible Notes Indentures in connection with the Transactions.

(d) The Company shall provide Parent and its counsel reasonable opportunity to review and comment on any written notice or communication and any notices, certificates, press releases, supplemental indentures, legal opinions, officers’ certificates or other documents or instruments deliverable pursuant to or in connection with the Convertible Notes Indentures prior to the dispatch or making thereof.

(e) The Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to cause their respective representatives to, cooperate with Parent in connection with the fulfillment of the Company’s obligations under the terms of the Convertible Notes and the Convertible Notes Indentures at any time after the date of this Agreement as reasonably requested by Parent.

(f)  The Company shall deliver to Parent at least three (3) Business Days prior to the Closing Date an executed payoff letter with respect to the Revolving Credit Facility (the “Subject Indebtedness”) in customary form, which payoff letter shall (i) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs and any other monetary obligations then due and payable under the Subject Indebtedness as of the anticipated Closing Date (and the daily accrual thereafter) and payment instructions for the same (the “Payoff Amount”), (ii) state that upon receipt of the Payoff Amount under such payoff letter, the Subject Indebtedness and all related loan documents shall be terminated and (iii) provide that all liens and guarantees in connection with the Subject Indebtedness shall be automatically released and terminated upon payment of the Payoff Amount on the Closing Date.

(g) The Company shall cooperate with Parent, at Parent’s reasonable written request, in connection with any discussions, negotiations or agreements with the Dealers, any of their respective Affiliates or any other Person with respect to any determination, adjustment, cancellation, termination, exercise, settlement or computation in connection with the Capped Call Transactions, including with respect to any cash amounts or shares of Common Shares that may be receivable by the Company pursuant to the Capped Call Transactions, subject to the mutual agreement of Company, Parent and the relevant Dealers in accordance with the terms of the Capped Call Transactions (such agreement not to be unreasonably withheld, conditioned or delayed by the Company); provided that in no event will this Section 6.3(g) require the Company to effect any such determination, adjustment, cancellation, termination, exercise, settlement or computation in connection therewith prior to the Effective Time or that would be effective if the Effective Time did not occur. The Company (i) shall not, without Parent’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, (A) make any amendments, modifications or other changes to the terms of, or agree to any adjustment under or amounts due upon termination, cancellation or settlement of, the Capped Call Transactions, (B) exercise any right it may have to terminate, or cause the early settlement, exercise or cancellation of, any of the Capped Call Transactions or (C) except as contemplated herein or has occurred prior to the date hereof, enter into any discussions, negotiations or agreements with respect to any of the foregoing in this Section 6.3(g), and (ii) shall keep Parent fully informed of all such discussions and negotiations. The Company shall use commercially reasonable efforts to take all such other actions as may be required in accordance with, and subject to, the terms of the Capped Call Transactions, including delivery of any notices or other documents or instruments required to give effect to the foregoing or in connection with the consummation of the Merger, each of which shall be so delivered substantially in a form previously provided to Parent for Parent’s review.

(h) Notwithstanding anything in this Agreement to the contrary, it is understood and agreed that nothing in this Section 6.3 shall require the Company to (i) other than (A) in connection with any actions set forth in Section 6.3(a), Section 6.3(b), and Section 6.3(c) and (B) with respect to any fees, costs, expenses or liabilities expressly required to be paid under the Convertible Notes Indentures or the Capped Call Transactions (including as a result of any conversions that are required to be settled prior to the Closing and interest payments required to be paid prior to the Closing), pay any fees, incur or reimburse any costs or expenses, or make any payment prior to the occurrence of the Effective Time for which it has not first received full reimbursement or is not otherwise indemnified or subject to reimbursement under this Agreement; (ii) enter into any instrument or agreement, or agree to any change, adjustment, waiver or modification to or termination or unwind of any instrument or agreement, that is effective prior to the occurrence of the Effective Time or that would be effective if the Effective Time did not occur; or (iii) provide access to or disclose information that would reasonably be expected to jeopardize attorney-client privilege or any other privilege (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of such privilege) or contravene applicable Law or violate any Contract to which the Company or any of its Subsidiaries is party and entered into prior to the date of this Agreement. For the avoidance of doubt, and without limiting the obligations in this Section 6.3, each of Parent and Merger Sub acknowledge and agree that its obligations to consummate the transactions contemplated by this Agreement are not conditioned upon either (1) the execution of any supplemental indenture pursuant to the Convertible Notes Indentures by the trustee thereunder or (2) the outcome of any negotiation with the Dealers under the Capped Call Transactions with respect to adjustment of the Capped Call Transactions.

Section 6.4 Access to Information. From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Article X, to the extent permitted by applicable Law, including Antitrust Laws, and subject to Section 8.9 (including the limitations in Section 8.9(b)), the Company will (a) give Parent and its Representatives access to the offices, assets, properties, business, operations, books and records, personnel and Representatives of the Company and its Subsidiaries, (b) furnish to Parent and its Representatives such financial and operating data and other information, in each case, that is reasonably necessary in connection with Parent’s strategic and integration planning with respect to the Transactions and (c) reasonably cooperate with Parent in respect of the matters set forth on Section 6.4(c) of the Company Disclosure Schedules. Any such access will be conducted during normal business hours upon reasonable advance notice, at Parent’s expense and under the supervision of appropriate personnel of the Company and its Subsidiaries and in such a manner as not to unreasonably interfere with the normal operation of the business of the Company and its Subsidiaries, and will be subject to the Company’s reasonable security measures and insurance requirements. Notwithstanding the foregoing, the Company shall not be required to (or to cause any of its Subsidiaries to), after notice to Parent, afford such access or furnish such information to the extent that the Company believes in good faith that doing so would, or, in the case of clause (iii), upon the advice of counsel would: (i) result in the loss of attorney-client privilege, the work product immunity or any other legal privilege or similar doctrine (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of such privilege or doctrine); (ii) violate any confidentiality obligations of the Company or any of its Subsidiaries to any third person or otherwise breach, contravene or violate any then effective Contract to which the Company or any of its Subsidiaries is party, in each case, solely with respect to obligations and Contracts entered into prior to the date of this Agreement; (iii) result in a competitor of the Company or any of its Subsidiaries receiving information that is competitively sensitive (provided, that information will be disclosed, to the extent legally permissible (as advised by Company counsel), subject to execution of a joint defense agreement in customary form, and disclosure may be limited to external counsel for Parent, to the extent the Company determines doing so may be reasonably required for the purpose of complying with applicable Antitrust Laws); or (iv) breach, contravene or violate any applicable Law (so long as the Company has used reasonable best efforts to provide such information in a way that does not breach, contravene or violate applicable Law). All information obtained by Parent or any of its Representatives pursuant to this Section 6.4 shall be kept confidential in accordance with, and shall otherwise be subject to the terms of, the Confidentiality Agreement.

Section 6.5 [Reserved.]

Section 6.6 Advisory Contract Client Consents.

(a) With respect to each Advisory Contract Client of an Adviser Subsidiary that is a Public Fund, the Company shall, and shall cause each such Adviser Subsidiary, to use its reasonable best efforts to obtain, or to cause to be obtained, in accordance with the provisions of the Investment Company Act applicable thereto and any other applicable Law, (i) the necessary approval of each board of directors or other similar governing body of the Public Fund (the “Public Fund Board”), (ii) the approval of the shareholders of each such Public Fund, of a new Advisory Contract relating to such Public Fund, with such agreement becoming effective immediately following the Closing and containing terms that are substantially similar to (with fee and any other economic terms that are not less favorable to the Company or the Adviser Subsidiary than) the terms of the applicable existing Advisory Contract with such Public Fund, and (iii) the approval, as necessary, of the Public Fund Board of an “interim contract” pursuant to Rule 15a-4 under the Investment Company Act.

(b) With respect to each Non-Public Fund Advisory Contract Client of any Adviser Subsidiary, including any Private Fund, as applicable, the Company shall, and shall cause each such Adviser Subsidiary to, use its reasonable best efforts to obtain prior to Closing, in accordance with applicable Law, the consent of such Non-Public Fund Advisory Contract Client to the “assignment” or deemed “assignment” (within the meaning of Section 202(a)(1) and Section 205(a)(2) of the Advisers Act) (an “Assignment”) of its Non-Public Fund Advisory Contract as a result of the Transactions.

(i) In furtherance of the foregoing, the Company shall use its reasonable best efforts to cause the applicable Adviser Subsidiary to send, as soon as reasonably practicable and, with respect to any Tri-Party Advisory Contract, in reasonable consultation with the applicable Intermediary (and in any event, with respect to any (x) Type 1 Advisory Contract Client within thirty (30) days of the date of this Agreement and (y) Type 2 Advisory Contract Client within seventy-five (75) days of the date of this Agreement), a written notice to each Non-Public Fund Advisory Contract Client, which shall be in form and substance reasonably satisfactory to Parent, (i) informing such Non-Public Fund Advisory Contract Client of the Transactions contemplated by this Agreement, (ii) informing such Non-Public Fund Advisory Contract Client that such Adviser Subsidiary intends to continue to provide investment advisory services to such Non-Public Fund Advisory Contract Client under the applicable Non-Public Fund Advisory Contract after Closing, and (iii) requesting the consent of such Non-Public Fund Advisory Contract Client (as contemplated by Section 6.6(b)(ii)) to the Assignment of the applicable Non-Public Fund Advisory Contract as a result of the Transactions (such notice, a “Client Notice”). The Company shall use its reasonable best efforts to cause the applicable Adviser Subsidiary to send a second Client Notice to Type 1 Advisory Contract Clients as necessary and contemplated by Section 6.6(b)(ii)(A)(y).

(ii) Parent and the Company agree that the consent and approval of each Non-Public Fund Advisory Contract Client with respect to the Assignment of its Non-Public Fund Advisory Contract sought under this Section 6.6(b) shall be deemed given for all purposes hereunder, if:

(A)	with respect to any Non-Public Fund Advisory Contract Client that is a Type 1 Advisory Contract Client, (x) such Type 1 Advisory Contract Client responds in writing with its consent and approval to such Assignment within sixty (60) days of the date the initial Client Notice was sent to such Type 1 Advisory Contract Client or (y) with respect to any Type 1 Advisory Contract Client that has not responded in writing to the initial Client Notice within sixty (60) days of the date such initial Client Notice was sent, (1) at the conclusion of such sixty (60)-day period, the Adviser Subsidiary sends a second Client Notice to such Type 1 Advisory Contract Client and (2) within forty-five (45) days of the date such second Client Notice is sent, such Type 1 Advisory Contract Client has either (I) responded in writing with its consent and approval to such Assignment prior to the Closing or (II) not provided written notice of its refusal to consent or written notice of its intention to refuse to consent to the Assignment of, or terminated or provided written notice of its intention to terminate, the applicable Non-Public Fund Advisory Contract; and

(B)	with respect to any Non-Public Fund Advisory Contract Client that is a Type 2 Advisory Contract Client, such Type 2 Advisory Contract Client either (x) responds in writing with its consent and approval to such Assignment within sixty (60) days of the date the initial Client Notice was sent to such Type 2 Advisory Contract Client (or such longer period as may be required under the applicable Non-Public Fund Advisory Contract) or (y) (1) has not responded to the Client Notice within sixty (60) days of the date such Client Notice was sent (or such longer period as may be required under the applicable Non-Public Fund Advisory Contract) and (2) has not provided written notice of its refusal to consent or written notice of its intention to refuse to consent to the Assignment of, or terminated or provided written notice of its intention to terminate the applicable Non-Public Fund Advisory Contract.

(c) With respect to any Non-Public Fund Advisory Contract Client that enters into a Non-Public Fund Advisory Contract or an amendment to a Non-Public Fund Advisory Contract with an Adviser Subsidiary between the date of this Agreement and Closing, the Company shall, and shall cause each Adviser Subsidiary to, use its reasonable best efforts to (i) prior to entering into such Non-Public Fund Advisory Contract, provide written notice to such Non-Public Fund Advisory Contract Client (x) informing such Non-Public Fund Advisory Contract Client of the Assignment of such Non-Public Fund Advisory Contract effective as of Closing as a result of the Transactions and (y) stating that, by entering into such Non-Public Fund Advisory Contract, such Non-Public Fund Advisory Contract Client shall be deemed to have consented, effective as of Closing, to such Assignment and (ii) cause such Contract to permit “assignment” or deemed “assignment” thereof to be obtained without written consent.

(d) For the avoidance of doubt, under no circumstances shall the Company nor any Adviser Subsidiary be required to make any payment or provide any other benefit to any Advisory Contract Client to obtain such Advisory Contract Client’s consent.

(e) The Company shall, and shall cause each Adviser Subsidiary to, keep the Parent reasonably informed on a current basis of the status of obtaining the approvals and consents sought pursuant to this Section 6.6 (the “Advisory Contract Client Consents”), and Parent shall reasonably cooperate with and assist the Company and the Adviser Subsidiaries in connection with obtaining such approvals and consents. The Company shall, and shall cause each Adviser Subsidiary to, upon Parent’s reasonable request, make available to Parent copies of all executed Advisory Contract Client Consents and make available for Parent’s inspection the originals of such Advisory Contract Client Consents and any related materials and other records relating to the Advisory Contract Client Consent process. Without limiting the foregoing, in connection with obtaining the Advisory Contract Client Consents required by this Section 6.6, Parent shall have the right to review, in advance of distribution, any Client Notices or related materials to be distributed by the Company or an Adviser Subsidiary to any Advisory Contract Client, and Parent shall have the right to have its reasonable comments reflected therein prior to distribution.

(f) Without limiting the Company’s obligations as set forth in this Section 6.6, for the avoidance of doubt, in no event shall obtaining Advisory Contract Client Consents be a condition to any of Parent or Merger Sub’s obligations under this Agreement.

Section 6.7 Certain Actions. The Company agrees to use reasonable best efforts to undertake the steps set out on Section 6.7 of the Company Disclosure Schedules.

Article VII
COVENANTS OF PARENT

Section 7.1 Director and Officer Liability.

(a) Without limiting any other rights that any Indemnified Person may have pursuant to any Contract (including any employment agreement or indemnification agreement), under applicable Law or pursuant to the Company’s Organizational Documents, the Organizational Documents of the Surviving Company and the Organizational Documents of the Company’s Subsidiaries, from and after the Effective Time until the sixth (6th) anniversary of the date on which the Effective Time occurs, Parent and the Surviving Company shall (i) jointly and severally, indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, a director or officer of the Company or of any of its Subsidiaries, or who acts as a fiduciary under any Company Benefit Plan or is or was serving at the request of the Company or any of its Subsidiaries as a director or officer of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise (the “Indemnified Persons”) against all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement, of or incurred in connection with any threatened or actual Proceeding to which such Indemnified Person is a party or is otherwise involved (including as a witness) based, in whole or in part, on or arising, in whole or in part, out of the fact that such Person is or was a director or officer of the Company or of such Subsidiary, a fiduciary under any Company Benefit Plan or is or was serving at the request of the Company or of such Subsidiary as a director or officer of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise or by reason of anything done or not done by such Person in any such capacity, to the extent pertaining to any act or omission occurring or existing at or prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective Time (“Indemnified Liabilities”), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the Transactions, in each case and (ii) to the fullest extent permitted under applicable Law advance reasonable and documented out-of-pocket costs and expenses (including attorneys’ and other professionals’ fees and expenses) incurred by any Indemnified Person in connection with matters for which such Indemnified Persons are eligible to be indemnified by the Company, the Surviving Company or any of its Subsidiaries pursuant to this Section 7.1(a) (or otherwise) promptly, and in any case within fifteen (15) days after receipt by the Surviving Company of a written request for such advance, subject to the execution by such Indemnified Persons of appropriate and reasonable undertakings in favor of Parent and the Surviving Company to repay such advanced costs and expenses if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Person is not entitled to be indemnified. Parent will have the right, upon written notice to any applicable Indemnified Person, to assume the defense of any Proceeding in respect of which indemnification is or would be sought hereunder. Each Indemnified Person will be entitled to retain his or her own counsel if there is a conflict of interest (whether actual, potential or reasonably perceivable) between the Indemnified Person and Parent or the Surviving Company, whether or not the Surviving Company elects to control the defense of any such Proceeding. Notwithstanding anything to the contrary in this Agreement, none of Parent, the Surviving Company nor any of their respective Affiliates will settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any Proceeding for which indemnification may be sought by an Indemnified Person pursuant to this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all applicable Indemnified Persons from any and all liability arising out of such Proceeding, the claims made therein and the matters including such claims. Any determination required to be made with respect to whether the conduct of any Indemnified Person complies or complied with any applicable standard will be made by independent legal counsel selected by the Surviving Company (which counsel will be reasonably acceptable to such Indemnified Person), the fees and expenses of which will be paid by the Surviving Company.

(b) For a period of six (6) years from the Effective Time, Parent and the Surviving Company shall not amend, repeal or otherwise modify (i) any provision in the Company’s Organizational Documents in effect immediately prior to the Effective Time, (ii) any provision in the Organizational Documents of the Surviving Company or (iii) any provision in the Organizational Documents of any Subsidiary of the Company in effect as of immediately prior to the Effective Time, in each case, in any manner that would adversely affect the rights thereunder of any Indemnified Person to indemnification, exculpation, defense, being held harmless or expense advancement with respect to Indemnified Liabilities, except, in each case, to the extent required by applicable Law. For a period of six (6) years from the Effective Time, Parent shall, and shall cause the Surviving Company and its Subsidiaries to, fulfill and honor any rights of any Indemnified Person to indemnification, exculpation, defense, being held harmless or expense advancement with respect to Indemnified Liabilities under (x) any provision in the Company’s Organizational Documents in effect immediately prior to the Effective Time, (y) any provision in the Organizational Documents of the Surviving Company or (z) any provision in the Organizational Documents of any Subsidiary of the Company in effect as of immediately prior to the Effective Time, in each case to the fullest extent permitted under applicable Law.

(c) Parent shall cause the Surviving Company to put in place, effective as of the Effective Time, and Parent shall fully prepay, or cause to be prepaid, no later than at or immediately prior to the Closing, “tail” insurance policies with a claims reporting or discovery period of six (6) years from the Effective Time with terms and conditions providing retentions, limits and other material terms that are no less favorable, in the aggregate, to the director and officer liability policy maintained by the Company and its Subsidiaries with respect to matters, acts or omissions existing or occurring at or prior to the Effective Time (including the Transactions); provided, however, that Parent may elect in its sole discretion, but shall not be required, to spend (or cause the Surviving Company to spend) more than the amount set forth on Section 7.1 of the Company Disclosure Schedules (the “Cap Amount”) for the six (6) years of coverage under such “tail” policies; provided, further, that if the cost of such insurance exceeds the Cap Amount, and Parent elects not to spend more than the Cap Amount for such purpose, then Parent shall purchase and obtain a policy with the greatest coverage available for a cost equal to such Cap Amount.

(d) For the avoidance of doubt, the obligations of Parent and the Surviving Company under this Section 7.1 shall survive the consummation of the Merger and unless required by applicable Law, shall not be terminated or modified in such a manner during the six-year (6-year) period after the Closing as to adversely affect any Indemnified Person to whom this Section 7.1 applies without the consent of such affected Indemnified Person (it being expressly agreed that the Indemnified Persons to whom this Section 7.1 applies shall be third-party beneficiaries of this Section 7.1, each of whom may enforce the provisions of this Section 7.1). The obligations, covenants and agreements contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Person is entitled, whether pursuant to Law, Contract, or otherwise. Nothing in this Agreement is intended to, shall be construed to, or shall release, waive, or impair any rights to any Persons’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees.

(e) In the event that Parent or the Surviving Company (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall assume its obligations, covenants and agreements set forth in this Section 7.1. The provisions of this Section 7.1 are intended to be for the benefit of, and shall be enforceable by, the Parties and any and all Persons entitled to indemnification or insurance coverage or expense advancement pursuant to this Section 7.1, and their heirs and representatives.

(f) The provisions of this Section 7.1 will survive the consummation of the Merger and (i) are intended to be for the benefit of, and will be enforceable by, each Indemnified Person, and his or her heirs, successors, assigns and Representatives, and (ii) are in addition to, and not in substitution for, any other rights to indemnification, advancement of expenses, exculpation or contribution that any such Person may have by Contract or otherwise. Unless required by applicable Law, this Section 7.1 may not be amended, altered or repealed after the Effective Time in such a manner as to adversely affect the rights of any Indemnified Persons or any of their successors, assigns or heirs without the prior written consent of the affected Indemnified Person.

Section 7.2 Merger Sub Conduct; Shareholder Approval.

(a) Upon the terms and subject to the conditions set forth in this Agreement, Parent will take all action necessary to cause Merger Sub to perform its obligations, covenants and agreements under this Agreement.

(b) Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with the DGCL and in its capacity as the sole shareholder of Merger Sub, a written consent approving this Agreement and the Merger (the “Merger Sub Shareholder Approval”).

Article VIII
COVENANTS OF PARENT AND THE COMPANY

Section 8.1 Reasonable Best Efforts; Regulatory Matters.

(a) Upon the terms and subject to the conditions set forth in this Agreement, the Company, on the one hand, and Parent and Merger Sub on the other hand, shall (and shall cause their respective Subsidiaries and Affiliates to) use reasonable best efforts, in consultation and cooperation with one another, to (i) consummate and make effective, as promptly as reasonably practicable, the Merger and the other Transactions, (ii) prepare and file as promptly as reasonably practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents with Governmental Entities, (iii) obtain as promptly as reasonably practicable all Consents required to be obtained from any third party or Governmental Entity that are necessary, proper or advisable to consummate the Transactions, including those Consents set forth on Section 8.1(a) of the Company Disclosure Schedules (the “Required Consents”), (iv) execute and deliver any additional instruments necessary, proper or advisable to consummate the Transactions and (v) take any and all steps that are necessary, proper or advisable to avoid each and every impediment under any applicable Law that may be asserted by, or Proceeding that may be entered by, any Governmental Entity with respect to this Agreement or the Transactions, as promptly as practicable; provided, however, that the Company shall not be required to compromise any right, asset or benefit or expend any amount or incur any liabilities, make any accommodations or provide any other consideration in order to obtain any third-party consent.

(b) Each of the Company, Parent and Merger Sub shall, to the extent not prohibited by applicable Law, consult with one another with respect to the obtaining of all Required Consents from any Governmental Entity necessary, proper or advisable to consummate the Transactions and each of the Company, Parent and Merger Sub shall keep the others reasonably apprised on a prompt basis of the status of matters relating to such Required Consents.  The Company and Parent shall, to the extent not prohibited by applicable Law, (i) have the right to review in advance, and each will consult the other to provide necessary information with respect to all filings made with, or additional information or documentary materials submitted to, any Governmental Entity in connection with, the Required Consents, the Merger or any other Transactions, (ii) each promptly inform the other Party, and if in writing, furnish the other Party with copies of (or, in the case of oral communications, advise the other Party orally of) any communication from or with any Governmental Entity regarding the Transactions, and permit the other Party to review in advance any proposed communication by such Party to any Governmental Entity and shall promptly advise the other Party when any such communication causes such Party to believe that there is a reasonable likelihood that any such Required Consent will not be obtained or that the receipt of any such Required Consent will be materially delayed or conditioned, and (iii) provide the other Party with the opportunity to participate in any meeting, whether telephonic, video conference or in-person, with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the Transactions (other than non-substantive scheduling or administrative calls) to the extent permitted by applicable Law and by such Governmental Entity. If any Party receives a request for additional information or documentary material from any Governmental Entity with respect to the any of the Transactions, then such Party shall use reasonable best efforts to make, or cause to be made, as promptly as reasonably practicable and after consultation with the other Party, an appropriate response in compliance with such request. Subject to applicable Laws or any request made by any competent Governmental Entity (including the staff thereof), the Company and Parent shall each furnish to each other copies of all correspondence, filings and written communications between it and any such Governmental Entity with respect to this Agreement, the Transactions, and use reasonable best efforts to furnish the other Party with such necessary information and reasonable assistance as the other Party may reasonably request in connection with its preparation of filings or submissions of information to any such Governmental Entity; provided, however, that materials provided pursuant to this Section 8.1(b) may be redacted (w) to remove any Personal Data about any individual, (x) to remove references concerning the valuation of the Company, (y) as necessary to comply with contractual obligations or applicable Laws (including Antitrust Laws) and (z) as necessary to address reasonable legal privilege and work product protection concerns. All filing fees in connection with the foregoing shall be borne by Parent. Notwithstanding anything in this Agreement to the contrary, Parent shall determine the strategy to be pursued for obtaining all consents from any Governmental Entity as may be required under any applicable antitrust, competition or trade regulation Law.

(c) In furtherance of and without limiting the generality of the foregoing, (i) the Company and Parent shall submit the notifications required under the HSR Act relating to the Transactions within fifteen (15) Business Days of the date of this Agreement (unless the applicable rules governing the form and information required in such filings under the HSR Act have materially changed and are in effect at the time such a filing would have to be made, in which case it shall be made as promptly as reasonably practicable) and prepare and file such other materials as may be required under any other applicable antitrust, competition or trade regulation Law (collectively, “Antitrust Laws”) with respect to the Transactions in the jurisdictions set forth on Section 8.1(c) of the Company Disclosure Schedules as promptly as reasonably practicable and (ii) Parent shall (and shall cause its Subsidiaries and Affiliates to) file or cause to be filed with the competent Governmental Entities any declarations, filings, documents, forms, notifications and other submissions necessary to obtain the Required Consents as promptly as reasonably practicable. Any such declarations, filings, documents, forms, notifications and other submissions shall comply in all material respects with the requirements of applicable Law.

(d) From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Article X, none of Parent or any of its Affiliates will acquire or agree to acquire by merging or consolidating with, by purchasing a portion of the assets of or equity in, or by acquiring in any other manner, any business of any Person or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or equity interests, or take any other action (including make any filing pursuant to Antitrust Laws or otherwise with any Governmental Entity), if the entering into of a definitive agreement relating to, or the consummation of, such transaction would reasonably be expected to prevent, materially delay or materially impede the consummation of the Transactions, including by (i) imposing any material delay in the obtaining of, or materially increasing the risk of not obtaining, any consent of any Governmental Entity necessary to consummate the Transactions or the expiration or termination of any applicable waiting period; (ii) materially increasing the risk of any Governmental Entity entering an Order prohibiting the consummation of the Transactions; or (iii) materially increasing the risk of not being able to remove any such Order on appeal or otherwise.

(e) In furtherance and without limiting the generality of the foregoing, Parent shall (and cause its Affiliates to) use reasonable best efforts to take any and all action to avoid or eliminate each and every impediment under every Antitrust Law in each case so as to enable the Closing to occur no later than the Outside Date including, (i) if any Proceeding is instituted (or threatened to be instituted) challenging the Transactions as violative of any Antitrust Law, Parent shall (and shall cause its Affiliates to) use reasonable best efforts to take any and all actions necessary to contest and resist any such Proceeding and (ii) reasonable best efforts to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions in each case until the issuance of a final, non-appealable Order with respect thereto, including (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate Order, or otherwise, the sale, divestiture or disposition of any businesses, product lines or assets of the Company, Parent and their respective Subsidiaries and (y) otherwise taking or committing to take actions that after the Closing would limit the Company’s, Parent’s or their respective Subsidiaries’ freedom of action with respect to, or its or their ability to retain, any businesses, product lines or assets of the Company, Parent and their respective Subsidiaries; provided that notwithstanding anything to the contrary in this Agreement, no Party will be required to take or agree or commit to take any action that is not conditioned upon the Closing. No actions taken pursuant to this Section 8.1(e) shall be considered for purposes of determining whether a Company Material Adverse Effect has occurred or may occur.

(f) The Company agrees to, as soon as practicable (and in any case within fifteen (15) Business Days) after the date hereof, cause each Broker-Dealer Entity to prepare and file with FINRA a CMA under FINRA Rule 1017(a)(4) with respect to the change of control of that Broker-Dealer Entity that will result from the consummation of the Transactions, and, prior to the filing thereof with FINRA, shall provide Parent with an opportunity to review and comment upon such CMAs (which comments the Company shall incorporate into the CMA). Upon request by the Company, Parent will, as promptly as reasonably practicable, supply to the Company information requested by the Company about Parent and its Affiliates that is required for the Company to prepare the CMAs and/or satisfy requests for additional information related thereto from FINRA.

Section 8.2 Preparation of Proxy Statement.

(a) The Company will, as soon as practicable following the date of this Agreement and in any event within thirty (30) days after the date of this Agreement, prepare and file with the SEC the Proxy Statement in preliminary form, and the Company will use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC or its staff with respect thereto. Each of Parent and the Company shall reasonably assist and cooperate with the other in connection with any of the actions contemplated by this Section 8.2, including the preparation, filing and distribution of the Proxy Statement and the resolution of any comments in respect thereof received from the SEC.

(b) If the Company determines that it is required to file any document other than the Proxy Statement with the SEC in connection with the Transactions pursuant to applicable Law other than any document that relates to an Acquisition Proposal made by a person other than Parent or Merger Sub (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company (with the assistance and cooperation of Parent and Merger Sub as reasonably requested by the Company) shall use its reasonable best efforts to promptly prepare and file such Other Required Company Filing with the SEC. The Company shall use its reasonable best efforts to cause the Proxy Statement and any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and NYSE. The Company may not file the Proxy Statement or any Other Required Company Filing with the SEC without providing Parent and its counsel, to the extent practicable, a reasonable opportunity to review and comment thereon and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the other Parties or their respective counsel.

(c) If Parent or Merger Sub determines that it (or any of its respective Affiliates) is required to file any document with the SEC in connection with the Transactions or the Company Shareholder Meeting pursuant to applicable Law (an “Other Required Parent Filing”), then Parent and Merger Sub (with the assistance and cooperation of the Company as reasonably requested by Parent) will use their respective reasonable best efforts to promptly prepare and file such Other Required Parent Filing with the SEC. Parent and Merger Sub will use their reasonable best efforts to cause any Other Required Parent Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC. Neither Parent nor Merger Sub may file any Other Required Parent Filing with the SEC without providing the Company and its counsel, to the extent practicable, a reasonable opportunity to review and comment thereon and Parent and Merger Sub shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the other Parties or their respective counsel.

(d) The Company will notify Parent as promptly as practicable (and in any case no later than twenty-four (24) hours) of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or any Other Required Company Filing or for additional information. Parent will notify the Company as promptly as practicable (and in any case no later than twenty-four (24) hours) of the receipt of any comments from the SEC or its staff for amendments or supplements to any Other Required Parent Filing or for additional information. Each Party will supply the other Party with copies of all correspondence between such Party or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as applicable. The Company and its Affiliates, on the one hand, and Parent, Merger Sub and their respective Affiliates, on the other hand, shall provide the other Party a reasonable opportunity to review and comment on any written communication with the SEC or its staff with respect to the Proxy Statement, any Other Required Parent Filing or any Other Required Company Filing, as the case may be, and each Party shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the other Parties or their respective counsel.

(e) The Company will (i) establish a record date for the Company Shareholders Meeting so that the Company Shareholders Meeting can be held as promptly as possible following the mailing of the Proxy Statement, (ii) commence a broker search pursuant to Rule 14a-13 of the Exchange Act in connection therewith and (iii) subject to applicable Law, thereafter commence mailing the Proxy Statement to the Company’s shareholders promptly following the date (x) that is ten (10) days after filing the Proxy Statement in preliminary form if, prior to such date, the SEC does not provide comments or indicates that it does not plan to provide comments or (y) on which the SEC staff informs the Company that it has no further comments on the Proxy Statement (such date, the “SEC Clearance Date”). Subject to the terms and conditions of this Agreement, the Proxy Statement will include the Board Recommendation.

(f) Following the SEC Clearance Date, the Company shall take all necessary actions, including in accordance with applicable Law, the Organizational Documents of the Company and the rules of the NYSE, to duly call, give notice of, convene and hold a meeting of holders of Common Shares (including any adjournment, recess, reconvening or postponement thereof, the “Company Shareholders Meeting”) for the purpose of obtaining the Company Shareholder Approval, as promptly as possible following the mailing of the Proxy Statement to the Company’s shareholders (which Company Shareholders Meeting shall in no event be scheduled initially for a date that is later than the fortieth (40th) day following the first mailing of the Proxy Statement to the holders of Common Shares without the prior written consent of Parent). Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn, recess, reconvene or postpone the Company Shareholders Meeting (i) for such period of time as the Company reasonably believes that such adjournment, recess, reconvening or postponement is necessary to ensure that any required supplement or amendment to the Proxy Statement that is required by applicable Law is provided to the holders of Common Shares within a reasonable amount of time in advance of the Company Shareholders Meeting, (ii) if the Company reasonably believes that as of the time for which the Company Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement), (x) there will be an insufficient number of Common Shares present (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting or (y) there will be an insufficient number of proxies to obtain approval of the Company Shareholder Approval (it being understood that the Company may not postpone or adjourn the Company Shareholders Meeting more than two (2) times pursuant to this clause (ii)), (iii) the Company Board has determined in good faith (after consultation with legal counsel) that such delay is required by applicable Law to comply with comments made by the SEC with respect to the Proxy Statement or to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that the Company has determined, after consultation with legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by holders of Common Shares prior to the Company Shareholders Meeting and (iv) if such adjournment, recess, reconvening or postponement is required by Law or a court or other Governmental Entity of competent jurisdiction in connection with any Proceedings in connection with this Agreement or the Transactions or has been requested by the SEC or its staff; provided, that in the case of the foregoing clause (i) and clause (ii), unless agreed in writing by the Company and Parent, any single such adjournment, recess or postponement shall be for a period of no more than thirty (30) calendar days and ten (10) Business Days, respectively. The Company shall keep Parent updated with reasonable frequency with respect to proxy solicitation results. The Company Board shall use reasonable best efforts to obtain the Company Shareholder Approval.

Section 8.3 Public Announcements; Confidentiality.

(a) The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by the Parties. Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the Transactions and shall consider in good faith such other Parties’ comments and shall not issue any such press release or make any such public statement without the prior written consent of the other Party. Notwithstanding the foregoing, (a) each Party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in Company SEC Documents, in each case, so long as such statements are consistent and substantially similar with previous press releases, public disclosures or public statements made jointly by the Parties (or individually, if approved by the other Party) and (b) a Party, its Subsidiaries or their Representatives may, without the prior consent of the other Party hereto but subject to giving advance notice to the other Party to the extent legally permissible and reasonably practicable, issue any such press release or make any such public announcement or statement as may be required by any applicable Law. Each Party will promptly make available to the other Parties copies of any written communications made without prior consultation with the other Parties pursuant to the immediately preceding sentence. Furthermore, nothing in this Section 8.3 requires a Party to consult with or obtain any approval from the other Parties with respect to a public announcement or press release issued in connection with (i) in the case of the Company, the receipt and existence of an Acquisition Proposal and matters related thereto or a Board Recommendation Change, as applicable, in compliance with Section 8.3 or (ii) enforcing its rights and remedies under this Agreement. For the avoidance of doubt, nothing in this Section 8.3 shall prevent Parent or the Company from issuing any press release or making any public statement in the ordinary course that does not relate specifically to this Agreement or the Transactions. For the avoidance of doubt, the Parties acknowledge and agree that the direct and indirect equityholders of Parent that are financial sponsors, investment funds or pooled investment vehicles, and any Affiliate of such Person, may make customary disclosures (subject to customary confidentiality obligations) about the subject matter of this Agreement or the Transactions in connection with their ordinary course fund raising, marketing, informational or reporting activities.

(b) Effective upon the Closing, the Confidentiality Agreement shall terminate.

Section 8.4 No Solicitation by the Company.

(a) Except as provided in this Section 8.4(a), from the date hereof until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with Article X, the Company and its Subsidiaries will not, and will cause its directors and officers, and will direct and use reasonable best efforts to cause its employees and other Representatives not to, directly or indirectly, (i) solicit, initiate, propose, knowingly induce the making, submission or announcement of, knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) furnish to any Person any non-public information relating to the Company or any of its Subsidiaries or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company and any of its Subsidiaries, in any such case with the intent to solicit or induce the making, submission or announcement of, or to knowingly encourage or knowingly facilitate, any proposal or inquiry that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal (other than informing such Persons of the provisions contained in this Section 8.4(a) and contacting the Person making the Acquisition Proposal to the extent necessary solely to clarify the terms of the Acquisition Proposal in connection with determining whether the Acquisition Proposal constitutes a Superior Proposal); (iv) approve, endorse or recommend any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; or (v) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, an “Alternative Acquisition Agreement”), in each case, other than in respect of Parent, its Affiliates and their respective Affiliates in respect of the Transactions.

(b) Promptly (and in any event within twenty-four (24) hours) following the execution of this Agreement, the Company (i) will request the return or destruction of all non-public information concerning the Company and any of its Subsidiaries furnished to any Person (other than Parent, the Guarantor, the Financing Sources and their respective Representatives and Affiliates) in connection with any Acquisition Proposal (or proposal or offer that could reasonably be expected to lead to an Acquisition Proposal) at any time prior to the date of this Agreement, (ii) will, and will cause each of its Subsidiaries and each of its and its Subsidiaries’ respective directors and officers and shall use its reasonable best efforts to cause their respective other Representatives to, immediately (A) cease and terminate any and all discussions, communications or negotiations with any Person and its Representatives (other than the Parties and their respective Representatives) in connection with any Acquisition Proposal (or proposal or offer that could reasonably be expected to lead to an Acquisition Proposal) by any such Person and (B) terminate all access granted to any such Person and its Representatives to any physical or electronic data room maintained by the Company or other diligence access with respect to any Acquisition Proposal (or proposal or offer that could reasonably be expected to lead to an Acquisition Proposal).

(c) From the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with Article X, the Company (x) will not, and will cause each Subsidiary not to, terminate, waive, amend or modify any provision of, or grant permission or request under, any standstill or confidentiality agreement to which it or any Subsidiary is or becomes a party, and (y) will, and will cause each Subsidiary to, use reasonable best efforts to enforce any such agreement, in each case, unless the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Company Board pursuant to applicable Law, in which event the Company may take the actions described in these clauses (x) and (y) solely to the extent necessary to permit a third party to make an Acquisition Proposal or in order not to be inconsistent with the fiduciary duties of the Company Board pursuant to applicable Law.

(d) Notwithstanding anything to the contrary set forth in this Section 8.4(d), from the date of this Agreement until the Company’s receipt of the Company Shareholder Approval, if the Company Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) that an Acquisition Proposal, that did not result from any material breach of Section 8.4(a), either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal, and the Company Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take the actions contemplated by this Section 8.4(d) would be inconsistent with its fiduciary duties pursuant to applicable Law, then, so long as the Company promptly (and in any event within twenty four (24) hours) notifies Parent of such determination, the Company may, directly or indirectly, (i) subject to the entry into, and in accordance with, an Acceptable Confidentiality Agreement, furnish to the Person making such Acquisition Proposal (and its Representatives and financing sources any non-public information relating to the Company or any of its Subsidiaries and afford to such Person (and such Person’s Representatives and financing sources) access to the business, properties, assets, books, records or other non-public information, or to personnel, of the Company and its Subsidiaries, including to induce the making, submission or announcement of, or to knowingly encourage, knowingly facilitate or assist, a proposal or inquiry that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal or potential Acquisition Proposal and any inquiries or the making of any proposal that could reasonably be expected to lead to an Acquisition Proposal or potential Acquisition Proposal; provided, however, that the Company will promptly (and in any event within twenty four (24) hours) provide to Parent, or provide Parent access to, any such non-public information concerning the Company and any of its Subsidiaries that is provided to any such Person or its Representatives that was not previously provided to Parent or its Representatives; and (ii) participate or engage in discussions or negotiations with such Person (and their Representatives and financing sources) with respect to the Acquisition Proposal.

(e) Except as provided by Section 8.4(f), at no time after the date hereof may the Company Board:

(i) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Board Recommendation in a manner adverse to Parent;

(ii) adopt, approve, endorse, recommend or otherwise declare advisable, or propose publicly to adopt, approve, endorse, recommend or otherwise declare advisable, or submit to the Company’s shareholders for approval or adoption, an Acquisition Proposal;

(iii) fail to publicly reaffirm the Board Recommendation within ten (10) Business Days after Parent so requests in writing (or, if earlier, at least two (2) Business Days prior to the Company Shareholders Meeting);

(iv) take any formal action or make any recommendation or public statement in connection with a tender or exchange offer, other than a recommendation against such offer or a “stop, look and listen” communication by the Company Board to the holders of Common Shares pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication), or fail to recommend against any tender or exchange offer (it being understood that the Company Board may refrain from taking a position with respect to an Acquisition Proposal that is a tender or exchange offer until the close of business on the tenth (10th) Business Day after the commencement of a tender or exchange offer in connection with such Acquisition Proposal without such action being considered a violation of this Section 8.4(e));

(v) fail to include the Board Recommendation in the Proxy Statement (any action described in clauses (i) through (v), a “Board Recommendation Change”); or

(vi) cause or permit the Company or its Subsidiaries to enter into an Alternative Acquisition Agreement;

provided, however, that, for the avoidance of doubt, none of (1) the determination by the Company Board that an Acquisition Proposal constitutes a Superior Proposal or (2) the delivery by the Company to Parent of any notice contemplated by Section 8.4(d) or Section 8.4(f) will constitute a Board Recommendation Change.

(f) Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Company Shareholder Approval:

(i) if the Company has received an Acquisition Proposal that the Company Board has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a Superior Proposal, then the Company Board may (A) effect a Board Recommendation Change with respect to such Acquisition Proposal; or (B) authorize the Company to terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, in each case if and only if:

(A)	the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable Law;

(B)	the Company and its Subsidiaries and its Representatives have not materially breached Section 8.4(a) and this Section 8.4(f) with respect to such Acquisition Proposal;

(C)	the Company has provided written notice to Parent at least five (5) Business Days in advance (the “Notice Period”) to the effect that the Company Board, has (I) received an Acquisition Proposal that has not been withdrawn; and (II) it intends to take such action, which notice shall specify the identity of the Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) making such Acquisition Proposal, the material terms thereof and copies of all material relevant agreements relating to such Acquisition Proposal;

(D)	prior to effecting such Board Recommendation Change or termination, the Company and its Representatives, during the Notice Period, have negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to enable Parent to make such adjustments to the terms and conditions of this Agreement and the Commitment Letters so that such Acquisition Proposal would cease to constitute a Superior Proposal or that would obviate the need to effect a Board Recommendation Change or termination; provided, however, that in the event of any material revisions to such Acquisition Proposal, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 8.4(f)(i)(D) with respect to such new written notice (it being understood that the “Notice Period” in respect of such new written notice will be three (3) Business Days); and

(E)	at the end of the Notice Period and prior to taking any such action, the Company Board has considered in good faith any such proposals by Parent to make revisions to the terms of this Agreement and the Commitment Letters, and has determined in good faith (after consultation with its financial advisor and outside legal counsel), that (I) such Acquisition Proposal continues to constitute a Superior Proposal and (II) the failure to take such action would be inconsistent with its fiduciary duties pursuant to applicable Law if such changes proposed by Parent were to be given effect; or

(ii) other than in connection with an Acquisition Proposal that constitutes a Superior Proposal pursuant to clause (i) above, the Company Board, may effect a Board Recommendation Change in response to any material Effect with respect to the Company that (A) was not known or reasonably foreseeable to the Company Board as of the date of this Agreement; and (B) does not relate to (1) any Acquisition Proposal; or (2) the mere fact, in and of itself, that the Company meets or exceeds any internal or public projections, forecasts, guidance, estimates, milestones, or budgets or internal or published financial or operating predictions of revenue, earnings, premiums written, cash flow, cash position or other financial performance or results for any period ending on or after the date hereof, or changes after the date hereof in the market price or trading volume of the Common Shares or the credit rating of the Company (it being understood that the underlying cause of any of the foregoing in this clause (2) may be considered and taken into account) (each such event, an “Intervening Event”), if and only if:

(A)	the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable Law;

(B)	the Company has provided written notice to Parent at least five (5) Business Days in advance to the effect that the Company Board, has (I) so determined; and (II) resolved to effect a Board Recommendation Change pursuant to this Section 8.4(f)(ii), which notice will specify the applicable Intervening Event in reasonable detail;

(C)	prior to effecting such Board Recommendation Change, the Company and its Representatives, during such five (5) Business Day notice period, have negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to enable Parent to make such adjustments to the terms and conditions of this Agreement and the Commitment Letters so that the Company Board no longer determines that the failure to make a Board Recommendation Change in response to such Intervening Event would be inconsistent with its fiduciary duties pursuant to applicable Law; and

(D)	at the end of the five (5) Business Day notice period and prior to taking any such action, the Company Board has considered in good faith any such proposals by Parent to make revisions to the terms of this Agreement and the Commitment Letters, and has determined in good faith (after consultation with its financial advisor and outside legal counsel), that the failure to take such action would continue to be inconsistent with its fiduciary duties pursuant to applicable Law if such changes proposed by Parent were to be given effect.

Section 8.5 Takeover Statutes. None of the Parties or the Company Board will take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Laws, and each of them will take all reasonable steps within its control to (a) exempt (or ensure the continued exemption of) the Transactions from the Takeover Laws of any state that purport to apply to this Agreement or the Transactions and (b) otherwise minimize the effect of such Takeover Laws on the Transactions.

Section 8.6 Section 16(b). The Company and the Company Board (or a duly formed committee thereof consisting of non-employee directors (as such term is defined for the purposes of Rule 16b-3 promulgated under the Exchange Act)), shall, to the extent necessary, take appropriate action, prior to or as of the Effective Time, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of Company Equity Awards and Common Shares in the Merger by applicable individuals and to cause such dispositions and/or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 8.7 Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and regulations of the NYSE to cause (a) the delisting of the Common Shares from the NYSE as promptly as practicable after the Effective Time and (b) the deregistration of the Common Shares pursuant to the Exchange Act as promptly as practicable after such delisting.

Section 8.8 Notification of Certain Matters; Transaction Litigation. From the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with the terms of Article X, each of the Company and Parent shall promptly notify the other Party of (a) any written notice or other written communication, or, to the knowledge of the Company, oral notice or other oral communication, received by the notifying Party or any of its Affiliates or Representatives from any Person alleging that the Consent of such Person is or may be required in connection with the Transactions and (b) any written notice or other written communication, or, to the knowledge of the Company, oral notice or other oral communication from any Governmental Entity in connection with the Transactions. Subject to applicable Law, the Company shall promptly notify Parent of any shareholder demands, litigations, arbitrations or other similar Proceedings (including derivative claims) commenced or threatened in writing, or, to the knowledge of the Company, orally against the Company or any director, officer or Affiliate thereof relating to this Agreement or any of the Transactions or seeking damages or discovery in connection with such Transactions (collectively, the “Transaction Litigation”) and shall keep Parent promptly and reasonably informed regarding any Transaction Litigation. Subject to applicable Law, the Company and Parent shall cooperate with the other in the defense or settlement of any Transaction Litigation, at each Party’s sole cost and expense, and shall in good faith consult with each other on a regular basis regarding the defense or settlement of such Transaction Litigation and shall reasonably consider each other’s advice and views with respect to such Transaction Litigation, but only if it is not reasonably determined by either of the Parties, upon the advice of counsel, that doing so could result in the loss of the ability to successfully assert any legal privilege or work product protection. Subject to applicable Law, none of the Company or any of its Subsidiaries shall settle or offer to settle any Transaction Litigation without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), except to the extent the settlement is fully covered by the Company’s insurance policies (other than any applicable deductible), but only if such settlement (v) only involves the payment of monetary damages; (w) would not result in the imposition of (1) any material obligation to be performed by, or (2) material restriction imposed against, the Company or any of its Subsidiaries following the Closing Date; (x) does not directly or indirectly attribute to the Company or any of its Subsidiaries any admission of liability or any admission of fact that would reasonably be expected to lead to any liability; (y) does not impose on Parent or Merger Sub (or any Affiliate of Parent or Merger Sub) any judgment, contribution obligation, fine, penalty or any other liability; and (z) does not involve the admission of any wrongdoing.

Section 8.9 Financing.

(a) From the date of this Agreement and until the Closing, Parent will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to (i)(A) maintain in full force and effect the Commitment Letters (subject to amendment or replacement thereof in accordance with this Section 8.9(a)) until the earlier of the consummation of the Transactions and the valid termination of this Agreement and (B) arrange, obtain and consummate the Financing on the terms and conditions contemplated by the respective Commitment Letters (subject to amendment or replacement thereof in accordance with this Section 8.9(a)), (ii) enter into definitive written agreements with respect to the Capital Financing on terms and conditions contained in the Financing Commitment Letters and the Debt Financing Fee Letter (subject to amendment or replacement thereof in accordance with this Section 8.9(a)) (including any “flex” provisions applicable to the Debt Commitment Letter) or, in Parent’s sole discretion, on other terms than those contained in the Financing Commitment Letters (including any “flex” provisions applicable thereto) and the Debt Financing Fee Letter, in each case, which such other terms shall not shall not constitute a Prohibited Financing Amendment (with such agreements to be in effect no later than the Closing Date) (such definitive agreements governing the Capital Financing, the “Capital Financing Agreements”), (iii) satisfy on a timely basis all obligations applicable to Parent under the Commitment Letters that are within the control of Parent, (iv) upon satisfaction of the conditions set forth in the Commitment Letters (other than those to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at Closing), consummate the Financing no later than at the Closing and (v) fully enforce its rights under the Commitment Letters. Without the prior written consent of the Company, Parent shall not permit any amendment, replacement or modification to be made to, or any waiver of any provision or remedy under (1) the Financing Commitment Letters, if such amendment, replacement, modification or waiver (A) reduces the aggregate amount of the Capital Financing below the amount, taking into account all other sources of proceeds, necessary to fund the Required Funding Amount unless (I) in the case of any such reduction with respect to the aggregate amount committed under the Debt Commitment Letter contemplated to be funded on the Closing Date, the Equity Financing that is provided by the Equity Investors pursuant to the Equity Commitment Letters (as amended in accordance with this Section 8.9(a)) is increased by an amount equal to such reduction and (II) in the case of any such reduction with respect to the aggregate amount committed under the Preferred Equity Commitment Letter contemplated to be funded on the Closing Date, (x) the Equity Financing that is provided by the Equity Investors pursuant to the Equity Commitment Letters (as amended in accordance with this Section 8.9(a)) is increased by an amount equal to such reduction and/or (y) Parent obtains one or more additional equity financing commitment letters, pursuant to which one or more equity investors approved by the Company (such approval not to be unreasonably, withheld, conditioned or delayed) commits to invest in Parent, on or prior to the Closing, an amount equal to such reduction on terms and conditions that shall not, without the prior written consent of the Company, affect any Prohibited Financing Amendment (such additional equity financing under this clause (y), the “Replacement Equity Financing” with any such Replacement Equity Financing being deemed to constitute “Capital Financing”, and the equity commitment letter with respect thereto being deemed to constitute a “Financing Commitment Letter”); (B) imposes new or additional conditions or expands any of the conditions, in each case, to the receipt of the Capital Financing in a manner that would reasonably be expected to (I) materially delay or prevent the Closing or (II) make the timely funding of the Capital Financing contemplated to be funded on the Closing Date or satisfaction of the conditions to obtaining the Capital Financing on or prior to the Closing Date less likely to occur; or (C) otherwise would reasonably be expected to (I) materially delay or prevent the Closing; (II) make the timely funding of the Capital Financing or satisfaction of the conditions to obtaining the Capital Financing on or prior to the Closing Date less likely to occur; or (III) adversely impact the ability of Parent to enforce its rights against any other party to the Financing Commitment Letters (it being understood and agreed that, in any event, Parent may amend the Financing Commitment Letters solely to add lenders, agents, co-agents, arrangers, bookrunners, managers or similar entities that have not executed such Financing Commitment Letter as of the date of this Agreement) (the limitations set forth in this clause (1), the “Prohibited Financing Amendments”) or (2) the Equity Commitment Letters. In the event that any portion of the Capital Financing becomes unavailable to Parent on the terms and conditions set forth in the Debt Commitment Letter and Debt Financing Fee Letter or from the parties thereto, Parent will promptly notify the Company and will use its reasonable best efforts to obtain alternative capital financing on terms and conditions not less favorable to Parent (with respect to such terms (but not, for the avoidance of doubt, such conditions), as determined in good faith by Parent) than those contained in the Financing Commitment Letters and the Debt Financing Fee Letter as of the date of this Agreement (including any “flex” provisions applicable thereto) or, in Parent’s sole discretion, on other terms than those contained in the Financing Commitment Letters and the Debt Financing Fee Letter as of the date of this Agreement (including any “flex” provisions applicable thereto), in each case, from the same or alternative sources in an amount sufficient, when added to any portion of the Financing still available, to fund the Required Funding Amount as promptly as reasonably practicable (the “Alternative Financing” with any such Alternative Financing being deemed to constitute “Capital Financing”, the debt commitment letter with respect thereto being deemed to constitute a “Financing Commitment Letter”, the fee letter with respect thereto being deemed to constitute a “Debt Financing Fee Letter” and the definitive documentation with respect thereto being deemed to constitute the “Capital Financing Agreements”); provided that, without the prior written consent of the Company, such Alternative Financing shall not affect any Prohibited Financing Amendments. Parent shall deliver to the Company true, correct and complete copies of the executed debt commitment letter with respect to such Alternative Financing (and the related fee letter, which may be redacted in the manner set forth in Section 5.8) promptly following the execution thereof. Parent shall give the Company prompt written notice of (w) any material breach or default (or any event or circumstance that with or without the lapse of time, or both, would give rise to any breach or default) by any party to the Commitment Letters of any material provision which Parent has become aware, (x) the expiration or termination in writing (or attempted or purported termination in writing, whether or not valid) of any Commitment Letter, (y) the receipt by Parent of any written or electronic (including email) notice or communication by any investor or Financing Source party to the applicable Commitment Letter with respect to any actual or threatened in writing material breach, default, repudiation by any party to any Commitment Letter or any refusal to provide, or stated intent that it will not provide, by any investor or Financing Source party to the applicable Commitment Letter, the full amount of the Equity Financing or the Capital Financing contemplated by the applicable Commitment Letter for any reason or (z) Parent’s or Merger Sub’s good faith belief, for any reason, that it would or it is reasonably likely that it would no longer be able to obtain all or any portion of any Financing to be funded at Closing and shall otherwise keep the Company reasonably informed of the status of Parent’s efforts to arrange the Financing upon the written request of the Company. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the reasonable best efforts of Parent require or be deemed or construed to require Parent to (I) seek equity financing from any source (other than the Equity Financing) or (II) pay aggregate fees in excess of those contemplated by the Financing Commitment Letters (whether to secure waiver of any conditions contained in any Commitment Letter). For the avoidance of doubt, nothing in this Section 8.9(a) shall require Parent or Merger Sub to disclose any information that is subject to the attorney-client or work product privilege or similar privilege or the disclosure of which would result in the breach of any of Parent’s or Merger Sub’s confidentiality obligations set forth in the Financing Commitment Letters.

(b) From the date of this Agreement and until the Closing, the Company shall use reasonable best efforts to provide, and shall cause each Subsidiary of the Company to use reasonable best efforts to provide, and shall use reasonable best efforts to cause its and their respective Representatives to provide, such cooperation in connection with arranging and seeking to obtain the Capital Financing as may be reasonably requested by Parent, including to use reasonable best efforts to (i) make available to Parent, its advisors and its Financing Sources such financial and other pertinent information regarding the Company and each Subsidiary of the Company as may be reasonably requested by Parent, its advisors or its actual or potential Financing Sources, including, but not limited to, (I) such information as is necessary to allow Parent, its advisors and its Financing Sources to prepare pro forma financial statements and marketing materials and (II) customary authorization letters (including customary representations with respect to accuracy of information and material non-public information); provided, that the Company is given a reasonable opportunity prior to execution to review and provide comments on such authorization letters and such information distributed to prospective lenders in connection therewith; (ii) assist with the preparation of reasonably requested lender and investor presentations, rating agency presentations, bank information memoranda, marketing materials and other similar documents and materials in connection with the Capital Financing and participating in a reasonable number of meetings, presentations, road shows, drafting sessions and due diligence sessions (in each case, including via video conference) with providers or potential providers of the Capital Financing and ratings agencies and otherwise assisting in the marketing efforts of Parent and its Financing Sources, in each case to the extent customary for Capital Financings of such type; (iii) deliver, at least four (4) Business Days prior to Closing, to Parent all documentation and other information as is reasonably requested by Parent, its advisors and its Financing Sources at least nine (9) Business Days prior to Closing with respect to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and beneficial ownership regulations (including beneficial ownership certifications as under 31 C.F.R. § 1010.230); (iv) assist with Parent’s preparation, negotiation and execution of definitive written financing documentation and the schedules and exhibits thereto (including loan agreements, guarantees, collateral agreements, hedging arrangements, customary officer’s certificates and corporate resolutions, as applicable) as may reasonably be requested and subject to the occurrence of the Closing; and (v) provide reasonable and customary assistance in the taking of all corporate and other equivalent organizational actions, subject to the occurrence of the Closing, reasonably necessary to permit the consummation of the Capital Financing on the Closing Date; it being understood that no such corporate or other equivalent organizational action will take effect prior to the Closing and the directors (other than directors that are continuing directors in their capacities as such) of the Company will not be required to approve the Capital Financing prior to the Closing Date; provided, however, that nothing in this Section 8.9 will require any such cooperation to the extent that it would (A) require the Company or any of its Subsidiaries to pay any fees or reimburse any expenses prior to the Closing for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent, (B) require the Company or any of its Subsidiaries to give or agree to give to any other Person any indemnities in connection with the Capital Financing that are effective prior to the Closing, (C) (i) provide access to or disclose any information that the Company reasonably determines is prohibited or restricted under applicable Law or that violates or waives any attorney-client or other applicable privilege or (ii) disclose or provide any information in connection with the Capital Financing, the disclosure of which, in the judgement of the Company, could result in (x) the disclosure of any trade secrets, customer-specific data or competitively sensitive information not otherwise required to be provided under this Agreement or (y) the violation of any confidentiality obligation, (D) take any action which would result in the Company or any of its Subsidiaries or any of its or their respective Affiliates incurring any liability with respect to matters relating to the Capital Financing or cause any director, officer or employee of the Company or any of its Subsidiaries or any of its or their respective Affiliates or Representatives to incur any personal liability in connection with the Capital Financing, (E) cause any term, covenant, representation or warranty in this Agreement to be breached by the Company or any of its Affiliates or cause any condition to the Closing to fail to be satisfied, (F) conflict with, result in any violation or breach of, or default (with or without notice, lapse of time, or both) under, the Company’s or any of its Subsidiary’s respective Organizational Documents as in effect as of the date of this Agreement, or any applicable Law or Contracts (to the extent not entered into in contemplation of this Section 8.9(b)), (G) provide (1) pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information, (2) any financial statements or information that are not available to Company and not prepared in the ordinary course of the Company’s financial reporting practice, (3) any description of all or any component of the Capital Financing (including any such description to be included in any liquidity or capital resources disclosure or any “description of notes”), or (4) projections, risk factors or other forward-looking statements relating to all or any component of the Capital Financing (which items (1) through (4) shall be the sole responsibility of Parent) or (I) unreasonably interfere with the ongoing business operations of the Company and its Subsidiaries. The Company shall provide to Parent the financial statements required by paragraph (j) of Exhibit D to the Debt Commitment Letter with respect to the fiscal periods contemplated therein. Notwithstanding the foregoing, (i) neither the Company nor its officers or employees shall be required to execute or enter into any agreement with respect to the Capital Financing (other than (x) those officers or employees continuing in such roles after the Closing, and solely with respect to agreements contingent upon the Closing and that would not be effective prior to the Closing, and (y) the customary authorization letters referred to above included in any marketing materials for the Capital Financing and engagement letters with rating agencies), and (ii) no directors of the Company or its Subsidiaries shall be required to approve, adopt, execute or enter into or perform any agreement with respect to the Capital Financing that is not contingent upon the Closing or that would be effective prior to the Closing (other than those directors continuing in such roles after the Closing, and solely with respect to agreements contingent upon the Closing and that would not be effective prior to the Closing).

(c) The Company hereby consents to the use of the logos of the Company and each of its Subsidiaries in connection with the Capital Financing; provided that such logos shall be used solely in a manner that is not reasonably likely to or intended to harm, disparage or otherwise adversely affect the Company and/or its Subsidiaries or their reputation or goodwill.

(d) Upon the earlier of the Closing and the termination of this Agreement in accordance with its terms, Parent shall promptly reimburse the Company and its Subsidiaries and its and their respective Representatives for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees) incurred by such Persons in connection with any cooperation contemplated by this Section 8.9.

(e) Parent shall indemnify and hold harmless each of the Company and its Subsidiaries and its and their respective Representatives from and against any and all losses and other liabilities suffered or incurred by any of them in connection with their cooperation in the arrangement and preparation of the Capital Financing and any information used in connection therewith, in each case other than to the extent arising from the gross negligence, intentional misrepresentation, fraud or willful misconduct by or on behalf of such Person or Representative or arising from any information provided on behalf of the Company or any of its Subsidiaries in connection with the Debt Financing that is determined to be materially false or misleading.

(f) All non-public or otherwise confidential information provided by the Company or any of its Subsidiaries or any of their Representatives pursuant to this Section 8.9 shall be kept confidential in accordance with the Confidentiality Agreement; provided that Parent and Merger Sub shall be permitted to disclose such information to the Financing Sources, rating agencies and investors in connection with obtaining the Capital Financing or any direct or indirect Equity Financing, subject to the recipient thereof entering into customary confidentiality undertakings with respect to such information (including in the form of a customary click-through confidentiality undertaking).

(g) For the avoidance of doubt, the Parties hereto understand and agree that the provisions contained in this Section 8.9 represent (i) the sole obligation of the Company with respect to cooperation in connection with the arrangement of the Capital Financing (and no other provision of this Agreement shall be deemed to expand such obligations) and (ii) the sole obligations of Parent and Merger Sub to obtain the Financing (and no other provision of this Agreement shall be deemed to expand such obligations).

(h) The Company shall be deemed to have complied with this Section 8.9 for the purpose of any condition set forth in Article IX, unless (i) (a) the Company has materially breached its obligations under this Section 8.9, (b) Parent has notified the Company of such breach in writing in good faith, detailing in good faith reasonable steps that comply with this Section 8.9 in order to cure such breach and (c) the Company has not taken such steps or otherwise cured such breach with reasonably sufficient time prior to the Outside Date to consummate the applicable Capital Financing and (ii) the failure of any condition precedent set forth in (x) Exhibit D to the Debt Commitment Letter or (y) Exhibit C of the Preferred Equity Commitment Letter to be satisfied, or the failure to obtain the Capital Financing, is the result of such material breach of this Section 8.9.

(i) Notwithstanding anything herein to the contrary, without limitation of the obligations of the Company set forth in Section 11.10(b) and Section 11.10(c)), Parent hereby acknowledges and agrees that the obligations of Parent and Merger Sub under this Agreement, including their obligations to consummate the Transactions, are not in any way conditioned or contingent upon or otherwise subject to Parent’s and Merger Sub’s consummation of any financing arrangement or the obtaining of any financing or the availability, grant, provisions or extension of any financing to Parent and Merger Sub (including any portion of the Financing).

Section 8.10 Treatment of Certain Indebtedness. Prior to the Effective Time, the Company shall take all actions as may be reasonably required in accordance with, and subject to, each of the Convertible Notes Indentures to effect the Transactions, including delivery of any supplemental indentures, legal opinions, officers’ certificates, press releases or other documents or instruments required to comply with the Convertible Notes Indentures or applicable Law.

Article IX
CONDITIONS TO THE MERGER

Section 9.1 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or, to the extent permitted by Law, waiver in writing by the Party for whose benefit such condition exists) at of prior to the Effective Time of the following conditions:

(a) the Company Shareholder Approval has been obtained;

(b) (i) any applicable waiting period under any Antitrust Law set forth on Part I of Section 9.1 of the Company Disclosure Schedules relating to the Merger shall have expired or been terminated and (ii) the approvals and prior written non-disapprovals from the Governmental Entities set forth on Part II of Section 9.1 of the Company Disclosure Schedules have been obtained; and

(c) there shall not be (i) any Order restraining, enjoining or otherwise preventing the consummation of the Merger issued by any Governmental Entity having jurisdiction over any Party that remains in effect, nor (ii) any Law promulgated, enacted, issued or deemed applicable to the Merger by any Governmental Entity having jurisdiction over any Party that prohibits or makes illegal the consummation of the Merger that remains in effect.

Section 9.2 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or, to the extent permitted by Law, waiver) of the following conditions:

(a) the Company shall have performed in all material respects all of its obligations, covenants and agreements under this Agreement required to be performed by it as of or prior to the Effective Time;

(b) the representations and warranties of the Company set forth in Section 4.1 (Corporate Existence and Power), Section 4.2 (Authorization), Section 4.4 (Non-Contravention), Section 4.23 (Brokers; Financial Advisors), Section 4.24 (Opinion of Financial Advisor) and Section 4.25 (Rights Agreements; Takeover Statutes), shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);

(c) the representations and warranties of the Company set forth in Section 4.5(a) and (b) (Capitalization) shall be true and correct in all respects at and as of the Closing Date as if made at and as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period) (other than De Minimis Inaccuracies);

(d) the representations and warranties of the Company set forth in this Agreement (other than those referred to in subparagraphs (b) and (c) above) shall be true and correct (disregarding for this purpose all “Company Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) at and as of the Closing Date as if made at and as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, have not had a Company Material Adverse Effect;

(e) since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing;

(f) Parent and Merger Sub shall have received a certificate executed on behalf of the Company by the Company’s Chief Executive Officer and Chief Financial Officer, dated as of the Closing Date, confirming that the conditions set forth in subparagraphs (a), (b), (c), (d) and (e) of this Section 9.2 have been satisfied; and

(g) (i) each Broker-Dealer Entity shall have received from FINRA its written approval of the respective CMA, which shall be in full force and effect, or (ii) (A) at least thirty (30) days shall have elapsed after the filing of both CMAs, (B) neither CMA shall have been rejected, terminated or withdrawn, and (C) FINRA shall not have (1) imposed any “interim restriction” on either Broker-Dealer Entity pending a decision on the respective CMA or (2) advised either Broker-Dealer Entity in writing that there are other substantial issues with the CMA or that it cannot move forward with the change of control (clause (i) or (ii), the “FINRA Approval”).

Section 9.3 Additional Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or, to the extent permitted by Law, waiver) of the following conditions:

(a) Parent shall have performed in all material respects all of its obligations, covenants and agreements under this Agreement required to be performed by it as of or prior to the Effective Time;

(b) the representations and warranties of Parent and Merger Sub set forth in Article V shall be true and correct (disregarding for this purpose all “Parent Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) at and as of the Closing Date as though made at and as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure to be so true and correct, individually or in the aggregate, has not had, and would not be reasonably expected to have, a Parent Material Adverse Effect; and

(c) the Company shall have received a certificate of Parent, executed on its behalf by an authorized officer of Parent, dated as of the Closing Date, confirming that the conditions set forth in subparagraphs (a) and (b) of this Section 9.3 have been satisfied.

Article X
TERMINATION

Section 10.1 Termination. This Agreement may be terminated prior to the Effective Time:

(a) by mutual written consent of the Company and Parent; or

(b) by either the Company or Parent:

(i) if the Company Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held Company Shareholders Meeting (including any adjournment, recess, reconvening or postponement thereof); provided, however, that the right to terminate this Agreement under this Section 10.1(b)(i) shall not be available to any Party whose breach of any representation or warranty or failure to perform any obligation, covenant or agreement under this Agreement has proximately caused, or resulted in, the failure to obtain the Company Shareholder Approval;

(ii) if the Closing has not yet occurred by 5:00 p.m. on January 11, 2025 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 10.1(b)(ii) shall not be available to any Party whose breach of any representation or warranty or failure to perform any obligation, covenant or agreement under this Agreement has proximately caused, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(iii) if there shall have been (A) any Order restraining, enjoining or otherwise preventing the consummation of the Merger issued by any Governmental Entity having jurisdiction over any Party that remains in effect and is final and nonappealable, or (B) any Law promulgated, enacted, issued or deemed applicable to the Merger by any Governmental Entity having jurisdiction over any Party that prohibits or makes illegal the consummation of the Merger that remains in effect; provided, however, that the right to terminate this Agreement under this Section 10.1(b)(iii) shall not be available to any Party whose breach of any representation and warranty or whose failure to perform any obligation, covenant or agreement under this Agreement has proximately caused, or resulted in, the issuance of such Order or promulgation, enactment, issuance or deemed applicability of such Law or the failure of such Order or Law to be resisted, resolved or lifted; or

(c) by Parent:

(i) if at any time prior to, but not after, the time the Company Shareholder Approval is obtained, if there shall have been a Board Recommendation Change;

(ii) if there shall have been a breach or a failure to perform by the Company of any of its representations, warranties, obligations, covenants or agreements contained in this Agreement, which breach or failure to perform would result in a failure to satisfy a condition set forth in Section 9.1 or Section 9.2, and in such case such breach shall be incapable of being cured prior to the Outside Date, or if capable of being cured prior to the Outside Date, shall not have been cured by the earlier of (A) thirty days after the giving of written notice to the Company of such breach and (B) the Outside Date (a “Company Terminable Breach”), but only if Parent and Merger Sub are not then in Parent Terminable Breach; or

(d) by the Company:

(i) at any time after the date hereof but prior to receipt of the Company Shareholder Approval, in order to substantially concurrently enter into a definitive written agreement providing for a Superior Proposal, but only if (A) the Company has not materially breached Section 8.4 with respect to such Superior Proposal and (B) concurrently with, and as a condition to, any such termination, the Company pays or causes to be paid to Parent (or its designee) the Company Termination Fee pursuant to Section 10.3(b);

(ii) if there shall have been a breach or failure to perform by Parent or Merger Sub of any of their respective representations, warranties, obligations, covenants or agreements contained in this Agreement, which breach or failure to perform would result in a failure to satisfy a condition set forth in Section 9.3, and in such case such breach shall be incapable of being cured prior to the Outside Date, or if capable of being cured prior to the Outside Date, shall not have been cured by the earlier of (A) thirty (30) days after the giving of written notice to Parent of such breach and (B) the Outside Date (a “Parent Terminable Breach”), but only if the Company is not then in Company Terminable Breach; or

(iii) if (A) all of the conditions set forth in Section 9.1 and Section 9.2 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to such conditions being able to be satisfied at the Closing) have been and continue to be satisfied, (B) either Parent or Merger Sub fail to consummate the Merger on the date the Closing should have occurred pursuant to Section 2.2, (C) the Company has provided irrevocable written notice to Parent following the date on which the Closing is required to occur pursuant to Section 2.2 and at least two (2) Business Days prior to such termination, that all conditions set forth in Section 9.3 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to such conditions being able to be satisfied at the Closing) or that it is willing to waive any unsatisfied conditions in Section 9.3, and that it is prepared, willing and able to effect the Closing and will effect the Closing, (D) the Company has notified Parent in writing that it stands ready, willing and able to consummate the Transactions and (E) either Parent or Merger Sub fail to consummate the Merger by the end of such two (2) Business Day period following receipt of such irrevocable written notice from the Company referred to in clauses (C) and (D).

Section 10.2 Effect of Termination. In the event of valid termination of this Agreement as provided in Section 10.1, written notice thereof shall be given to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made and this Agreement shall become void and of no effect with no liability on the part of any Party hereto, except that (a) the Confidentiality Agreement, the Limited Guarantees, the Support and Rollover Agreements, Section 8.3, this Section 10.2, Section 10.3, Article I and Article XI shall survive the termination of this Agreement (in the case of the Confidentiality Agreement, the Limited Guarantees and the Support and Rollover Agreements, in accordance with their respective terms) and (b) no such termination shall relieve any Party of any liability or damages resulting from any Willful and Material Breach by that Party of this Agreement or fraud, in each case, prior to such termination.

Section 10.3 Expenses and Other Payments.

(a) Except as otherwise provided in this Agreement, including in Section 8.1(b), or as otherwise agreed to in writing by the Parties, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions, regardless of whether the Merger shall be consummated.

(b) If this Agreement is terminated after the date hereof (i) by Parent pursuant to Section 10.1(c)(i) or (ii) by the Company pursuant to Section 10.1(d)(i), then the Company shall pay or cause to be paid to Parent (or its designee) the Company Termination Fee in cash by wire transfer of immediately available funds to an account designated by Parent, in the case of clause (i), not later than the second (2nd) Business Day following such termination and, in the case of clause (ii), concurrently with such termination.

(c) If (i), an Acquisition Proposal shall have been publicly made to the Company or shall have been publicly made directly to the holders of Common Shares generally or shall have otherwise become publicly known (and, in any such case, whether or not such Acquisition Proposal is conditional or withdrawn), (ii) thereafter, this Agreement is terminated by Parent or the Company pursuant to Section 10.1(b)(i) and (iii) prior to the date that is twelve (12) months after such termination, the Company consummates an Acquisition Proposal or the Company enters into a definitive agreement with respect to an Acquisition Proposal (whether or not such Acquisition Proposal is consummated), then the Company shall pay or cause to be paid to Parent the Company Termination Fee in cash by wire transfer of immediately available funds to an account designated by Parent on the date of entry into a definitive agreement with respect to such Acquisition Proposal. For purposes of clause (iii), all references to “15% or more” in the definition of “Acquisition Proposal” shall be deemed to be references to “more than 50%.”

(d) If this Agreement is terminated (i) by the Company pursuant to Section 10.1(d)(ii) (or by Parent or the Company pursuant to Section 10.1(b)(ii) at a time when the Company would have been entitled to terminate this Agreement pursuant to Section 10.1(d)(ii)); or (ii) by the Company pursuant to Section 10.1(d)(iii) (or by Parent or the Company pursuant to Section 10.1(b)(ii) at a time when the Company would have been entitled to terminate this Agreement pursuant to Section 10.1(d)(iii)), then, in each case, Parent shall pay or cause to be paid to the Company the Parent Termination Fee in cash by wire transfer of immediately available funds to the Company not later than the second (2nd) Business Day following such termination.

(e) The Parties acknowledge that (i) the agreements contained in this Section 10.3 are an integral part of the Transactions, (ii) without these agreements, the Company, Parent and Merger Sub would not enter into this Agreement and (iii) each of the Company Termination Fee and the Parent Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate the Company or Parent, as the case may be, in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. Accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to Section 10.3 and, in order to obtain such payment, either Parent or the Company, as the case may be, commences a suit that results in a judgment against the other Party for the payment of any amount set forth in Section 10.3, such paying Party shall pay the other Party the amount of the reasonable and documented out-of-pocket costs and expenses of the other Party in connection with such suit, together with interest on such amount at the annual rate of the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made plus five percent (5%) through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law; provided, however, that in no event shall either Party’s aggregate obligations under this Section 10.3(e) exceed $5,000,000.

(f) Parent and Merger Sub agree that, if (and only if) upon any termination of this Agreement pursuant to Section 10.1 under circumstances where the Company Termination Fee is properly payable by the Company pursuant to this Section 10.3 and such Company Termination Fee is paid in full, except as provided in Section 10.2 and Section 11.10, (i) Parent, Merger Sub, the Equity Investors, the Guarantor or any of the foregoing’s respective former, current or future, direct or indirect, directors, officers, employees, partners, managers, equityholders, members, stockholders, advisors, Affiliates, Representatives, successors or assigns (collectively, the “Parent Related Parties”) shall be precluded from any other remedy against the Company or the Company Related Parties, at law or in equity or otherwise relating to or arising out of this Agreement (and the actual or purported termination hereof) or the Transactions (and the abandonment thereof), (ii) none of Parent or the Parent Related Parties shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company or any of its Subsidiaries or any of their respective former, current or future directors, officers, employees, partners, managers, members, shareholders, equityholders or Affiliates or their respective Representatives or successors or assigns (collectively, the “Company Related Parties”) in connection with this Agreement or the Transactions, (iii) Parent’s receipt of the payment of the Company Termination Fee pursuant to Section 10.3 in circumstances where such fee is properly payable pursuant to the terms thereof shall constitute the sole and exclusive remedy of the Parent Related Parties for all losses and damages suffered as a result of the failure of the Transactions to be consummated, and (iv) upon payment of the Company Termination Fee pursuant to Section 10.3 in circumstances where such fee is properly payable pursuant to the terms thereof, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions (except that the Company shall also be obligated with respect to Section 10.3(e)). In no event shall the Company be required to pay the Company Termination Fee on more than one occasion. For the avoidance of doubt, if the Closing does not occur, the total aggregate liability of the Company Related Parties relating to, directly or indirectly, or arising out of or in connection with this Agreement or the Transactions (or the abandonment or termination hereof or thereof), any breach, default or failure to perform hereunder or the failure of the Transactions to be consummated (including any Willful and Material Breach and, to the fullest extent permitted by Delaware Law, fraud) shall not exceed an amount equal to the sum of (x) the amount of the Company Termination Fee, plus (y) the enforcement expenses set forth in Section 10.3(e).

(g) The Company agrees that, if (and only if) upon any termination of this Agreement pursuant to Section 10.1 under circumstances where the Parent Termination Fee is properly payable by Parent pursuant to this Section 10.3 and such Parent Termination Fee is paid in full, except as provided in Section 10.2 and Section 11.10, (i) the Company Related Parties shall be precluded from any other remedy against Parent or the Parent Related Parties or the Financing Sources, at law or in equity or otherwise relating to or arising out of this Agreement (and the actual or purported termination hereof) or the Transactions (and the abandonment thereof), the Commitment Letters, the Limited Guarantees or any matter forming the basis for such termination, (ii) none of the Company or the Company Related Parties shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Parent Related Parties or the Financing Sources in connection with this Agreement or the Transactions, (iii) the Company’s receipt of the payment of the Parent Termination Fee pursuant to Section 10.3 in circumstances where such fee is properly payable pursuant to the terms thereof shall constitute the sole and exclusive remedy of the Company Related Parties for all losses and damages suffered as a result of the failure of the Transactions to be consummated, and (iv) upon payment of the Parent Termination Fee pursuant to Section 10.3 in circumstances where such fee is properly payable pursuant to the terms thereof, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions (except that Parent and Merger Sub shall also be obligated with respect to Section 10.3(e)). Notwithstanding the foregoing, but subject to the last three sentences of this Section 10.3(g), it is explicitly agreed that (A) nothing in this Section 10.3 shall impair the Company’s rights under Section 11.10 (including the right to compel specific performance pursuant to Section 11.10), (B) the parties to the Confidentiality Agreement shall remain obligated for, and the Company shall be entitled to remedies with respect to, breaches of the Confidentiality Agreement, (C) nothing in this Section 10.3 shall limit or otherwise affect the respective Guarantor’s obligations under and pursuant to the terms of any Limited Guarantee and (D) Parent and Merger Sub shall remain liable hereunder, and the Guarantors shall remain liable under the Limited Guarantees, for any obligations of Parent to pay the expense reimbursement and indemnification obligations of Parent contained in Section 8.9. In no event shall Parent be required to pay the Parent Termination Fee on more than one occasion. For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, (1) while the Company may pursue both (x) a grant of specific performance or other equitable relief, subject in all respects to Section 11.10(b) and this Section 10.3(g), and (y) payment of the Parent Termination Fee under Section 10.3(d), under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance to cause the Closing to occur or other equitable relief, on the one hand, and payment of any monetary damages whatsoever and/or the payment of all or any portion of the Parent Termination Fee and/or any of the amounts, if any, as and when due, pursuant to Section 10.3(d), on the other hand and (2) if the Closing does not occur, the total aggregate liability of the Parent Related Parties relating to, directly or indirectly, or arising out of or in connection with this Agreement or the Transactions (or the abandonment or termination hereof or thereof), any breach, default or failure to perform hereunder or the failure of the Transactions to be consummated (including any Willful and Material Breach and, to the fullest extent permitted by Delaware Law, fraud) shall not exceed an amount equal to the sum of (x) the amount of the Parent Termination Fee, plus (y) the obligations set forth in Section 8.9, plus (z) the enforcement expenses set forth in Section 10.3(e).

Article XI
MISCELLANEOUS

Section 11.1 Notices. All notices, requests and other communications to any Party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given and received (a) upon receipt when delivered by hand, (b) two (2) Business Days after being sent by registered mail or by courier or express delivery service, (c) upon receipt if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission (provided, that no “bounce back” or similar message of non-delivery is received with respect thereto) or (d) at 9:00 a.m. recipient’s local time on the Business Day following transmission if sent by email transmission after 6:00 p.m. recipient’s local time and no “bounce back” or similar message of non-delivery is received with respect thereto; provided, that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such Party below (or to such other physical address or email address as such Party shall have specified in a written notice given to the other Parties hereto):

if to Parent or Merger Sub, to:

c/o Bain Capital Private Equity, LP
200 Clarendon Street
Boston, MA 02116
Attention:	Phil Loughlin
Marvin Larbi-Yeboa
Colin Motley
Bryan Curran
Email:	**********
**********
**********
**********

with copies to (which shall not constitute notice):

Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, MA 02199
Attention:	David Hutchins
Thomas Fraser
Jessica Cooney
Email:	**********
**********
**********

if to the Company, to:

Envestnet, Inc.
1000 Chesterbrook Boulevard, Suite 250
Berwyn, PA 19312
Attention:	Shelly O’Brien
Email:	**********

with copies to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention:	Benjamin M. Goodchild
Rob Kindler
Email:	**********
**********

Section 11.2 Non-Survival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement, or in any certificate or other writing delivered pursuant to this Agreement, shall survive the Effective Time or, except as otherwise provided in Section 10.2, any termination of this Agreement, as the case may be. This Section 11.2 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Effective Time.

Section 11.3 Amendments; No Waivers.

(a) Any provision of this Agreement, the Exhibits, the Company Disclosure Schedules and the Parent Disclosure Schedules may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, or in the case of a waiver, by the Party against whom the waiver is to be effective; provided, however, that following the receipt of the Company Shareholder Approval, there shall be no amendment to the provisions of this Agreement that by Law would require further approval by the holders of Common Shares without such approval.

(b) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 11.4 Successors and Assigns. The provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns; provided, however, that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other Parties.

Section 11.5 Governing Law; Venue; Waiver of Jury Trial.

(a) This Agreement and all actions arising under or in connection therewith will be governed by and construed in accordance with the Laws of the State of Delaware (“Delaware Law”), regardless of any other Laws that might otherwise govern under applicable principles of conflicts of law, without giving effect to any Law, rule, or provision that would cause the application of any Law other than Delaware Law. The Parties expressly acknowledge and agree that: (i) the requirements of 6 Del. C. § 2708 are satisfied by the provisions of this Agreement and that such statute mandates the application of Delaware Law to this Agreement, the relationship of the Parties, the Transactions, and the interpretation and enforcement of the rights and duties of any Party; (ii) the Parties have a reasonable basis for the application of Delaware Law to this Agreement, the relationship of the Parties, the Transactions, and the interpretation and enforcement of the rights and duties any Party; (iii) no other jurisdiction has a materially greater interest in the foregoing; and (iv) the application of Delaware Law would not be contrary to the fundamental policy of any other jurisdiction that, absent the Parties’ choice of Delaware Law hereunder, would have an interest in the foregoing.

(b) Each Party irrevocably agrees that any Proceeding with respect to this Agreement or the Transactions or for recognition and enforcement of any judgment in respect hereof brought by any other Party hereto or its successors or assigns will be brought and determined in the Court of Chancery in the State of Delaware and, if such court declines jurisdiction, U.S. District Court for the District of Delaware (or if jurisdiction is not then available in the U.S. District Court for the District of Delaware (but only in such event), then in any Delaware State court sitting in New Castle County) or any appellate court of any such courts, and each Party hereby irrevocably submits with respect to any Proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each Party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Proceeding with respect to this Agreement, any claim (a) that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), or (c) to the fullest extent permitted by Law, that (i) the Proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such Proceeding is improper or (iii) this Agreement, or the subject matter hereof, is not enforceable in or by such courts.

(c) EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS (AS DEFINED IN THIS AGREEMENT).

Section 11.6 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received counterparts hereof signed by all of the other Parties hereto.

Section 11.7 Entire Agreement; No Third Party Beneficiaries. This Agreement, the Exhibits, the Company Disclosure Schedules, the Parent Disclosure Schedules, the Ancillary Agreements, the Confidentiality Agreement and the Support and Rollover Agreements constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter hereof and thereof; provided, however, to the extent of any conflict between the provisions of the Confidentiality Agreement and this Agreement, the terms of this Agreement shall govern. Except for the provisions of (a) the rights of the former holders of Common Shares to receive the Merger Consideration payable pursuant to Section 2.5 and the rights of the former holders of Company Equity Awards and the beneficiary of the Common Shares to receive the amounts payable pursuant to Section 2.6, in each case, if the Closing occurs and (b) Section 7.1 (which from and after the Effective Time are intended for the benefit of, and shall be enforceable by, the Persons referred to therein and by their respective heirs and representatives), no provision of this Agreement or any other agreement contemplated hereby is intended to confer any rights or remedies on any Person other than the Parties hereto. The Company Disclosure Schedules and Parent Disclosure Schedules are “facts ascertainable” as that term is used in Section 251(b) of the DGCL and do not form part of this Agreement but instead operate upon the terms of this Agreement as provided herein.

Section 11.8 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 11.9 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party.

Section 11.10 Specific Performance.

(a) Subject to the limitations set forth in this Agreement, the Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. Accordingly, the Parties acknowledge and hereby agree that, prior to any termination of this Agreement and subject to the limitations set forth in this Agreement, including Section 10.3(d), Section 10.3(g), Section 11.10(b), Section 11.10(c) and Section 11.10(e), in the event of any breach or threatened breach by Parent, Merger Sub or the Company of any of their respective obligations, covenants and agreements under this Agreement, Parent, Merger Sub or the Company, as applicable, shall be entitled to seek an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other Parties, as applicable, and to specific performance by the other Parties, as applicable, of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the obligations, covenants and agreements of the other Parties, as applicable, under this Agreement, without proof of actual harm or the inadequacy of a legal remedy and without bond or other security being required. The pursuit of specific enforcement or other equitable remedies by any party will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy (whether at law or in equity) to which such party may be entitled at any time, subject to the limitations on remedies set forth in this Agreement, including Section 10.3(d), Section 10.3(g), Section 11.10(b), Section 11.10(c) and Section 11.10(e).

(b) Notwithstanding Section 11.10(a) or anything in this Agreement or otherwise to the contrary, and subject in all respects to Section 10.3(d), Section 10.3(g), Section 11.10(b), Section 11.10(c) and Section 11.10(e), the Parties hereby further acknowledge and agree that, prior to the earlier of the Effective Time and the termination of this Agreement, the Company shall be entitled to specific performance to cause Parent or Merger Sub to draw down the proceeds of the Equity Financing and to cause Parent or Merger Sub to consummate the Closing in accordance with Section 2.2, on the terms and subject to the conditions in this Agreement, if and only if, (i) all conditions in Section 9.1 and Section 9.2 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the fulfillment or valid waiver of those conditions at the Closing) have been and continue to be satisfied, (ii) (x) all of the conditions to the consummation of the Capital Financing provided by the Financing Commitment Letters have been satisfied (other than the receipt of the Equity Financing and the satisfaction of those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) and (y) the Capital Financing (or, if Alternative Financing or Replacement Equity Financing is being used in accordance with Section 8.9, the Financing to be made available pursuant to the commitments with respect thereto) has been received by Parent in full in accordance with the terms thereof, or the Capital Financing will be funded at the Closing in accordance with the terms of the Financing Commitment Letters if the Equity Financing is funded at the Closing (provided, that Parent and Merger Sub shall not be required to draw down on the Equity Commitment Letters or consummate the Closing if the Capital Financing is not in fact funded in full at the Closing), (iii) Parent and Merger Sub have failed to consummate the Closing at the time when they would be required under Section 2.2, (iv) the Company has irrevocably confirmed in writing to Parent that (A) if specific performance were granted and the Financing were funded, then the Closing would occur substantially simultaneously with the drawdown of the Equity Financing and the Capital Financing (and the Company has not revoked, withdrawn, modified or conditioned such confirmation) and (B) the Company is prepared, willing and able to effect the Closing and the other Transactions and that all of the closing conditions set forth in Section 9.1 and Section 9.3 have been satisfied or waived, and (v) Parent and Merger Sub fail to complete the Closing within two (2) Business Days after delivery of the Company’s irrevocable and unconditional written confirmation.

(c) Notwithstanding anything herein to the contrary, the parties hereby further acknowledge and agree that, prior to the Closing, the Company shall be entitled to specific performance to cause Parent to enforce the terms of the Financing Commitment Letters in accordance with Section 5.8 and Section 8.9(a), if and only if (1) all of the conditions set forth in Section 9.1 and Section 9.2 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the fulfillment or valid waiver of those conditions at the Closing), and (2) all of the conditions to the consummation of the Financing provided by the Financing Commitment Letters (or, if Alternative Financing or Replacement Equity Financing is being used in accordance with Section 8.9, pursuant to the commitments with respect thereto) have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the fulfillment of those conditions at the Closing).

(d) Subject to the limitations on remedies set forth in this Section 11.10, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or in Law or in equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise at any time of any other remedy. Notwithstanding anything to the contrary in this Agreement or otherwise, while the Company may seek specific performance pursuant to, and subject to the provisions of Section 11.10, prior to the valid termination of this Agreement, under no circumstances shall it be permitted or entitled to receive both a grant of specific performance to effect the Closing, on the one hand, and payment of all or any portion of the Parent Termination Fee (or any other damages), on the other hand, and under no circumstances shall the Company be entitled to seek to specifically enforce or perform Parent’s obligation to complete the Merger or consummate the Closing if the Capital Financing has not been funded (or will not be funded at Closing).

(e) Subject to the limitations set forth in this Agreement, including Section 10.3(d), Section 10.3(g), Section 11.10(b), Section 11.10(c) and Section 11.10(e), the Company, on the one hand, and Parent and Merger Sub, on the other hand, hereby agree not to raise any objections (other than contesting the existence of a breach or threatened breach of this Agreement or any right to relief under this Agreement and defenses with respect thereto) to the availability of the equitable remedy of specific performance or an injunction or temporary restraining order in accordance with and subject to the limitations of this Section 11.10 to prevent or restrain breaches or threatened breaches of this Agreement by the Company or Parent, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the obligations, covenants and agreements of the Company or Parent, as applicable, under this Agreement. Subject in all respects to the limitations set forth in this Agreement, including Section 10.3(d), Section 10.3(g), Section 11.10(b), Section 11.10(c) and Section 11.10(e) (including, in each case, the limitations set forth therein), and unless and until such relief is granted, the parties further agree that (i) by seeking the remedies provided for in this Section 11.10, a party shall not in any respect waive its right to seek at any time any other form of relief that may be available to a party under this Agreement, the Equity Commitment Letters, the Financing Commitment Letters or the Limited Guarantees and (ii) nothing set forth in this Section 11.10 shall require any party to institute any Proceeding for (or limit any party’s right to institute any Proceeding for) specific performance under this Section 11.10 prior to or as a condition to exercising any termination right under Article X, nor shall the commencement of any Proceeding pursuant to this Section 11.10 or anything set forth in this Section 11.10 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article X or pursue any other remedies under this Agreement, the Equity Commitment Letters, the Financing Commitment Letters or the Limited Guarantees that may be available then or thereafter (subject to the terms and conditions set forth herein and therein).

Section 11.11 Financing Sources. Notwithstanding anything in this Agreement to the contrary, each of the Parties on behalf of itself and each of its Affiliates hereby: (a) agrees that any legal action (whether in Law or in equity, whether in Contract or in tort or otherwise), involving the Financing Sources, arising out of or relating to this Agreement, the Capital Financing, the Financing Commitment Letters, the Debt Financing Fee Letter, the Capital Financing Agreements or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, shall be subject to the exclusive jurisdiction of any New York State court or federal court of the United States of America, in each case, sitting in the Borough of Manhattan in New York County and any appellate court thereof (each such court, the “Subject Courts”) and each Party irrevocably submits itself and its property with respect to any such legal action to the exclusive jurisdiction of such Subject Courts and agrees that any such dispute shall be governed by, and construed in accordance with, the Laws of the State of New York, except as otherwise set forth in the Financing Commitment Letters, with respect to (i) the interpretation of the definition of Company Material Adverse Effect (and whether or not a Company Material Adverse Effect has occurred), (ii) the determination of the accuracy of any “specified acquisition agreement representation” (as such term or similar term is defined in the Financing Commitment Letters) and whether as a result of any inaccuracy thereof Parent or any of its Affiliates has the right to terminate its or their obligations hereunder pursuant to Section 10.1(c)(ii) or decline to consummate the Closing as a result thereof pursuant to Section 9.2(b), (c) or (d) and (iii) the determination of whether the Closing has been consummated in accordance with the terms hereof, which shall in each case be governed by and construed in accordance with the Delaware Law, without giving effect to any choice or conflict of Law provision or rule that would cause the application of Laws of any other jurisdiction, (b) agrees not to bring or support or permit any of its Affiliates to bring or support any legal action (including any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in Law or in equity, whether in Contract or in tort or otherwise), against the Financing Sources in any way arising out of or relating to this Agreement, the Capital Financing, the Financing Commitment Letters, the Capital Financing Agreements or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any Subject Court, (c) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such legal action in any such Subject Court, (d) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any legal action brought against the Financing Sources in any way arising out of or relating to this Agreement, the Capital Financing, the Financing Commitment Letters, the Capital Financing Agreements or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (e) agrees that none of the Financing Sources will have any liability to the Company, the Company’s Subsidiaries or their respective Affiliates relating to or arising out of this Agreement, the Capital Financing, the Financing Commitment Letters, the Capital Financing Agreements or any of the transactions contemplated hereby or thereby or the performance of any services thereunder and that none of the Company, the Company’s Subsidiaries or any of their respective Affiliates shall bring or support any legal action (including any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in Law or in equity, whether in Contract or in tort or otherwise), against any of the Financing Sources relating to or in any way arising out of this Agreement, the Capital Financing, the Financing Commitment Letters, the Capital Financing Agreements or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (f) waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any legal action involving any Financing Source or the transactions contemplated hereby, any claim that it is not personally subject to the jurisdiction of the Subject Courts as described herein for any reason, and (g) agrees that (i) the Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions in Section 10.3(g), this Section 11.11 and Section 11.14 (or the definitions of any terms used in such sections) and (ii) to the extent any amendments to any provision of Section 10.3(g), this Section 11.11 and Section 11.14 (or, solely as they relate to such sections, the definitions of any terms used in such sections) are materially adverse to the Financing Sources, such provisions shall not be amended without the prior written consent of the Financing Sources party to the Financing Commitment Letters. Notwithstanding anything contained herein to the contrary, nothing in this Section 11.11 shall in any way affect any Party’s or any of their respective Affiliates’ rights and remedies under any binding agreement to which a Financing Source is a party, including the Financing Commitment Letters.

Section 11.12 Company Disclosure Schedules. The disclosures set forth in any particular part or subpart of the Company Disclosure Schedules or Parent Disclosure Schedules, as applicable, shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations, warranties, covenants and agreements of the Company or Parent and Merger Sub, as applicable, that are set forth in the corresponding section or subsection of this Agreement; and (b) any other representations, warranties, covenants or agreements of the Company or Parent and Merger Sub, as applicable, that are set forth in this Agreement to the extent, in the case of this clause (b), the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations, warranties, covenants or agreements is reasonably apparent on the face of such disclosure. The mere inclusion of an item in the Company Disclosure Schedules or Parent Disclosure Schedules as an exception to a representation, warranty, covenant or agreement shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item is material or, unless this Agreement specifically provides otherwise, constitutes a Company Material Adverse Effect, and no reference to, or disclosure of, any item or other matter in the Company Disclosure Schedules or Parent Disclosure Schedules, as applicable, shall necessarily imply that any other undisclosed matter or item having a greater value or significance is material.

Section 11.13 Interpretation.

(a) Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any Party by reason of its preparation. Accordingly, any rule of Law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted it is of no application and is hereby expressly waived, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation.

(b) Unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders, and words denoting natural persons shall include corporations, limited liability companies and partnerships, and vice versa.

(c) When a reference is made in this Agreement to Articles, Sections, Exhibits, Company Disclosure Schedules or Parent Disclosure Schedules, such reference shall be to an Article, Section, Exhibit, Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, relative to this Agreement unless otherwise indicated.

(d) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(e) All references to “$” or dollar amounts will be to the lawful currency of the United States.

(f) The words “the date hereof,” “the date of this Agreement” and words of similar import mean the day and year first set forth above in the preamble to this Agreement.

(g) Unless the context otherwise requires, the terms “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(h) The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.” References to “days” mean “calendar days” unless expressly stated otherwise. Whenever the final day for performance of an obligation under this Agreement falls on a day other than a Business Day, the time period for performance thereof will automatically be extended to the next day that is a Business Day. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.

(i) References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.

(j) Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York, New York, unless otherwise specified.

(k) Except with respect to any disclosure in the Company Disclosure Schedules or Parent Disclosure Schedules, any Contract or instrument referred to herein means such Contract or instrument as from time to time amended, modified, restated or supplemented, including by waiver or consent.

(l) All references to any Law shall be deemed to also refer to all statutes, rules and regulations promulgated thereunder and any predecessor or successor statute, rule or regulation, unless the context requires otherwise.

(m) Except as otherwise specifically provided in this Agreement, any statute, rule or regulation defined or referred to herein means such statute as from time to time amended, supplemented, restated, replaced or modified, including by succession of comparable successor statutes, rules or regulations, as applicable.

(n) References to a person are also to its permitted successors and assigns.

(o) The words “made available” and words of similar import refer to documents that were delivered electronically to the other Party or its representatives or posted to the data site maintained by the disclosing Party or its representatives in connection with the Transactions, in each case, prior to the calendar day immediately preceding the date hereof, and, for the avoidance of doubt, include any form, report, schedule, registration statement, proxy statement and other document filed or furnished by the disclosing Party or its Subsidiaries with the SEC and publicly available, without redactions, on EDGAR, including as an exhibit, no later than the calendar day immediately preceding to the date of this Agreement.

(p) References to “ordinary course of business” refer to the ordinary course of business of the Company and any of its Subsidiaries, taken as a whole and consistent with past practice.

Section 11.14 Non-Recourse. Notwithstanding anything to the contrary contained in this Agreement or otherwise, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance, of this Agreement may only be made against the entities that are expressly identified as Parties, and no Parent Related Parties (other than the Guarantors solely to the extent and subject to the terms set forth in the Limited Guarantees or Equity Commitment Letters) or the Financing Sources shall have any liability for any obligations or liabilities of the Parties or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. The Company (on behalf of itself, its Affiliates, and any Person claiming by, through or on behalf of the Company or its Affiliates) covenants and agrees that (a) it shall not, and shall cause its Representatives and Affiliates not to, bring, make or institute any Proceeding (whether based in Contract, tort, fraud, strict liability, other Laws or otherwise, at law or in equity) arising under or in connection with this Agreement or other agreement executed or delivered in connection herewith or any of the transactions contemplated hereby or thereby against any of the Parent Related Parties or the Financing Sources and (b) none of the Parent Related Parties or the Financing Sources shall have any liability or obligations (whether based in Contract, tort, fraud, strict liability, other Laws or otherwise) to the Company, the Company’s Subsidiaries, any of their respective Representatives or Affiliates (or any Person claiming by, through or on behalf of the Company or its Affiliates) or any of their respective successors, heirs or representatives thereof arising out of or relating to this Agreement or other agreement executed or delivered in connection herewith or any of the transactions contemplated hereby or thereby, other than, in each case of the preceding clauses (a) and (b), Parent and Merger Sub (to the extent provided herein), each Person who has entered into a Support and Rollover Agreement (to the extent and subject to the terms provided therein) or the “Limited Guarantors” pursuant to the Limited Guarantees (to the extent and subject to the terms provided therein). Without limiting the generality of the foregoing, to the maximum extent permitted or otherwise conceivable under applicable Law (and subject only to the specific contractual provisions of this Agreement or agreement executed or delivered in connection herewith), the Company (on behalf of itself, its Affiliates, and any Person claiming by, through or on behalf of the Company or its Affiliates) hereby waives, releases and disclaims any and all rights in respect of any such Proceedings. Each of Parent and Merger Sub (on behalf of itself, its Affiliates, and any Person claiming by, through or on behalf of Parent, Merger Sub or their Affiliates) covenants and agrees that (i) it shall not, and shall cause its Representatives and Affiliates not to, bring, make or institute any Proceeding (whether based in Contract, tort, fraud, strict liability, other Laws or otherwise, at law or in equity) arising under or in connection with this Agreement or other Ancillary Agreement or any of the Transactions against any of the Company Related Parties and (ii) none of the Company Related Parties shall have any liability or obligations (whether based in Contract, tort, fraud, strict liability, other Laws or otherwise) to Parent, Merger Sub, any of their respective Representatives or Affiliates (or any Person claiming by, through or on behalf of Parent, Merger Sub or their Affiliates) or any of their respective successors, heirs or representatives thereof arising out of or relating to this Agreement or other Ancillary Agreement or any of the Transactions, other than, in each case of the preceding clauses (i) and (ii), the Company to the extent provided herein. Without limiting the generality of the foregoing, to the maximum extent permitted or otherwise conceivable under applicable Law (and subject only to the specific contractual provisions of this Agreement or any Ancillary Agreement), each of Parent and Merger Sub (on behalf of itself, its Affiliates, and any Person claiming by, through or on behalf of the Company or its Affiliates) hereby waives, releases and disclaims any and all rights in respect of any such Proceedings. This Section 11.14 is subject to, and shall not alter the scope or application of, Section 11.10. Each of the Parent Related Parties and the Company Related Parties are expressly intended as third party beneficiaries of this provision of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ENVESTNET, INC.

By:	/s/ James Fox
Name:	James Fox
Title:	Interim Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

BCPE PEQUOD MERGER SUB, INC.

By:	/s/ Colin Motley
Name:	Colin Motley
Title:	Vice President and Treasurer

BCPE PEQUOD BUYER, INC.

By:	/s/ Colin Motley
Name:	Colin Motley
Title:	Vice President and Treasurer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Certain Definitions

“2025 Convertible Notes Indenture” has the meaning set forth in Section 4.5(a).

“2027 Convertible Notes Indenture” has the meaning set forth in Section 4.5(a).

“Acceleration Provisions” has the meaning set forth in Section 2.6(b).

“Acceptable Confidentiality Agreement” means an agreement with the Company that is either (i) in effect as of the execution and delivery of this Agreement; or (ii) executed, delivered and effective after the execution and delivery of this Agreement, in either case containing provisions that require any counterparty thereto (and any of its Affiliates and representatives) that receives material non-public information of or with respect to the Company and its Subsidiaries to keep such information confidential; provided, however, that, in each case, the provisions contained therein are no less restrictive in any material respect to such counterparty (and any of its Affiliates and representatives named therein) and no less favorable to the Company in any material respect, in each case, than the terms of the Confidentiality Agreement, it being understood that such agreement need not contain any “standstill” or similar provisions, or otherwise prohibit the making of, or amendment or modification to, any Acquisition Proposal.

“Acquisition Proposal” means any bona fide offer or proposal (other than an offer or proposal by Parent or Merger Sub) to engage in an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the Transactions) involving: (i) any direct or indirect purchase or other acquisition by any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons, whether from the Company or any other Person(s), of securities representing more than 15% of the total outstanding equity securities of the Company (by vote or economic interests) after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” of Persons that, if consummated in accordance with its terms, would result in such Person or “group” of Persons beneficially owning more than 15% of the total outstanding equity securities of the Company (by vote or economic interests) after giving effect to the consummation of such tender or exchange offer; (ii) any direct or indirect purchase, license or other acquisition by any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons of assets constituting or accounting for more than 15% of the consolidated assets, revenue or net income of the Company and its Subsidiaries, taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition); or (iii) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company pursuant to which any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons would hold securities representing more than 15% of the total outstanding equity securities of the Company (by vote or economic interests) after giving effect to the consummation of such transaction.

“Adviser Subsidiary” means Ategenos Capital, LLC, Envestnet Asset Management, Inc. (formerly known as Envestnet PMC, Inc.), Envestnet Portfolio Solutions, Inc., Envestnet Retirement Solutions, LLC, Envestnet Embedded Advisory, Inc., FDX Advisors, Inc., and QRG Capital Management, Inc.

“Advisers Act” means the Investment Advisers Act of 1940 and the rules thereunder.

“Advisory Contract” means a Contract under which an Adviser Subsidiary acts as an investment advisor or sub-advisor to, or manages any investment or trading account of, any Person.

“Advisory Contract Client” means each Person, as of the date hereof, to which, or in respect of which, an Adviser Subsidiary provides investment advisory services pursuant to an Advisory Contract.

“Advisory Contract Client Consents” has the meaning set forth in Section 6.6(e).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person, through one or more intermediaries or otherwise. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise. Notwithstanding anything in the foregoing, with respect to Parent or Merger Sub, (i) except as provided in clause (ii), the term “Affiliate” shall not include any investment funds or investment vehicles affiliated with or under common management with Bain Capital Private Equity, LP or the Persons set forth on Section 1.1(b) of the Parent Disclosure Schedules, any portfolio company (as such term is commonly understood in the private equity industry) or investment of Bain Capital Private Equity, LP, the Persons set forth on Section 1.1(b) of the Parent Disclosure Schedules or any other Person that would otherwise be an Affiliate of Parent pursuant to this definition (provided that this shall not apply with respect to the Equity Commitment Letters or the Limited Guarantees) and (ii) for purposes of Section 2.5, Section 5.11 and Section 8.1, the term “Affiliate” shall mean the North American investment funds, including Bain Capital Fund XIII, L.P., and their successor funds, that are managed or advised by Bain Capital Private Equity, LP.

“Agreement” has the meaning set forth in the preamble.

“AI Technologies” means deep learning, machine learning, and other artificial intelligence technologies, including any and all (i) proprietary algorithms, software or systems that make use of or employ neural networks, statistical learning algorithms, or reinforcement learning and (ii) proprietary embodied artificial intelligence and related hardware or equipment.

“Alternative Acquisition Agreement” has the meaning set forth in Section 8.4(a).

“Alternative Financing” has the meaning set forth in Section 8.9(a).

“Ancillary Agreements” means the Limited Guarantees, Equity Commitment Letters, Financing Commitment Letters, the Support and Rollover Agreements and any certificate, instrument and document executed and delivered pursuant to this Agreement or any other Ancillary Agreement.

“Antitrust Laws” has the meaning set forth in Section 8.1(c).

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977 (as amended), (ii) the United Kingdom Bribery Act, (iii) anti-bribery legislation promulgated by the European Union and implemented by its member states, (iv) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and (v) other anti-bribery and anti-corruption Laws applicable to the Company and its Subsidiaries and their respective operations from time to time.

“Anti-Money Laundering Laws” means anti-money laundering-related Laws and codes of practice applicable to the Company and its Subsidiaries and their operations from time to time, including without limitation (i) the EU Anti-Money Laundering Directives and any Laws, circulars or instructions implementing or interpreting the same and (ii) the applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended.

“Assignment” has the meaning set forth in Section 6.6(b).

“beneficial ownership” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.

“Board Recommendation” has the meaning set forth in the recitals.

“Board Recommendation Change” has the meaning set forth in Section 8.4(e)(v).

“Book-Entry Shares” has the meaning set forth in Section 2.5(a)(ii).

“Broker-Dealer Entities” means Envestnet Securities, Inc. and FIDx Markets LLC.

“Broker-Dealer Subsidiary” means Envestnet Securities, Inc.

“Business Day” means any day other than (a) a Saturday or a Sunday, (b) a day on which commercial banks in New York City or Delaware are closed, (c) a day on which the Secretary of State of State of Delaware is closed or (d) any day on which EDGAR is not open to accept filings.

“Cap Amount” has the meaning set forth in Section 7.1(c).

“Capital Financing” has the meaning set forth in the recitals.

“Capital Financing Agreements” has the meaning set forth in Section 8.9(a).

“Capped Call Transactions” means each of the Base Capped Call Confirmations between Company, on the one hand, and each of Bank of Montreal, Bank of America, N.A., JP Morgan Chase Bank, National Association and Morgan Stanley & Co. LLC, on the other hand, each dated November 14, 2022, including any side letters thereto, as each may be amended from time to time.

“Certificate” has the meaning set forth in Section 2.5(a)(ii).

“Certificate of Merger” has the meaning set forth in Section 2.1(b).

“Client Notice” has the meaning set forth in Section 6.6(b)(i).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“CMA” means a continuing membership application under FINRA Rule 1017(a)(4) with FINRA for approval of the change of control of each Broker-Dealer Entity that will result from the consummation of the Transactions (including all supplements and revisions thereto).

“Code” means the United States Internal Revenue Code of 1986.

“Commitment Letter” has the meaning set forth in the recitals.

“Common Shares” means voting common shares, par value $0.005 per share, of the Company.

“Company” has the meaning set forth in the preamble.

“Company 10-K” means the Company’s annual report on Form 10-K for its fiscal year ended December 31, 2023.

“Company AI Products” means all products or services offered by the Company or any of its Subsidiaries to current or prospective customers that incorporate, employ or make use of AI Technologies.

“Company Balance Sheet” means that balance sheet of the Company dated as of December 31, 2023 contained in the Company 10-K.

“Company Balance Sheet Date” means December 31, 2023.

“Company Benefit Plan” means any employment, consulting, severance, change in control or similar agreement applicable to any current or former manager, director, officer, employee or individual independent contractor of the Company or any Subsidiary of the Company, and each other plan, policy, practice, agreement or arrangement, including any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), providing for compensation, bonuses, commissions, retention benefits, profit-sharing, stock option, restricted stock, restricted stock unit, stock appreciation right or other stock-related rights, equity or equity based compensation or other forms of incentive or deferred compensation, vacation benefits, leave, overtime, insurance coverage (including any self-insured arrangements), health and welfare benefits, tax gross-up, expense reimbursement, employment, death benefits, disability benefits, severance benefits, change in control benefits and post-employment or retirement benefits (including compensation, pension, provident fund, gratuity, health, medical or life insurance benefits), whether or not reduced to writing, and whether covering a single individual or group of individuals, that is maintained, administered, sponsored or contributed to by the Company or its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability, contingent or otherwise; provided, however, that no plan, policy, agreement or arrangement that is sponsored or maintained by any Governmental Entity shall be considered a Company Benefit Plan.

“Company Board” has the meaning set forth in the recitals.

“Company Capital Stock” has the meaning set forth in Section 4.5(a).

“Company Disclosure Schedules” has the meaning set forth in the introductory paragraph to Article IV.

“Company Employee” has the meaning set forth in Section 6.2(a).

“Company Equity Award” shall mean each Company Option Award, Company PSU Award and Company RSU Award.

“Company Intellectual Property” means any Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Leases” has the meaning set forth in Section 4.17(b).

“Company Material Adverse Effect” means any event, circumstance, occurrence, development, change or effect (each, an “Effect”) that, individually or in the aggregate, (a) would reasonably be expected to prevent or materially delay the Company’s ability to consummate the Transactions or (b) has had, or would reasonably be expected to have, a material adverse effect on the financial condition, business, operations, assets and liabilities (considered together) of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following Effects, alone or in combination, be deemed to constitute, or be taken into account, in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect for purposes of clause (b) above: (i) any changes in general economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions in any jurisdiction, (ii) any changes, events or conditions in the industries in which the Company and its Subsidiaries operate (including changes to interest rates, general market prices and regulatory changes affecting such industries), (iii) acts of war (whether or not declared), civil disobedience, hostilities, cyberattacks not specifically targeted at the Company or its Subsidiaries or disproportionately impacting the Company or its Subsidiaries, sabotage, an act of terrorism, military actions or any weather or natural disasters, health emergencies, including pandemics or epidemics or any worsening of such conditions threatened or existing, or any regional, national or international calamity or crisis, or other similar force majeure events, including any worsening of such conditions existing as of the date of this Agreement, (iv) the negotiation, execution, public announcement, pendency or consummation of the Merger or the other Transactions (other than for the purposes of the representations and warranties set forth in Section 4.3 and Section 4.4 of this Agreement and any other representation and warranty contained in this Agreement to the extent that such representation and warranty expressly addresses consequences resulting from the negotiation, execution, delivery and performance of this Agreement or the announcement of this Agreement or the pendency or consummation of the Transactions), (v) any steps required to be taken pursuant to the express terms of this Agreement, or the failure of the Company to take any action that the Company is prohibited by the express terms of this Agreement from taking (other than any action or inaction required to be taken or not taken pursuant to Section 6.1), (vi) any action taken or omitted to be taken by the Company at the prior written request or with the prior written consent of Parent or Merger Sub following the date of this Agreement; (vii) the identity of Parent, Merger Sub or the Equity Investors as the acquiror of the Company; (viii) any adoption, implementation, promulgation, repeal, modification, amendment or other changes in applicable Law or in GAAP, or in accounting standards or any changes in the interpretation or enforcement of any of the foregoing, in each case, after the date hereof, (ix) as set forth in Section 1.2 of the Company Disclosure Schedules, (x) any decline in the market price, or change in trading volume, of the Company’s Capital Stock, (xi) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, or budgets or internal or published financial or operating predictions of revenue, earnings, premiums written, cash flow, cash position or other financial performance or results, or (xii) any change or development in the credit, financial strength or other rating of the Company, any of its Subsidiaries or its outstanding debt (it being understood that the exceptions in clauses (x), (xi) and (xii) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided hereof) is, or would reasonably be expected to be, a Company Material Adverse Effect); provided, however, that, in the case of clauses (i), (ii), (iii), (iv) and (viii), solely to the extent the impact on the Company and its Subsidiaries, taken as a whole, is disproportionately adverse compared to the impact on other companies operating in the industries in which the Company and its Subsidiaries operate in the countries and regions in the world impacted by the Effect in question, the incrementally disproportionate impact or impacts shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect.

“Company Measurement Date” has the meaning set forth in Section 4.5(a).

“Company Option Award” has the meaning set forth in Section 2.6(a)(iii).

“Company PSU Award” has the meaning set forth in Section 2.6(a)(ii).

“Company PSU Deferred Cash Award” has the meaning set forth in Section 2.6(a)(ii).

“Company Registered Intellectual Property” has the meaning set forth in Section 4.19(a).

“Company Related Parties” has the meaning set forth in Section 10.3(f).

“Company RSU Award” has the meaning set forth in Section 2.6(a)(i).

“Company RSU Deferred Cash Award” has the meaning set forth in Section 2.6(a)(i).

“Company SEC Documents” has the meaning set forth in Section 4.6(a).

“Company Securities” has the meaning set forth in Section 4.5(a).

“Company Shareholder Approval” means the affirmative vote, in favor of the approval of the Agreement and Merger, of the holders of a majority of the voting power of the shares of Common Shares outstanding as of the record date at the Company Shareholders Meeting in accordance with applicable Law and the Organizational Documents of the Company.

“Company Shareholders Meeting” has the meaning set forth in Section 8.2(f).

“Company Software” has the meaning set forth in Section 4.19(e).

“Company Stock Plan” means the Envestnet, Inc. 2010 Long-Term Incentive Plan, Envestnet, Inc. 2019 Acquisition Equity Incentive Plan and Envestnet, Inc. 2024 Long-Term Incentive Plan.

“Company Terminable Breach” has the meaning set forth in Section 10.1(c)(ii).

“Company Termination Fee” means $90,650,000.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of April 18, 2024, between the Company and Bain Capital Private Equity, LP.

“Consent” means any filing, notice, report, registration, approval, consent, ratification, permit, permission, waiver, expiration and termination of waiting periods, exemption or authorization.

“Contract” has the meaning set forth in Section 4.18(a).

“Convertible Notes” means the Convertible Notes due 2025 and the Convertible Notes due 2027.

“Convertible Notes due 2025” means the 0.75% Convertible Notes, $317.5 million outstanding due August 15, 2025.

“Convertible Notes due 2027” means the 2.625% Convertible Notes, $575 million outstanding due December 1, 2027.

“Convertible Notes Indentures” has the meaning set forth in Section 4.5(a).

“Creditors’ Rights” has the meaning set forth in Section 4.2(b).

“Dealer” means each of Bank of Montreal, Bank of America, N.A., JP Morgan Chase Bank, National Association and Morgan Stanley & Co. LLC.

“Debt Commitment Letter” has the meaning set forth in the recitals.

“De Minimis Inaccuracies” means any inaccuracies that individually or in the aggregate are de minimis relative to the total fully diluted equity capitalization of the Company.

“Debt Financing Fee Letter” has the meaning set forth in the recitals.

“Delaware Law” has the meaning set forth in Section 11.5(a).

“DGCL” has the meaning set forth in the recitals.

“DTC” has the meaning set forth in Section 3.3.

“Dissenting Shares” means shares held by a holder of Common Shares or Preferred Shares who (i) did not vote in favor of the Merger, (ii) are entitled to demand appraisal rights under Section 262 of the DGCL, (iii) have properly exercised and validly perfected their respective demands for appraisal of such Common Shares or Preferred shares in the time and manner provided in Section 262 of the DGCL and (iv) as of the Effective Time, have neither effectively withdrawn nor lost their right to such appraisal and payment under the DGCL.

“Economic Sanctions/Trade Laws” means export and import controls and antiboycott, embargo, and economic sanctions Laws and regulations administered or enforced by the United States, the European Union and its member states, the United Kingdom, or the United Nations Security Council, and all equivalent Laws, regulations and orders administered by the relevant authorities in other applicable jurisdictions.

“EDGAR” has the meaning set forth in Section 4.6(a).

“Effect” has the meaning set forth in the definition of Company Material Adverse Effect.

“Effective Time” has the meaning set forth in Section 2.1(b).

“Encumber” has the meaning set forth in the definition of “Encumbrances.”

“Encumbrances” means liens, pledges, charges, defects in title, rights of way, encumbrances, hypothecations, mortgages, deeds of trust, licenses, options, easements, encroachments, rights of first officer or first refusal or security interests (any action of correlative meaning, to “Encumber”).

“Environmental Laws” means all Laws relating to: (i) the protection, investigation or restoration of the environment or natural resources, including the abandonment and decommissioning of facilities used in the conduct of the Company’s and each of its Subsidiaries’ business (and any required funding or security with respect to such abandonment and decommissioning), (ii) the handling, storage, disposal, transport, Release or threatened Release of any Hazardous Substance or (iii) noise, odor, indoor air, pollution, contamination or any injury to persons or property resulting from exposure to Hazardous Substances.

“Equity Commitment Letters” has the meaning set forth in the recitals.

“Equity Financing” has the meaning set forth the recitals.

“Equity Investors” means Bain Capital Fund XIII, L.P., Bain Capital Fund (Lux) XIII, SCSp, Reverence Capital Partners Opportunities Fund V (PE Fund III), L.P., Reverence Capital Partners Opportunities Fund V-A (PE Fund III), L.P., Reverence Capital Partners Opportunities Fund V (AI) (PE Fund III), L.P., Reverence Capital Partners Opportunities Fund V (FOO) (PE Fund III), L.P., Templeton Worldwide, Inc., State Street Corporation and Norwest Venture Partners XVII, LP.

“ERISA” means the United States Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that would, at the relevant time, be considered a single employer with the Company or any of its Subsidiaries under Section 414 of the Code or Section 4001 of ERISA.

“ERISA Mandate” has the meaning set forth in Section 4.15(k).

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Exchange Fund” has the meaning set forth in Section 3.1.

“Excluded Benefits” has the meaning set forth in Section 6.2(a).

“Excluded Shares” has the meaning set forth in Section 2.5(c).

“Financial Advisor” has the meaning set forth in Section 4.23.

“Financing” has the meaning set forth in the recitals.

“Financing Commitment Letters” has the meaning set forth in the recitals.

“Financing Sources” means the Persons that have committed to provide or arrange the Capital Financing in connection with the Transactions, including the parties to any commitment letters (including the Financing Commitment Letters), engagement letters, joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their respective Affiliates, and such Persons’ and their respective Affiliates’ respective officers, directors, employees, attorneys, agents and representatives and their respective successors and permitted assigns.

“FINRA” means the Financial Industry Regulatory Authority and any successor SRO.

“FINRA Approval” has the meaning set forth in Section 9.2(g).

“Fund” means any Public Fund or Private Fund.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“Governmental Entity” means any court, tribunal governmental, regulatory, self-regulatory, or administrative entity, body, department, board, instrumentality, agency or commission, arbitrator or mediator, arbitral panel or other governmental authority or instrumentality, domestic or foreign or stock exchange, including any SRO.

“group” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.

“Guarantor” means Bain Capital Fund XIII, L.P., Bain Capital Fund (Lux) XIII, SCSp, Reverence Capital Partners Opportunities Fund V (PE Fund III), L.P., Reverence Capital Partners Opportunities Fund V-A (PE Fund III), L.P., Reverence Capital Partners Opportunities Fund V (AI) (PE Fund III), L.P., Reverence Capital Partners Opportunities Fund V (FOO) (PE Fund III), Templeton Worldwide, Inc., State Street Corporation and Norwest Venture Partners XVII, LP.

“Hazardous Substance” means (i) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is defined, designated, identified or classified as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under, or for which liability or standards of care are imposed by, any Environmental Law and (ii) any petroleum, petroleum distillate or petroleum-derived products, radon, radioactive material or wastes, per- and polyfluoroalkyl substances, asbestos or asbestos-containing materials, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“HSR Act” has the meaning set forth in Section 4.3.

“Indebtedness” of any Person means, without duplication: (i) indebtedness created, issued or incurred by such Person for borrowed money or payment obligations issued or incurred by such Person in substitution or exchange for payment obligations for borrowed money; (ii) obligations evidenced by notes, bonds, debentures or other similar Contracts, (iii) obligations of such Person in respect of “earn-out” or deferred purchase or acquisition price for any property of such Person (excluding trade payables incurred in the ordinary course of business consistent with past practice); (iv) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (v) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a finance lease on a balance sheet of such Person under GAAP; (vi) indebtedness incurred under the Revolving Credit Facility, (vi) the Convertible Notes, (vii) obligations under Contracts relating to interest rate protection, swap agreements, collar agreements and other hedging arrangements and (viii) indebtedness of others as described in clauses (i) through (viii) above guaranteed by such Person or any “keep well” or other agreement to maintain any financial statement condition of another Person; provided, however, that Indebtedness does not include (x) accounts payable or accrued expenses arising in the ordinary course of business consistent with past practice, in each case, that are not yet due and payable, or are being disputed in good faith and (y) liabilities or obligations solely between the Company and any wholly-owned Subsidiary of the Company or solely between wholly-owned Subsidiaries of the Company.

“Indemnified Liabilities” has the meaning set forth in Section 7.1(a).

“Indemnified Persons” has the meaning set forth in Section 7.1(a).

“Intellectual Property” means all rights, title, and interests in and to all intellectual property and other similar intangible rights of every kind and nature however denominated in any jurisdiction, whether registered or unregistered, including in and to: (i) any invention disclosures, patents (including all reissues, divisions, continuations, continuations-in-part and extensions thereof) and patent applications; (ii) any trademarks, service marks, trade names, business names, brand names, logos, trade dress, and other indicia of source or origin, and all applications and registrations for any of the foregoing, including any and all goodwill associated therewith; (iii) any works of authorship, copyrights, copyright registrations and copyright applications; (iv) any Software, database rights and any other rights in Software and other technology; (v) any social media accounts and handles and internet domain names; (vi) any trade secrets, know-how and confidential information and all other proprietary information that derives independent economic value from not being generally known to the public (the items described in this clause (vi), collectively, “Trade Secrets”); (vii) any rights of privacy and publicity and moral rights; and (viii) any rights arising under Law or Contract relating to any of the foregoing.

“Intermediary” means each investment adviser, bank, broker-dealer, insurance company, retirement plan sponsor, retirement account recordkeeper or similar business with which an Adviser Subsidiary has entered into a Non-Public Fund Advisory Contract.

“Intermediary Client” means a Non-Public Fund Advisory Contract Client to which any Adviser Subsidiary provides investment advisory services pursuant to a Tri-Party Advisory Contract. For the avoidance of doubt, the term “Intermediary Client” does not mean an investor in a Non-Public Fund in its capacity as an investor.

“Intermediary Advisory Contract” means a Non-Public Fund Advisory Contract between an Adviser Subsidiary and an Intermediary, other than an Intermediary Client.

“Intervening Event” has the meaning set forth in Section 8.4(f)(ii).

“Investment Company Act” means the Investment Company Act of 1940 and the rules thereunder.

“IRS” means the United States Internal Revenue Service or any successor agency.

“knowledge” means the actual knowledge of the knowledge individuals described in the immediately following sentence, after reasonable inquiry of their respective direct reports. For purposes of this definition, the term “knowledge individuals” means (i) in the case of the Company, the individuals listed in Section 1.1 of the Company Disclosure Schedules and (ii) in the case of Parent, the individuals listed in Section 1.1(a) of the Parent Disclosure Schedules.

“Law” means any federal, national, state, municipal, provincial, local, foreign or multinational law, rule, regulation, statute, ordinance, code, judgment, order, decree, treaty, convention, governmental directive or other legally enforceable requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity, including common law.

“Legacy Plans” has the meaning set forth in Section 6.2(b).

“Limited Guarantees” has the meaning set forth in the recitals.

“Material Contract” has the meaning set forth in Section 4.18(b).

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” has the meaning set forth in Section 2.5(a)(i).

“Merger Sub” has the meaning set forth in the preamble.

“Merger Sub Board” has the meaning set forth in the recitals.

“Merger Sub Shareholder Approval” has the meaning set forth in Section 7.2(b).

“New Plans” has the meaning set forth in Section 6.2(b).

“Non-Public Fund Advisory Contract” means an Advisory Contract that is with a Non-Public Fund Advisory Contract Client.

“Non-Public Fund Advisory Contract Client” means an Advisory Contract Client that is not a Public Fund.

“Non-U.S. Plan” means a Company Benefit Plan that is sponsored or maintained primarily for the benefit of current or former managers, directors, officers, employees, or other individual independent contractors outside of the United States.

“Notice Period” has the meaning set forth in Section 8.4(f)(i)(C).

“NYSE” means the New York Stock Exchange.

“Open Source Software” means any Software or other components or materials that are distributed as “free software” or “open source software” (as such terms are commonly understood in the software industry), including software code or other materials that are licensed under a Creative Commons License, open database license, the Mozilla Public License, the GNU General Public License, GNU Lesser General Public License, Common Public License, Apache License, BSD License, or MIT License and all other licenses identified by the Open Source Initiative as “open source licenses”.

“Order” means any judgment, temporary restraining order, preliminary or permanent injunction or other order, decree, writ or ruling by or with any Governmental Entity.

“Organizational Documents” means the certificate or articles of incorporation, bylaws, memorandum of association, certificate or articles of association, limited partnership agreement, declaration of trust, operating agreement or equivalent governing document of a Person, as applicable, as amended and in effect on the date of the Agreement.

“other Party” means (i) when used with respect to the Company, Parent and Merger Sub and (ii) when used with respect to Parent or Merger Sub, the Company.

“Other Required Company Filing” has the meaning set forth in Section 8.2(b).

“Outside Date” has the meaning set forth in Section 10.1(b)(ii).

“Owned Real Property” has the meaning set forth in Section 4.17(a).

“Parent” has the meaning set forth in the preamble.

“Parent Board” has the meaning set forth in the recitals.

“Parent Disclosure Schedules” has the meaning set forth in the introductory paragraph to Article V.

“Parent Material Adverse Effect” means any Effect that would or would reasonably be expected to, individually or in the aggregate, prevent or materially delay Parent’s or Merger Sub’s ability to consummate the Transactions on or before the Outside Date.

“Parent Related Parties” has the meaning set forth in Section 10.3(f).

“Parent Terminable Breach” has the meaning set forth in Section 10.1(d)(ii).

“Parent Termination Fee” means $220,000,000.

“Party” and “Parties” have the respective meanings set forth in the preamble.

“Paying Agent” has the meaning set forth in Section 3.1.

“Payoff Amount” has the meaning set forth in Section 6.3(f).

“Permit” means any permit, license, certificate, approval, certification, accreditations, variation, exemption or waiver, order, consent, grant, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of or required to be obtained from any Governmental Entity or pursuant to any Law.

“Permitted Encumbrances” means:

(a) statutory encumbrances for Taxes, assessments or other charges by Governmental Entities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings for which adequate reserves have been established in the balance sheet of the Company and its Subsidiaries (including the notes thereto) included in the Company SEC Documents;

(b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, and similar Encumbrances granted or that arise in the ordinary course of business consistent with past practice;

(c) Encumbrances securing payment, or any obligation, of the Company or any of its Subsidiaries with respect to outstanding Indebtedness so long as there is no default under such Indebtedness;

(d) Encumbrances granted in the ordinary course of business consistent with past practice in connection with the insurance or reinsurance business of the Company or any of its Subsidiaries on cash and cash equivalent instruments or other investments, including Encumbrances granted (i) in connection with (A) pledges of such instruments or investments to collateralize letters of credit delivered by the Company or any of its Subsidiaries, (B) the creation of trust funds for the benefit of ceding companies, (C) underwriting activities of the Company or any of its Subsidiaries, (D) deposit liabilities, (E) statutory deposits, (F) common-course securities lending, repurchase, reverse repurchase, and short-sale transactions and (G) premium trust funds and other funds held under trust in connection with conducting the business of the Company or any of its Subsidiaries and (ii) with respect to investment securities held in the name of a nominee, custodian, depository, clearinghouse, or other record owner;

(e) pledges or deposits by the Company or any of its Subsidiaries under workmen’s compensation Laws, unemployment insurance Laws, or similar legislation, or good faith deposits in connection with bids, tenders, Contracts, or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business consistent with past practice;

(f) zoning, building codes, entitlement, and other land use and environmental regulations by any Governmental Entity;

(g) licenses of Intellectual Property granted to third parties by the Company or any of its Subsidiaries;

(h) easements, rights-of-way, encroachments, restrictions, conditions and other similar Encumbrances incurred or suffered in the ordinary course of business consistent with past practice and that, individually or in the aggregate, have not materially impaired, and would not be reasonably expected to materially impair, the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location;

(i) transfer restrictions imposed by Law;

(j) Encumbrances created by or through actions of Parent and any of its Affiliates;

(k) such other Encumbrances or imperfections that are not material in amount or do not materially detract from the value of or materially impair the existing use of the property or asset affected by such Encumbrance or imperfection;

(l) Encumbrances that affect the underlying fee interest of any Company Leases; and

(m) Encumbrances resulting from the Revolving Credit Facility.

“Person” means any individual, partnership, limited or unlimited liability company, corporation, joint stock company, trust, estate, joint venture, Governmental Entity, association or unincorporated organization, or any other form of business or professional entity.

“Personal Data” means any information that, alone or in combination with other information, can reasonably be used to identify, directly or indirectly, a natural person, including any information defined as “personal data”, “personally identifiable information”, “nonpublic personal information”, “payment card information” under any applicable Law.

“Preferred Equity Commitment Letter” has the meaning set forth in the recitals.

“Preferred Shares” means preferred shares, par value $0.005 per share, of the Company.

“Privacy Obligations” has the meaning set forth in Section 4.19(i).

“Private Fund” means each vehicle for individual or collective investment (in whatever form of organization, including the form of a corporation, company, limited liability company, partnership, association, trust or other entity, and including each separate portfolio or series of any of the foregoing) (i) that is not registered or required to be registered with the SEC as an investment company under the Investment Company Act and (ii) for which an Adviser Subsidiary acts as the sponsor, general partner, managing member, trustee, investment manager, investment advisor, sub-advisor or in a similar capacity.

“Proceeding” means any claim (including a claim of a violation of applicable Law or Environmental Law), cause of action, action, audit, demand, litigation, suit, proceeding, complaint, notice of assessment, charge, investigation, examination, inquiry, hearing, arbitration, mediation or other proceeding at law or in equity, in each case whether civil, criminal, administrative, investigative or otherwise, whether in contract, in tort or otherwise, and regardless of whether such claim, cause of action, action, audit, demand, litigation, suit, proceeding, complaint, notice of assessment, charge, investigation, inquiry, hearing, arbitration, mediation or other proceeding results in a formal civil or criminal litigation or regulatory action.

“Process” or “Processing” means the collection, access, acquisition, compilation, storage, use, disclosure, processing, safeguarding, security, disposal, destruction, sharing, transfer or other action involving information.

“Program Agreement” means a Contract under which the Company or an Adviser Subsidiary contracts with a model provider or sub-manager, as described in the Adviser Subsidiaries’ Form ADVs.

“Prohibited Financing Amendments” has the meaning set forth in Section 8.9(a).

“Proxy Statement” means the proxy statement filed by the Company with the SEC in connection with the Company Shareholder Approval, including any amendments and supplements thereto.

“Public Fund” means each vehicle for collective investment (in whatever form of organization, including the form of a corporation, company, limited liability company, partnership, association, trust or other entity, and including each separate portfolio or series of any of the foregoing) (i) that is registered with the SEC as an investment company under the Investment Company Act (including any business development company regulated as such under the Investment Company Act), and (ii) for which an Adviser Subsidiary acts as the sponsor, general partner, managing member, trustee, investment manager, investment adviser, sub-adviser, or in a similar capacity.

“Public Fund Board” has the meaning set forth in Section 6.6(a).

“QPAM Exemption” has the meaning set forth in Section 4.15(k).

“Regulatory Documents” has the meaning set forth in Section 4.15(j).

“Release” means any release, spill, emission, leaking, pumping, pouring, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Substances into or through the indoor or outdoor environment, including the movement of Hazardous Substances through or in the air, soil, surface water, or groundwater.

“Replacement Equity Financing” has the meaning set forth in Section 8.9(a).

“Representatives” means, with respect to any Person, its respective Subsidiaries and its and their respective officers, directors, employees, accountants, consultants, agents, legal counsel, financial advisors and other advisors or representatives of such Person.

“Required Consents” has the meaning set forth in Section 8.1(a).

“Required Funding Amount” has the meaning set forth in Section 5.8.

“Revolving Credit Facility” means that certain Third Amended and Restated Credit Agreement, dated February 4, 2022, by and between the Company, the Guarantors party thereto, the Administrative Agent and the lenders party thereto (as the same may be amended, modified or otherwise supplemented from time to time).

“Rollover” has the meaning set forth in the Support and Rollover Agreements.

“Rollover Shares” has the meaning set forth in the Support and Rollover Agreements.

“Rollover Stockholders” means Blackhawk Investment Holding, LLC and FMR LLC.

“Sanctions Target” means: (i) any country or territory that is the target of country-wide or territory-wide Economic Sanctions/Trade Laws, including, as of the date of this Agreement, Iran, Cuba, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, the disputed territories of Kherson and Zaporizhzhia and North Korea; (ii) a Person that is on the list of Specially Designated Nationals and Blocked Persons or any of the other sanctions persons lists published by the United States Treasury Department Office of Foreign Assets Controls, or any equivalent list of sanctioned Persons issued by the United States Department of State; (iii) a Person that is located in or organized under the Laws of a country or territory that is identified as the subject of country-wide or territory-wide Economic Sanctions/Trade Laws; or (iv) an entity owned 50% or more or controlled by a country or territory identified in clause (i) or person in clause (ii) above.

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.6(a).

“SEC” means the United States Securities and Exchange Commission.

“SEC Clearance Date” has the meaning set forth in Section 8.2(e).

“Securities Act” means the United States Securities Act of 1933.

“Security Breach” has the meaning set forth in Section 4.19(g).

“Software” means computer software programs and databases, including all source code, object code, firmware, specifications, designs and documentation therefor.

“SRO” means (i) any “self-regulatory organization in the securities or futures industry” as defined in Section 3(a)(26) of the Exchange Act, (ii) any other U.S. or foreign securities exchange, futures exchange, commodities exchange or contract market and (iii) any other exchange or corporation or self-regulatory body or organization created or empowered by statute, rule, regulation or at the direction of any governmental authority, including, without limitation, FINRA and the NFA.

“Subject Courts” has the meaning set forth in Section 11.11.

“Subject Indebtedness” has the meaning set forth in Section 6.3(f).

“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which at least one of the following is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries: (i) at least 50% of the securities or ownership interests having by their terms common voting power (or any other form of voting or controlling equity interest in the case of a Person that is not a corporation) to elect a majority of the board of directors or other Persons performing similar functions, (ii) a general partner interest or (iii) a managing member interest.

“Superior Proposal” means any bona fide written Acquisition Proposal that the Company Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) (i) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects and terms and conditions of the proposal (including certainty of closing, the identity of the Person making the proposal and any termination or break-up fees and conditions to consummation), that the Company Board deems relevant, and (ii) if consummated, would be more favorable, from a financial point of view, to the holders of Common Shares (in their capacity as such) than the Merger (taking into account any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “15%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”

“Support and Rollover Agreements” has the meaning set forth in the preamble.

“Surviving Company” has the meaning set forth in Section 2.1(a).

“Systems” means all networks, servers, switches, endpoints, Software, platforms, electronics, websites, storage, firmware, hardware, and related information technology, and all electronic connections between them, that are owned, operated or used by the Company or any of its Subsidiaries in the conduct of business, including in connection with their products or services.

“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition” or any other antitakeover statute or similar statute enacted under applicable Law.

“Tax” or “Taxes” means any and all United States federal, state, local or non-United States taxes, charges, fees, duties, contributions, levies, imposts or other similar assessments or liabilities, however denominated, including income, gross receipts, value added, activity, capital, capital stock, capital gains, inventory, sales, use, ad valorem, goods and services, net worth, custom duties, transfer, franchise, profits, premium, license, environmental, registration, withholding, payroll, employment, unemployment, workers compensation, social security (or similar), disability, excise, penalty, estimated, windfall, alternative or add-on minimum, severance, stamp, occupation, real property, personal property or other taxes of any kind whatsoever that are in the nature of a Tax, including any interest, penalties or additions to Tax and additional amounts imposed with respect thereto, whether disputed or not.

“Tax Authority” means any Governmental Entity responsible for the assessment, collection, imposition or administration of any Tax.

“Tax Returns” means any return, declaration, report, claim for refund, information return, statement or similar filing relating to Taxes, including any schedule or attachment thereto, or any amendment thereof.

“Trade Secret” has the meaning set forth in the definition of Intellectual Property.

“Training Data” means training data, validation data, and test data or databases used to train or improve an algorithm or otherwise used in AI Technologies.

“Transaction Litigation” has the meaning set forth in Section 8.8.

“Transactions” means (i) the execution and delivery of this Agreement and the Ancillary Agreements, (ii) the Merger, (iii) the Rollover and (iv) the other transactions contemplated by this Agreement and the Ancillary Agreements.

“Tri-Party Advisory Contract” means a Non-Public Fund Advisory Contract pursuant to which an Intermediary and an Adviser Subsidiary each provides investment advisory services to an Intermediary Client.

“Trustee” has the meaning set forth in the applicable Convertible Notes Indentures.

“Type 1 Advisory Contract Client” has the meaning set forth in Section 6.6(b) of the Company Disclosure Schedules.

“Type 2 Advisory Contract Client” has the meaning set forth in Section 6.6(b) of the Company Disclosure Schedules.

“Union” has the meaning set forth in Section 4.14(k).

“Willful and Material Breach” means, with respect to any Party, a material breach by such Party of any obligation, covenant or agreement hereunder that is a consequence of an act undertaken by such Party (or the failure by such Party to take an act it is required to take hereunder) with knowledge that the taking of (or failure to take) such act would, or would reasonably be expected to, cause a breach of this Agreement.

EXHIBIT B

Certificate of Incorporation

SIXTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

of

Envestnet, Inc.

1. The name of this corporation is Envestnet, Inc. (the “Corporation”).

2. The registered office of the Corporation in the State of Delaware is located at 4001 Kennett Pike, Suite 302, in the City of Wilmington, County of New Castle 19807. The name of its registered agent at such address is Maples Fiduciary Services (Delaware) Inc.

3. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

4. The total number of shares of stock that the Corporation shall have authority to issue is one thousand (1,000) shares of Common Stock, $0.001 par value per share. Each share of Common Stock shall be entitled to one vote.

5. Except as otherwise provided in the provisions establishing a class of stock, the number of authorized shares of any class or series of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the corporation entitled to vote irrespective of the provisions of Section 242(b)(2) of the DGCL.

6. The business and affairs of the Corporation shall be managed by or under the direction of the board of directors (the “Board of Directors”). The size of the Board of Directors shall be determined as set forth in the bylaws of the Corporation, as in effect from time to time (the “Bylaws”). The election of directors need not be by written ballot unless the Bylaws shall so require.

7. In furtherance and not in limitation of the power conferred upon the Board of Directors by law, the Board of Directors shall have power to make, adopt, alter, amend and repeal from time to time the Bylaws of the Corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal Bylaws made by the Board of Directors.

8. To the fullest extent permitted by law, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL or any other law of the State of Delaware is amended after approval by the stockholders of this paragraph to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of the foregoing provisions of this paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of, or increase the liability of any director or officer of the Corporation with respect to any acts or omissions of such director or officer occurring prior to, such repeal or modification.

9.

A. Liability. A director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except for liability (i) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director or officer derived an improper personal benefit. If the DGCL is amended after approval by the stockholder of this Section 9 to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer, as applicable, shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

B. General Right to Indemnification and Advancement. Each person who is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation or of a partnership, joint venture, trust, employee benefit plan or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified and advanced expenses by the Corporation, in accordance with the provisions of this Section 9, to the fullest extent authorized by law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) or any other applicable laws as presently or hereinafter in effect. The right to indemnification and advancement of expenses hereunder shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, provision of the certificate of incorporation or bylaws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.

C. General. The Corporation shall, to the fullest extent permitted by law, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, have reasonable cause to believe that his conduct was unlawful.

D. Actions by or in the Right of the Corporation. The Corporation shall indemnify to the fullest extent permitted by law any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture or trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

E. Indemnification Against Expenses. To the extent that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 9(C) and 9(D), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

F. Board Determinations. Any indemnification under Sections 9(C) and 9(D) (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Sections 9(C) and 9(D). Such determination shall be made with respect to a person who is a director or officer at the time of such determination: (a) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum; (b) by a committee of such directors designated by majority vote of such directors, even though less than a quorum; or (c) if there are no such disinterested directors, by the stockholders.

G. Advancement of Expenses. Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized by law or in this section. Such expenses incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.

H. Nonexclusive. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall not be deemed exclusive of any other rights to which any director or officer of the Corporation seeking indemnification or advancement of expenses may be entitled under any other by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding office, and shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such a person.

I. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of the General Corporation Law of the State of Delaware, the certificate of incorporation or this Section 9.

J. Certain Definitions. For purposes of this Section 9: (a) references to “the Corporation” shall include, in addition to the Corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was serving at the request of such constituent corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the corporation” shall include any service as a director or officer of the Corporation which imposes duties on, or involves services by, such director or officer with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation.”

K. Change in Governing Law. In the event of any amendment or addition to Section 145 of the General Corporation Law of the State of Delaware or the addition of any other section to such law which shall limit indemnification rights thereunder, the Corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Delaware, indemnify to the fullest extent authorized or permitted hereunder, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Corporation), by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding.

L. Repeal or Modification of Indemnification. Any amendment, repeal or modification of this Section 9 shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

10. To the maximum extent permitted from time to time under the law of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its directors or stockholders. No amendment or repeal of this paragraph shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such director or stockholder becomes aware prior to such amendment or repeal. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this paragraph. As used herein, “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust association or any other entity.

11. The books of the Corporation may (subject to any statutory requirements) be kept outside the State of Delaware as may be designated by the Board of Directors or in the Bylaws of the Corporation.

12. If at any time the Corporation shall have a class of stock registered pursuant to the provisions of the Securities Exchange Act of 1934, for so long as such class is so registered, any action by the stockholders of such class must be taken at an annual or special meeting of stockholders and may not be taken by written consent.

13. The Corporation hereby elects not be governed by Section 203 of the DGCL.

[Remainder of Page Intentionally Left Blank]

EXHIBIT C

Form of Support and Rollover Agreement

[Omitted.]

C-1